UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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IDEXX Laboratories, Inc.
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Notice of 2022 Annual Meeting of Shareholders & Proxy Statement

IDEXX

About IDEXX

IDEXX was incorporated in Delaware in 1983, and our principal executive office is located at One IDEXX Drive, Westbrook, Maine 04092. IDEXX is a member of the S&P 500® Index and is a leader in pet healthcare innovation, offering diagnostic and software products and services that deliver solutions and insights to practicing veterinarians around the world. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk and point-of-care and laboratory diagnostics for human medicine.

90%
of our revenues in 2021 came from our Companion Animal Group (CAG) business.

Our CAG products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful and effective practices.

Our Purpose
To be a great company that creates exceptional long-term value for our customers, employees, and shareholders by enhancing the health and well-being of pets, people, and livestock.

March 31, 2022
To Our Colleagues, Shareholders and Other Stakeholders,
Thanks to the continued strong leadership of our management team and the resilience, collaboration and focus of our employees this past year, IDEXX successfully partnered with our customers to advance the standard of pet healthcare. These accomplishments were achieved in the face of ongoing pandemic challenges, guided by an unwavering commitment to our Purpose to enhance the health and well-being of pets, people and livestock.
Our strong operational execution and focus enabled IDEXX to deliver exceptional financial performance in 2021. We achieved 19% reported revenue growth, and 16% organic revenue growth, over 2020. This revenue growth performance was driven by 20% reported revenue growth, and 18% organic revenue growth, in Companion Animal Group (CAG) Diagnostics recurring revenues.1 Our diluted earnings per share (EPS) grew 28%, compared to 2020, and we achieved comparable EPS growth of 29%.2 Our annual total shareholder return in 2021 was 32%, which outperformed the benchmark S&P 500 Index and the S&P 500 Healthcare Index.
While sustaining outstanding operational execution and focus throughout the year to deliver these impressive results, we also advanced important strategic initiatives in 2021, positioning IDEXX for future growth and long-term value creation. Highlights include:
•Enhancement of Our Commercial Capabilities in Key International Regions – We believe regions outside the U.S. represent a significant growth opportunity for our CAG business. To realize that opportunity, we have been strategically enhancing our global commercial capabilities in key regions. In 2021 we successfully expanded our commercial presence in Germany, France and South Korea, enabling significant increases in veterinary customer contacts. At the same time, we also matured the development of global centers of excellence to provide scalable sales operations and other support to all our local, in-region commercial organizations.
•Advancement of Our Innovation Agenda – We successfully completed the commercial launch of ProCyte OneTM Hematology Analyzer, our next-generation, point-of-care hematology analyzer, with over 2,500 analyzers delivered globally. This instrument offers accurate, real-time blood test results, is easy to use and affordable and takes up less space than our best-in-class ProCyte Dx® Hematology Analyzer — and customer response has been overwhelmingly positive. With ProCyte One, accurate in-clinic hematology testing is accessible for veterinarians worldwide, helping to advance pet healthcare globally. This new offering strengthens and further differentiates our in-house veterinary diagnostic solutions, while also delivering a multiplier effect to propel growth across our full CAG diagnostic solution.
•Expansion of Our Software Portfolio with the ezyVet Acquisition – In 2021 we acquired and successfully integrated the ezyVet veterinary practice information management system (PIMS) business. A cloud-native and industry-leading PIMS, ezyVet offers advanced capabilities and intuitive workflow. With the addition of ezyVet to our portfolio, we offer a full range of cloud-based PIMS options that meet the needs of general practice and specialty veterinary clinics, as well as corporate groups.
•Corporate Responsibility Advancements – Corporate responsibility is core to our culture. We have made significant progress in our environmental, social and governance (ESG) activities in 2021, including completing ESG materiality and carbon footprint assessments, as well as disclosing our latest Consolidated EEO-1 data on our website. We believe our efforts in the ESG area benefit the communities we serve, support talent acquisition and retention and enhance our ability to provide continued long-term value creation for our stakeholders. For more information, refer to the discussion under “ESG” beginning on page 8.
We could not be prouder or more grateful for the teamwork and professionalism of our employees around the world, whose efforts resulted in record performance during 2021, despite a challenging landscape. Thank you for your continued support, and we look forward to joining you on May 11th at our annual meeting.
Sincerely,

Jonathan J. Mazelsky President and Chief Executive Officer	Lawrence D. Kingsley Independent Non-Executive Board Chair
1    Information regarding organic revenue growth, which is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure, and its reconciliation to reported revenue growth is provided in Appendix A.
2    Information regarding comparable EPS growth, which is a non-GAAP financial measure, and its reconciliation to reported EPS growth is provided in Appendix A.
2022 Proxy Statement | 1

Notice of 2022 Annual Meeting
of Shareholders
NOTICE IS HEREBY GIVEN of the 2022 annual meeting of shareholders (2022 Annual Meeting) of IDEXX Laboratories, Inc. We will first make available to our shareholders this Proxy Statement and the form of proxy relating to the 2022 Annual Meeting, as well as our 2021 Annual Report on Form 10‑K filed with the SEC on February 16, 2022, on or about March 31, 2022. The 2022 Annual Meeting will be held:

DATE AND TIME Wednesday, May 11, 2022, 10:00 a.m., Eastern Time	LOCATION Virtual meeting online via audio webcast at www.virtualshareholdermeeting.com/IDXX2022
RECORD DATE
The Company’s Board of Directors has fixed the close of business on March 14, 2022 as the record date for the determination of shareholders entitled to notice of and to vote at the 2022 Annual Meeting.

Shareholder Voting Matters Summary

Proposal	Board Vote Recommendation	Page Number for More Information
Proposal One Election of Directors	FOR each nominee	19
Proposal Two Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	47
Proposal Three Advisory Vote to Approve Executive Compensation	FOR	51
Virtual Meeting Admission
Shareholders of record as of March 14, 2022, will be able to participate in the 2022 Annual Meeting by visiting www.virtualshareholdermeeting.com/IDXX2022. To participate in the 2022 Annual Meeting, shareholders of record will need the control number included on their Notice of Internet Availability of the proxy materials, on their proxy card or on the instructions that accompanied their proxy materials. The annual meeting will begin promptly at 10:00 a.m., Eastern Time. Online check-in will begin at 9:30 a.m., Eastern Time, and you should allow ample time for the online check-in procedures.
Pre-Meeting Forum
The online format for our 2022 Annual Meeting also allows us to communicate more effectively with you through our online pre-meeting forum, which can be accessed at www.proxyvote.com for beneficial owners and www.proxyvote.com/idxx for registered shareholders. At this online pre-meeting forum, you can submit questions in advance of our 2022 Annual Meeting, vote, view the Rules of Conduct and Procedures relating to the 2022 Annual Meeting and access copies of proxy materials and our annual report.

By order of the Board of Directors, Sharon E. Underberg Executive Vice President, General Counsel and Corporate Secretary Westbrook, Maine March 31, 2022	How To Vote	For registered holders:	For beneficial owners:
	BY TELEPHONE	1-800-690-6903*	1-800-454-8683*
	BY INTERNET	Before the meeting: www.proxyvote.com During the meeting: www.virtualshareholdermeeting.com/IDXX2022.*
	BY MAIL	Request a paper proxy card by calling 1-800-579-1639 or send an email at sendmaterial@proxyvote.com.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
*    You will need your 16-digit control number available from the Notice sent to you from Broadridge.
2 | 2022 Proxy Statement

TABLE OF CONTENTS
2022 Proxy Statement | 3

2021 Financial Performance Highlights‡
For more complete information, review our 2021 Annual Report on Form 10-K filed with the SEC on February 16, 2022, which can be accessed on our website (www.idexx.com).

organic revenue growth $3.215 billion	operating profit $932 million	diluted earnings per share EPS $8.60
+20% growth in CAG Diagnostics recurring revenue, or +18% organic revenue growth, over 2020	29% of revenue +330 bps over 2020 on reported basis +220 bps over 2020 on comparable basis	+29% over 2020 on comparable basis

OPERATING CASH FLOW	FREE CASH FLOW	ROIC
$756 million	$636 million	59%
+17% over 2020	+18% over 2020 and 85% of net income

CAPITAL ALLOCATED TO SHARE REPURCHASES, 2016 – 2021†
$2.2 billion	11%	$223.26
Capital allocated to share repurchases	Percentage of outstanding shares repurchased	Average share repurchase price

Comparison of Cumulative Five-Year Total Shareholder Return*

‡    Information regarding the following non-GAAP (generally accepted accounting principles in the United States of America under generally accepted accounting principles in the United States of America) financial measures and their calculation is provided in Appendix A: organic revenue growth, comparable operating margin improvement, comparable EPS growth, free cash flow, ratio of free cash flow to net income and after-tax return on invested capital, excluding cash and investments (ROIC).
†    For the period from December 31, 2016 to December 31, 2021.
*    Assumes the investment of $100 on December 31, 2016 in IDEXX’s common stock, the S&P 500 Index, the S&P 500 Health Care Index and the NASDAQ Stock Market Index (U.S. Companies) (NASDAQ Index) and the reinvestment of dividends, if any.
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GENERATING LONG-TERM VALUE
Generating Long-Term Value
We believe that the long-term financial potential of our business is significant, as reflected in the model below:*

Revenue Growth 10%+	+	Operating Margin Expansion 50 – 100 bps	+	Capital Allocation Leverage 1% – 2% Incremental EPS Growth	Long-Term EPS Growth Potential 15% – 20%
We aim to achieve these financial goals by successfully executing our Purpose-driven, long-term strategy:

•Focused on Growing the Highly Attractive Global Pet Healthcare Space – Global pet healthcare has excellent long-term secular growth characteristics. In fact, we estimate that the total global addressable companion animal diagnostics opportunity is approximately $37 billion, with approximately ⅔ of this estimated opportunity located in regions outside the U.S. We seek to realize and expand that opportunity by bringing innovative products and services to market and driving their broad adoption.
•Sustained Investment in Innovation – We aim to advance global pet healthcare standards of care through innovation, supporting the long-term development of global pet healthcare. Our sustained, substantial R&D investments enable us to introduce novel diagnostic and software products and services, afford unparalleled new product development capability and result in a robust pipeline. In addition, our innovative diagnostic solutions are fully backed by peer-reviewed and third-party studies, where possible, that confirm their claims and capabilities.
•Customer Focus – We have the largest and most-experienced companion animal diagnostics field-based professional organization in the world, which enables us to develop and strengthen our relationships with our customers, including individual veterinarian customers, and drive faster adoption of our innovations and advances in pet healthcare standards. We continue to invest in our customer development and commercial capabilities, with an increased focus on key international regions.
•Expansion of Our Recurring Revenue Business Model – Our business is designed around a durable, recurring revenue business model, with robust growth and profit characteristics and supported by our extraordinary customer loyalty and high retention rates. The largest contributor to our total revenues is our CAG Diagnostics recurring revenue, which constituted 79% of our total 2021 revenue.
•Commitment to Sustained Growth in Financial Performance – We have a consistent track record of organic revenue growth, operating margin expansion, strong free cash flow generation and a disciplined approach to capital allocation. As a result, our investments in our business have yielded an impressive 59% ROIC in 2021.**
Highly Attractive Global Pet Healthcare Factors and Trends

Factors and trends supporting sustained growth in global pet healthcare include:
•The enduring bond between humans and their pets, which is increasing in strength across successive generations of pet parents.
•Pet parents’ ever-increasing desire to support the health and well-being of companions that many consider part of their families and their willingness to commit their time and money toward veterinary care.
•Growth in the global pet population, which accelerated during the pandemic.
•Veterinary care providers’ ever-advancing ability and intent to provide a high medical standard of pet care, including increased focus on services offered within the clinic.
•New veterinary care models, such as curbside concierge service and telehealth, which emerged during the pandemic and support clinical visit growth.
•Our diagnostic and software innovations that:
•Expand veterinarians’ medical toolkit, including AI-powered diagnostic insights and support.
•Enable pets — who cannot speak for themselves — to communicate more precisely their health status and problems.
•Support increased productivity and efficiency in veterinary clinic practices and more effective, technology-enabled communications with pet parents.

*    Our long-term financial potential model represents our projected annual gains, assuming that foreign currency exchange rates remain the same and excluding year-over-year changes in share-based compensation tax benefits and non-recurring or unusual items.
**    Information regarding ROIC, or after-tax return, excluding cash and investments, and its calculation is provided in Appendix A.

2022 Proxy Statement | 5

Key Business Highlights
IDEXX’s Innovation Built on Decades of Sustained R&D Investment and Capability Development
Consistent with our Guiding Principle to innovate with intelligence, we have made significant R&D investments for decades, which, combined with our deep knowledge of our customers and their needs, have enabled us to introduce a steady stream of innovative CAG diagnostic and software products and services. Many of these innovations expand the testing capabilities of our existing instrument platforms as part of our Technology for Life approach of continuing to enhance the diagnostic value of our instruments.

Some CAG Product Innovations
IDEXX Preventive Care – An Innovative, Customer-Focused Product and Service Offering
As veterinary medicine advances, supported by IDEXX diagnostic innovations, the relevance and medical benefits of diagnostic tests for pets during wellness visits, as part of a preventive care protocol, continue to grow. Preventive care offers an opportunity for our veterinarian customers to deliver better medical care to pet patients, while building stronger relationships with pet parents. By leveraging medical insights supported by big data studies with our deep understanding of customers’ needs and concerns, we are able to offer an innovative turnkey solution for our customers that want to implement preventive care protocols: IDEXX Preventive Care.
IDEXX Preventive Care combines our innovative diagnostic tests in preventive care profiles that are specially designed for well-patient testing, together with staff training and consultation services and pet parent communications materials to assist and support veterinary practices that want to implement preventive care protocols for their patients. IDEXX Preventive Care not only supports the advancement of veterinary standards of care, but also represents a significant growth opportunity for IDEXX with a total addressable U.S. opportunity estimated to be $3.0 billion. Since the launch of IDEXX Preventive Care in 2017, we have enrolled over 5,400 practices in North America in IDEXX Preventive Care.

Unique, Differentiated Assay Development
IDEXX SDMA® Test – Detecting the renal biomarker SDMA helps veterinarians identify impairment of a patient’s renal glomerular filtration rate, or GFR, which is a serious medical condition that may result from various medical conditions and diseases. With early detection, veterinarians have more options to diagnose, treat and manage disease. In October 2019, SDMA-based staging guidelines were included in the International Renal Interest Society’s chronic kidney disease staging guidelines, in recognition of how SDMA reflects kidney function. We believe our IDEXX SDMA Test highly differentiates our offering.

Instrument Platform Development
ProCyte One Hematology Analyzer – With over 2,500 analyzers delivered globally since commercial launch in 2021, the ProCyte One analyzer delivers real-time, accurate complete blood count (CBC) results from a blood sample drawn during a patient visit. This next-generation, point-of-care hematology analyzer is easy to use, takes up less space than our best-in-class ProCyte Dx® Hematology Analyzer and is priced attractively.
Catalyst One® Chemistry Analyzer – Delivers real-time chemistry, electrolytes and immunoassay results from a blood sample drawn during a patient visit. It integrates with most customer practice management systems, while also being connected real-time with IDEXX for support and continued software upgrades, as part of our Technology for Life approach.
Catalyst Dx® and Catalyst One Chemistry Analyzers Test Menu Expansion – As part of our Technology for Life philosophy, we continue to add important tests to the test menu, such as our Catalyst® Bile Acids Test in 2020. In 2022 we plan to add our new Catalyst® SDMA Test, featuring an innovative technology that enables SDMA testing to be run without a reagent cup, reducing waste, while also reducing the number of steps to run the test and time to results.

2021 Global Premium Instrument Placements
•Approximately 8,137 premium chemistry instruments, resulting in a global installed base of ~56,500 instruments.
•Approximately 5,763 premium hematology instruments, including over 2,500 ProCyte One analyzers, resulting in a global installed base of ~38,200 instruments.
•Approximately 2,692 SediVue Dx® Urine Sediment Analyzers, resulting in a global installed base of ~13,200 analyzers.

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KEY BUSINESS HIGHLIGHTS

Artificial Intelligence (AI) and Machine Learning
Expanded Global Customer Development and Commercial Capabilities
We believe that developing and deepening strong relationships with our veterinarian customers help to deliver better care to patients, drive broader adoption of our products and services and maintain high customer loyalty. Beginning in 2015, we transitioned to a model in which we directly market our CAG products to U.S. veterinarians. We also executed similar all-direct strategies in international regions in recent years. Today, almost 99% of our CAG products and services are sold in countries where we have a direct presence.
We also expanded our global field organization to support the execution of our growth strategy. As a result, the number of our global CAG field-based professionals has grown to approximately 1,000 as of December 31, 2021.
In addition, because regions outside the U.S. represent approximately ⅔ of the total global addressable companion animal diagnostics opportunity (estimated to be approximately $37 billion), we have been strategically enhancing our global commercial capabilities in key international regions by expanding our in-region commercial presence on a rolling basis, including Germany, France and South Korea in 2021, and developing global centers of excellence to scalably support sales and other operations for all regions.

SediVue Dx Urine Sediment Analyzer Featuring Neural Network 6.0 – Automates urine sediment analysis, a traditionally laborious and variable process, while expanding its clinical value by finding more underlying disease, and sooner. It uses neural network algorithms similar to facial recognition technology to identify clinically relevant urine sediment particles and captures high-contrast digital images that become part of the permanent patient record. Neural Network 6.0, the latest release of this analyzer’s algorithmic software, uses a growing image bank, now including 800 million images, and machine learning to continuously improve the algorithms’ ability to identify abnormalities in urine samples. This release increases bacteria sensitivity, helping to detect the presence of urinary tract infections faster, enabling our customers to practice better medicine.
Clinical Decision Support for IDEXX 4Dx® Plus Test – The IDEXX 4Dx Plus Test, which is the most accurate test for canine vector-borne diseases (such as heartworm and Lyme disease), now features clinical decision support on VetConnect® Plus software to help veterinarians interpret test results faster. Following a positive result, clinical decision support on VetConnect Plus provides follow-up considerations and patient-specific guidance to help veterinarians make fast and accurate diagnoses and determine appropriate treatment plans.

Customer-Facing Software and Connectivity Innovations
Helping Veterinarians Diagnose and Treat Cancer in Our Pets
In the U.S. alone, roughly 6 million new cancer diagnoses are made in dogs, and a similar number in cats each year.
Building on our expertise in cancer pathology with the goal of enhancing the lives of pets, in January 2022 we broadened our reference laboratories’ offering in North America to include comprehensive cancer diagnostics and support services:
•A liquid biopsy test that uses innovative DNA sequencing technology to aid in diagnosing the most common canine cancers.
•A diagnostic panel for biopsy tissues to identify genetic mutations in dogs, assisting in therapy selection and personalized treatment options.
•Newly designed diagnostic profiles to support cancer therapy management and monitoring.
Through these accessible, innovative offerings, we continue to support our customers as they strive to advance the standard of care for their patients and practice better medicine.

ezyVet PIMS – Cloud-native and industry-leading PIMS acquired and successfully integrated into our software portfolio in 2021, complementing our other cloud-based PIMS offerings, which include IDEXX Neo® and Cornerstone® Cloud. Offering advanced capabilities and intuitive workflow, it integrates with over 100 other veterinary software applications and programs and is a leading platform for advanced and specialty veterinary clinics.
Enhanced VetConnect PLUS Mobile App – Mobile cloud-based software that enables veterinarians to access and analyze patients’ data from all IDEXX diagnostic modalities. Recently enhanced, it provides streamlined case management, easier-to-read reports and more intuitive navigation — all available in multiple languages – allowing our customers to spend less time looking for information and more time with patients.

2022 Proxy Statement | 7

ESG
Corporate responsibility is core to our culture and reflected in our ESG activities. We believe these activities benefit the communities where we live and work, support talent acquisition and retention and enable our continued, long-term value creation for the benefit of all our stakeholders.

Since January 2021, we have made significant progress, including:
•Completed ESG materiality and carbon footprint assessments with the assistance of third-party experts.
•Disclosed our latest Consolidated EEO-1 data on our website, increasing transparency in the composition of our U.S. workforce.
•Launched in the first quarter of 2022 a global gender pay equity assessment for our employees in nine countries, representing approximately 89% of our global employee population, as well as a racial pay equity assessment for our U.S. employees.
•Adopted a Policy on Political Contributions and Public Policy Engagement that formalizes our long-standing practice of not making political contributions and confirms we do not have a political action committee.
•Through the IDEXX Foundation, initiated global projects supporting access to clean water and climate adaptation, veterinary care in underserved communities, disaster response, and mental health and diversity, equity, and inclusion (DEI) in the veterinary field.

We plan to release an updated Corporate Responsibility Report later in 2022. This updated report will provide more information regarding the above, as well as our other ESG activities and progress, and include disclosure aligned with the Sustainability Accounting Standards Board standards and Task Force on Climate-related Financial Disclosures (TCFD) recommendations.
To learn more about corporate responsibility at IDEXX and access our most recent Corporate Responsibility Report, please visit the Corporate Responsibility section of our website (www.idexx.com).

Environmental – Sustainability and Innovation at IDEXX
IDEXX’s culture of innovation, continuous improvement and entrepreneurial spirit are core to advancing environmental sustainability within our products, processes and facilities.
Our 2021 ESG materiality assessment identified climate and energy, packaging sustainability and product stewardship as important issues to our stakeholders. Using the results of this assessment, as well as our 2021 carbon footprint assessment, we are currently developing a multi-year environmental sustainability strategy and roadmap, which will include carbon-related targets. In addition, our progress on these issues since January 2021 includes:

Climate and Energy
We are conducting a climate-related-scenario analysis under the TCFD framework and expect to include TCFD-aligned disclosures in our next Corporate Responsibility Report, including:
•2019, 2020 and 2021 greenhouse gas emissions (Scopes 1 and 2).
•Carbon-related targets.
•Climate-related risks and opportunities.

Packaging Sustainability
In 2021, we transitioned to environmentally-friendly insulated packaging when shipping cold consumables in the U.S. As a result, we estimate that we will avoid using approximately 330,000 pounds of polystyrene foam during 2022.
Beginning in 2022, we plan to make this same packaging transition for our cold consumable shipments in Europe.

Product Stewardship
We integrated sustainability considerations in the design of our ProCyte One hematology analyzer, which began shipping to customers in 2021. As a result, this instrument:
•Is made with fewer components, making it easier to service.
•Reduces waste by using consumables with recyclable packaging and containers.
•Has a low-power mode to minimize electricity usage.

Other selected accomplishments since January 2021
•Signed multiple twenty-year solar power purchase agreements for the purchase of locally sourced renewable energy, supporting the development and operation of new solar energy generation facilities and our transition to using more renewable energy.
•Plan to introduce in 2022 our new Catalyst SDMA Test, featuring a new innovative technology that enables SDMA testing to be run without using a reagent cup, reducing waste. Expanding the test menu for our Catalyst chemistry analyzer demonstrates our continued Technology for Life philosophy of sustaining the useful economic lives of our instruments.

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ESG

Social – Human Capital, Supply Chain and Human Rights
As innovation and customer focus are important parts of our strategy, we aim to attract, motivate, develop and retain talented employees at all levels who are aligned with and passionate about our Purpose. We seek to build and sustain an inclusive, ethical culture that values DEI; offer competitive and locally relevant compensation and benefits; and provide growth and development opportunities.
For additional information regarding our general approach to human capital, refer to the “Human Capital” section of our 2021 Annual Report on Form 10-K.
Our 2021 ESG materiality assessment also validated supply chain management and human rights as important issues to our stakeholders. We are currently developing a strategy for our supply chain to further advance responsible and sustainable sourcing and support human rights across our entire value chain.

Selected human capital, supply chain and human rights accomplishments since January 2021

DEI Strategy and Roadmap
We have made good progress against our multi-year global DEI strategy and roadmap, including:
•Increased the percentage of women in senior leadership positions to 34% as of December 31, 2021, as compared to 30% as of December 31, 2020.
•Launched a formal enterprise-wide DEI Education Program for all employees globally, including required training for all managers globally, in 2021.
•Strengthened DEI practices in our human capital management and talent acquisition processes.

Supply Chain and Human Rights
We launched an online IDEXX Supplier Resource Center, which transparently discloses our expectation that our suppliers operate in a socially and environmentally responsible manner in compliance with our Supplier Code of Conduct.

Our Front-line Workers
In 2021, we began an initiative to actively engage in understanding better what matters most to our critical front-line workers, who comprise more than 40% of our workforce, and what drives their engagement and retention. Some of the actions taken in 2021 as a result of this increased focus include:
•Increased the frequency of bonus payments to twice per year for our U.S. operations workers.
•Advanced market competitive pay increases, as appropriate.
In 2022, we plan to further leverage the insights gained to develop a roadmap for improving front-line worker engagement and retention.

Governance – Corporate Governance, Leadership and Ethics
IDEXX is committed to sound corporate governance practices that benefit all our stakeholders, including our shareholders, customers, employees, communities and suppliers. Our shareholders elect our Board, which acts as a steward for IDEXX and our stakeholders. The Board and its committees meet throughout the year and regularly engage with management as part of fulfilling their oversight responsibilities and duties.
The Board has adopted corporate governance policies and practices, including Corporate Governance Guidelines, which provide a framework for effective Board oversight. The Governance and Corporate Responsibility Committee regularly assesses the corporate governance landscape to identify emerging practices that are aligned with our Purpose and enhance the creation of long-term stakeholder value. With that perspective, the Governance and Corporate Responsibility Committee reviews our Corporate Governance Guidelines and other corporate governance policies and practices (including all Board committee charters following review by each respective committee) at least annually and, as necessary or advisable, recommends enhancements to the full Board for its approval. As a result, the Board has adopted the following corporate governance practices:
•Led by an independent Board Chair
•Proxy access rights for our shareholders
•Majority vote standard in uncontested director elections
•No shareholder rights plan (poison pill)
•Robust stock ownership and retention guidelines for our Board and senior executives
•Pledging, hedging and short sales of stock prohibited
•Clawback policy for performance-based incentive compensation
The full text of the Corporate Governance Guidelines; the charters of the Audit, Compensation and Talent, Finance, and Governance and Corporate Responsibility Committees; and our Code of Ethics can be found on the Corporate Governance section of our website (www.idexx.com).
2022 Proxy Statement | 9

Board Oversight of Legal and Ethical Conduct
The Audit Committee oversees our Code of Ethics compliance monitoring, and the full Board exercises oversight over our compliance program for legal and ethical conduct.
The General Counsel regularly updates the Audit Committee of any ethical concerns raised through the IDEXX Ethics Hotline, which is hosted by an independent third party. The General Counsel also evaluates the treatment of potential or actual violations of our Code of Ethics in accordance with our applicable policies and procedures, and generates an annual benchmarking report. The Audit Committee briefs the full Board on these matters. In addition, the General Counsel and Chief Compliance Officer annually provide the full Board with an update on our corporate compliance program, including our Code of Ethics and data privacy, anti-bribery and corruption, and trade sanctions compliance programs.
Board Oversight of Cybersecurity
Our full Board oversees our cybersecurity risk management program. This program is led by our Chief Information Security Officer and his team and is overseen by a senior management-level cybersecurity risk steering committee that includes our Head of Internal Audit and General Counsel. Our program is designed to protect and preserve the confidentiality, integrity and continued availability of all information owned by, or in the care of, IDEXX. This program also includes a cyber incident response plan that provides controls and procedures for timely and accurate reporting of any material cybersecurity incident to executive leadership and the Board. Our Chief Information Officer and Chief Information Security Officer review our cybersecurity risks and risk management program and activities at least annually with the Board and provide additional updates on an as-needed basis.
Board Oversight of Corporate Responsibility and ESG Matters
Our full Board oversees our overall strategy and management of material ESG risk and opportunities, and our Board committees provide support as follows:

Audit Committee	Compensation and Talent Committee	Governance and Corporate Responsibility Committee
•Beginning in 2022, reviews controls and procedures for disclosures relating to ESG matters •Reviews disclosures in Annual Reports on Form 10-K and other periodic reports
•Oversees human capital and talent, such as:
◦Diversity, equity and inclusion
◦Pay equity
◦Employee engagement
◦Talent recruitment, development and retention
◦Health and wellness
•Reviews executive compensation and human capital disclosures in proxy statements and Annual Reports on Form 10-K

•Oversees environmental sustainability and social matters (other than human capital and talent), such as:
◦Climate change and sustainability
◦Supply chain and human rights
◦Community and government relations
◦Charitable and political contributions
•Reviews significant ESG disclosures not addressed by other Board committees

Selected accomplishments since January 2021
•Amended our board committee charters and Corporate Governance Guidelines to clarify ESG oversight accountabilities.
•Updated our insider trading policy and guidelines to reflect current best practices for insider trading compliance.
•Refreshed our cyber incident response plan and completed a cybersecurity tabletop exercise with executive leadership.
•Launched refreshed annual Code of Ethics training for all employees around the world in January 2022.

Our Response to COVID-19
Protecting Employee Safety and Health
As the COVID-19 pandemic spread globally in early 2020, we quickly took action to protect the safety and health of our employees in alignment with public health guidance. The majority of our employees transitioned to working from home, and we implemented significant restrictions on business travel and in-person meetings, which we have adjusted over time as conditions and public health guidance evolved. For our employees engaged in critical on-site work, we implemented additional safety and hygiene measures and protocols. We also provided a work-from-home fund to assist employees and added paid time off and caregiving support to enhance employee health and well-being.
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ESG
We highly recommend the COVID-19 vaccination to our employees and provide our U.S. employees with additional paid time off to receive their COVID-19 vaccine and recover from any resulting side effects. While many of our employees have continued to work from home since March 2020, we have re-opened some of our offices, consistent with public health guidance and protocols, and support flexible work options. We continue to monitor the state of the pandemic to ensure the continued safety and health of our employees.
Supporting Our Customers
In addition to modifying some of our commercial and business practices to protect the health and safety of our field professionals and veterinarian customers, we also focused on managing pandemic-related supply chain and logistics issues and maintaining safe and continued operations of our global manufacturing, distribution and reference laboratories sites to ensure we provide our veterinarian customers a consistent supply of our products and services.
Contributing to the Pandemic Response through Human COVID-19 Testing
We have contributed to efforts in the fight against COVID-19 through supplying our OPTI SARS-CoV-2 RT-PCR test kits for human COVID-19 to customers around the world. We also support COVID-19 testing in the State of Maine by providing these test kits and human COVID-19 testing laboratory services to the Maine Center for Disease Control and Prevention.
Additionally, we also partnered with other regulatory agencies globally to supply tests to support pandemic mitigation efforts and supply customers with the Water SARS-CoV-2 RT-PCR test kit and protocol for wastewater testing, creating an important epidemiological tool to track the prevalence of COVID-19 in communities.
2022 Proxy Statement | 11

Proxy Voting Roadmap

PROPOSAL ONE

Election of Directors To elect Jonathan W. Ayers, Stuart M. Essig, Jonathan J. Mazelsky and M. Anne Szostak as Class III Directors with a term expiring at the 2025 Annual Meeting.

The Board of Directors recommends a vote “FOR” the four Director nominees up for election
Refer to page 19 for further information about our Director nominees
Board Composition, Backgrounds and Skills
The following summarizes key information regarding the composition, backgrounds and skills of our Board. For more information, refer to our Directors’ biographical information under “Director Nominees and Board Biographies” beginning on page 20.

Director Independence	Gender Diversity	Born and Raised Outside U.S.	Racial or Ethnic Diversity

Director Age	Director Tenure

Skills and Experience Matrix
The table below highlights many of the key skills, experiences and competencies that our Directors bring to the Board. This high-level summary is not intended to be an exhaustive list of each Director’s skills, experiences or contributions to the Board. Further details about each Director’s skills, experiences and qualifications are set forth in their individual biographies.

	Jonathan W. Ayers	Bruce L. Claflin	Asha S. Collins, PhD	Stuart M. Essig, PhD	Daniel M. Junius	Lawrence D. Kingsley	Jonathan J. Mazelsky	Sam Samad	M. Anne Szostak	Sophie V. Vandebroek, PhD
Executive Leadership	✓	✓		✓	✓	✓	✓	✓	✓	✓
Financial Reporting / Accounting	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Science and Technology	✓	✓	✓	✓	✓		✓	✓		✓
Human Capital Management / Compensation	✓	✓		✓		✓	✓	✓	✓	✓
International Business	✓	✓		✓		✓	✓	✓	✓	✓
Operations	✓	✓	✓	✓		✓	✓	✓	✓	✓
Sustainability / ESG	✓							✓		✓
Cybersecurity										✓
Capital Markets	✓	✓		✓	✓	✓	✓	✓	✓
12 | 2022 Proxy Statement

PROXY VOTING ROADMAP

Backgrounds
Board Member	Gender		Race/Ethnicity						Sexual Identity
	Male	Female	Asian/Pacific Islander	Black/African American	Caucasian/White	Hispanic/Latinx	Middle-Eastern/North African	Native American	LGBTQ+
Jonathan W. Ayers
Bruce L. Claflin
Asha S. Collins, PhD
Stuart M. Essig, PhD
Daniel M. Junius
Lawrence D. Kingsley
Jonathan J. Mazelsky
Sam Samad
M. Anne Szostak
Sophie V. Vandebroek, PhD
2022 Proxy Statement | 13

PROPOSAL TWO

Ratification of Appointment of Independent Registered Public Accounting Firm To ratify the selection of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for 2022.

	Fiscal Years Ended December 31,
	2021 ($)	2020 ($)
Audit fees	$2,410,842	$2,116,625
Audit-related fees	—	—
Tax fees	2,284,402	997,592
All other fees	900	900
Total fees	$4,696,144	$3,115,117

The Board of Directors recommends a vote “FOR” this item
Refer to page 47 for further information about our independent auditors

PROPOSAL THREE

Advisory Vote to Approve Executive Compensation (“say-on-pay”)
To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (NEOs) as disclosed in this Proxy Statement.

The Board of Directors recommends a vote “FOR” this item
Refer to the below and page 51 for further information about our executive compensation program
Our Executive Compensation Program
Our executive compensation program consists of three key elements: base salary, annual performance-based cash bonus and equity-based long-term incentives, which in total are within a competitive range of our market. Because it relates most directly to the creation of shareholder value over time, variable, at-risk compensation is a higher percentage of total compensation for our senior executives, including our NEOs, than for our other employees. The total 2021 direct compensation mix for our Chief Executive Officer (CEO) and our other NEOs is detailed below:

Elements of 2021 Direct Compensation for CEO and Other NEOs (Average)

Base Salary Represents 11% (CEO) and 19% (other NEOs) of total target direct compensation opportunity. Equity-Based Long-Term Incentives Represents 66% (CEO) and 57% (other NEOs) of total target direct compensation opportunity. Annual Performance-Based Cash Bonus Represents 23% (CEO) and 24% (other NEOs) of total target direct compensation opportunity. Cash bonus targets were 125% of base salary (CEO) and 75% of base salary (other NEOs), and actual for 2021 was paid at 165% of target for the CEO and for the other NEOs. At Risk
14 | 2022 Proxy Statement

CORPORATE GOVERNANCE
Corporate Governance
Board Refreshment and Succession Planning
Our Governance and Corporate Responsibility Committee identifies, reviews and recommends candidates for nomination to our Board in accordance with its charter and our Corporate Governance Guidelines. To ensure it selects candidates who will contribute to Board effectiveness and the continued fulfillment of our Purpose, our Governance and Corporate Responsibility Committee actively plans for Board succession and refreshment throughout the year:

Strategic and Risk Review
This annual strategic planning process and enterprise risk assessment informs the Governance and Corporate Responsibility Committee’s understanding of the specific skill sets that would contribute to Board effectiveness

Board Self-Assessment
Governance and Corporate Responsibility Committee uses this annual assessment to identify any future needs – particularly in light of our long-term strategy, risks and potential Director retirements

Board Composition Review Governance and Corporate Responsibility Committee annually reviews the Board composition and each Director’s skill set

Recruitment and Nomination Process Governance and Corporate Responsibility Committee identifies and evaluates potential candidates, and the Board recommends nominees

Election Shareholders vote on nominees

Eight new independent Directors joined the Board in the past ten years
Each year, our Governance and Corporate Responsibility Committee leverages insights from the Board’s annual review of our long-term strategic plan and related risk assessment to identify the capabilities, skills and experiences it believes would best enable our Board to support our Purpose, including the creation of exceptional long-term shareholder and stakeholder value, in both the present and the future.
The Governance and Corporate Responsibility Committee then considers the results of our annual Board self-assessment and evaluates the Board’s composition and each Director’s skill set to determine whether our Directors’ current capabilities, skills and experiences align with the long-term needs of our Board.
Based on this review, coupled with our Director age limit in our Corporate Governance Guidelines — which requires each Director to retire at the next Annual Meeting after their 73rd birthday, except as may be approved by the Board — the Governance and Corporate Responsibility Committee determines whether and when Board refreshment is needed, as well as the capabilities, skills and experiences that candidates should possess.
The Governance and Corporate Responsibility Committee then engages in the process described below under “Director Nomination Process.” Once candidates are recommended to the Board, the Board selects nominees to be voted upon by our shareholders, or if a candidate is recommended to fill a Board vacancy, they may be elected by the vote of a majority of the Directors then in office.
2022 Proxy Statement | 15

Diversity and our Board
We believe that diversity on our Board, including but not limited to gender, racial and ethnic diversity, helps drive innovation and a better understanding of our stakeholders and contributes to Board effectiveness.
Accordingly, our Governance and Corporate Responsibility Committee and Board focus on ensuring representation of a wide range of backgrounds and experiences on our Board and consider the value of diversity of all types in the Board member nomination process. In particular, the Governance and Corporate Responsibility Committee actively seeks out and includes highly-qualified, diverse candidates (including women and persons with racially or ethnically diverse backgrounds) in the pool of potential Board nominees.
As a result of our Board’s sustained focus on refreshment and diversity, we have added eight new independent members in the past ten years, and we are proud of the diversity of our Board.

Board Diversity Matrix (As of March 1, 2022)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	1
Did Not Disclose Demographic Background	0
Directors with Disabilities: 1
Directors who identify as Middle Eastern: 1
Directors born and raised outside the United States: 2
For more information regarding the composition, backgrounds and skills of our Board, refer to the information above on page 15 under “Board Composition, Backgrounds and Skills” and our Directors’ individual biographical information under “Director Nominees and Board Biographies” beginning on page 20.
16 | 2022 Proxy Statement

CORPORATE GOVERNANCE
Director Nomination Process

1	2

The Governance and Corporate Responsibility Committee identifies, evaluates, recruits and makes recommendations to the Board regarding candidates for election by the shareholders or to fill vacancies on the Board using the criteria described below. The process followed by the Governance and Corporate Responsibility Committee includes:
•Receiving recommendations from the Board, management and shareholders;
•Actively seeking and including diverse individuals who fit the Board’s search criteria (including women and persons with racially/ethnically diverse backgrounds) in the pool of potential candidates;
•Holding meetings to evaluate biographical information and background material relating to potential candidates; and
•Interviewing selected candidates.

In addition, the Governance and Corporate Responsibility Committee, in some instances, will engage an executive search firm to assist in recruiting candidates. In such cases, the executive search firm assists the Governance and Corporate Responsibility Committee in:
•Identifying a diverse slate of potential candidates who fit the Board’s search criteria (including women and persons with racially/ethnically diverse backgrounds);
•Obtaining candidate resumes and other biographical information;
•Conducting initial interviews to assess candidates’ qualifications, fit and interest in serving on the Board;
•Scheduling interviews with the Governance and Corporate Responsibility Committee, other members of the Board and management;
•Performing reference checks; and
•Assisting in finalizing arrangements with candidates who receive an offer to join the Board.

Director Nominee Criteria, Diversity and Qualifications
To be considered for nomination to the Board, a candidate must meet the following minimum criteria:
•Reputation for integrity, honesty and adherence to high ethical standards;
•Demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to our current and long-term objectives;
•Willingness and ability to contribute positively to our decision-making process;
•Record of substantial achievement in one or more areas that are relevant to us and a general understanding of the issues facing public companies of a size and operational scope similar to us;
•Commitment to understanding us and our industry and to devoting adequate time and effort to Board responsibilities, including regularly attending and participating in Board and Committee meetings;
•Interest in and understanding of the sometimes conflicting interests of our various constituencies, which include shareholders, employees, customers, government entities, suppliers, creditors and the general public, and willingness to act in the interests of our stakeholders in a manner consistent with applicable fiduciary duties; and
•Absence of any conflict of interest, or appearance of a conflict of interest, that would impair the Director’s ability to fulfill the responsibilities of a Director.
Our Governance and Corporate Responsibility Committee and Board also focus on ensuring representation of a wide range of backgrounds and experiences on our Board and consider the value of diversity of all types in the Board member nomination process, as described above under “Diversity and Our Board.”
In addition, the Governance and Corporate Responsibility Committee evaluates whether potential candidates possess the desired capabilities, skills and experiences that would best enable our Board to support our Purpose, including the creation of exceptional long-term shareholder value, in both the present and the future, as described above under “Board Refreshment and Succession Planning,” and whether the candidates meet the other applicable requirements under our Corporate Governance Guidelines, including the Director independence requirements described under “Director Independence” beginning on page 27 and the maximum number of directorships generally permitted for our Directors. The Corporate Governance Guidelines provide that, unless an exception has been granted by the Board:
•Directors cannot serve on more than three other public company boards;
•Audit Committee members cannot serve on more than two other public company audit committees or, if an Audit Committee member is a retired certified public accountant, chief financial officer or controller, or is a retired executive with similar experience, then they cannot serve on more than three other public company audit committees; and
2022 Proxy Statement | 17

•Directors who are CEOs of other public companies cannot serve on more than two other public company boards (including the board of their employer).
Shareholder Recommendation and Nomination of Directors
Shareholders who want to recommend a candidate for Director should submit the name of the candidate to our Executive Vice President, General Counsel and Corporate Secretary at our principal executive offices, together with biographical information and background material sufficient for the Governance and Corporate Responsibility Committee to evaluate the recommended candidate based on its selection criteria, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date the recommendation is made. Assuming that appropriate biographical and background material has been provided on a timely basis, the Governance and Corporate Responsibility Committee will apply the same criteria, and follow substantially the same process, in considering each qualifying shareholder recommendation as it does in considering other candidates. If the Board determines to nominate a shareholder-recommended candidate and recommends their election, then their name will be included on the proxy card for our next Annual Meeting.
Shareholders also have the right under our Amended and Restated By-Laws to nominate Director candidates directly, without any action or recommendation on the part of the Governance and Corporate Responsibility Committee or the Board, by following the procedures described under “Other Nominations or Items of Business” on page 88. Candidates nominated by shareholders directly in accordance with the procedures set forth in our Amended and Restated By-Laws will not be included on our proxy card for the next Annual Meeting, but may be included on proxies the nominating shareholders seek independently, unless both the nominating shareholder(s) and the candidates nominated by them satisfy the requirements of our proxy access bylaw, as described under “Proxy Access Nominations” on page 88.
Majority Voting and Director Resignation
Our Amended and Restated By-Laws provide that, in an election of Directors where the number of nominees does not exceed the number of Directors to be elected, a nominee who does not receive a majority of votes cast with respect to their election will not be elected.
Pursuant to our Director Resignation Policy included in our Corporate Governance Guidelines, a Director who is not re-elected is required to promptly tender their resignation, and the Governance and Corporate Responsibility Committee would make a recommendation to the Board as to whether to accept the resignation. Following the Governance and Corporate Responsibility Committee’s recommendation, the Board would determine whether or not to accept that Director’s resignation, considering any factors it deems relevant. The Board must act on the recommendation of the Governance and Corporate Responsibility Committee within 90 days of the certification of the shareholder vote.
18 | 2022 Proxy Statement

CORPORATE GOVERNANCE
Proposal One – Election of Directors
Our Board of Directors is divided into three classes, and members of each class hold office for three-year terms as set forth below:
◦Class I Directors – currently three Directors whose terms expire at the 2024 Annual Meeting;
◦Class II Directors – currently three Directors whose terms expire at the 2023 Annual Meeting; and
◦Class III Directors – currently four Directors whose terms expire at the 2022 Annual Meeting.
Upon recommendation of the Governance and Corporate Responsibility Committee, the Board has nominated Mr. Jonathan W. Ayers, Dr. Stuart M. Essig, Mr. Jonathan J. Mazelsky and Ms. M. Anne Szostak, our current Class III Directors, for re-election as Class III Directors, and the Board is asking shareholders to elect them for three-year terms expiring at the 2025 Annual Meeting.
Dr. Essig and Ms. Szostak each meet NASDAQ Stock Market (NASDAQ) independence requirements, and all of our nominees have consented to serve, if elected. If any of the nominees becomes unable to serve, proxies can be voted for a substitute nominee, or the Board may choose to reduce the size of the Board.
Biographical information for all of our Directors, including the Director nominees, is provided below, along with information regarding some of the key experiences, qualifications, attributes and skills that our Directors bring to the Board and that contributed to each Director’s selection as a Board member and each Director nominee’s nomination for re-election at our 2022 Annual Meeting. There are no family relationships among the executive officers or Directors of IDEXX.
For a summary of key information regarding the composition, backgrounds and skills of our Board, refer to the information above on page 12 under “Board Composition, Backgrounds and Skills” and page 16 under “Diversity and Our Board.”

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends that you vote “FOR” the election of Mr. Ayers, Dr. Essig, Mr. Mazelsky and Ms. Szostak.

2022 Proxy Statement | 19

Director Nominees and Board Biographies
Class III Director Nominees Whose Terms Would Expire in 2025

Jonathan W. Ayers

Mr. Ayers was our Board Chair from January 2002 to November 2019 and President and CEO from January 2002 to June 2019. After leaving IDEXX executive management in 2019, Mr. Ayers served as Senior Advisor to the Company from November 2019 to July 2021, and since September 2021, he has served as the Board Chair of Panthera Corporation, a non-profit organization devoted to global wild cat conservation. Before joining IDEXX, Mr. Ayers held various executive leadership positions at United Technologies Corporation and its business unit Carrier Corporation from 1995 to 2001. Prior to that, Mr. Ayers held various investment banking positions at Morgan Stanley & Co. for nine years. Mr. Ayers holds an undergraduate degree in Molecular Biophysics and Biochemistry from Yale University and an MBA from Harvard Business School, with high distinction.
Qualifications
As our former Board Chair, President and CEO for more than seventeen years, Mr. Ayers brings outstanding leadership skills, a comprehensive institutional knowledge of our business, strategy and evolving risk landscape and insightful perspectives into our primary sector: global pet healthcare. Mr. Ayers also brings significant and diverse experience in many relevant areas, including international business, technology, capital markets, investment banking and finance, which contribute to his service on our Board, including on the Finance Committee. In addition, as our Board Chair from January 2002 to November 2019, Mr. Ayers gained significant corporate governance and board leadership experience, and through serving as Board Chair of Panthera, Mr. Ayers has acquired ESG and sustainability experience.

Non-Employee Director Age: 66 Director since: January 2002 •Board Chair (January 2002 – November 2019) Committees: Finance

Stuart M. Essig, PhD

Dr. Essig has served as the Chair of the Board of Directors of Integra LifeSciences Holdings Corporation since 2012, and he first joined Integra’s Board of Directors in 1997. In addition, Dr. Essig was Integra’s Chief Executive Officer from 1997 until 2012. Since 2012, he has also served as Managing Director of Prettybrook Partners LLC, a family office focused on investing in the healthcare industry. He is a Venture Partner at Wellington Partners Advisory AG, a venture capital firm, and a Senior Advisor to TowerBrook Capital Partners. Before joining Integra, Dr. Essig was a managing director in mergers and acquisitions for Goldman, Sachs and Co., specializing in the medical device, pharmaceutical and biotechnology sectors. Dr. Essig holds an undergraduate degree from the School of Public and International Affairs at Princeton University, and a PhD in Financial Economics and an MBA from the University of Chicago.
Qualifications
As the former Chief Executive Officer of Integra LifeSciences Holdings Corporation and its current Board Chair, Dr. Essig has extensive executive leadership experience in developing, executing and overseeing the corporate strategy of a rapidly growing medical device company. Dr. Essig also brings broad knowledge of the healthcare industry and deep capital markets, investment banking and financial services expertise, which inform his service as Chair of our Board’s Finance Committee. Dr. Essig’s service on public company boards, including in leadership roles, provides valuable additional perspective on corporate governance and other board-related matters.

Independent Director
Age: 60
Director since: July 2017
Committees:
Finance (Chair)
Governance and Corporate Responsibility
Other current public company director service:
•Integra LifeSciences Holdings Corporation (since 1997) (Chairman since 2012)
•SeaSpine Holdings Corporation (since June 2015) (Lead Director since July 2015)
Former public company
director service:
•Owens & Minor, Inc. (October 2013 to August 2019)
•St. Jude Medical, Inc. (March 1999 to January 2017)
•Vital Signs, Inc. (1998 to 2002)
•Zimmer Biomet Holdings, Inc. (2005 to 2008)

20 | 2022 Proxy Statement

CORPORATE GOVERNANCE

Jonathan J. Mazelsky

Mr. Mazelsky has served as President and CEO of IDEXX since October 2019. Prior to that, Mr. Mazelsky served as our Interim President and CEO from June 2019 to October 2019, and he was an Executive Vice President responsible for our North American Companion Animal Group Commercial Organization and key elements of the innovation portfolio, including our IDEXX VetLab® in-house diagnostics, Diagnostic Imaging, Veterinary Software and Services, Rapid Assay and Telemedicine lines of business, from August 2012 to June 2019. Before joining IDEXX, Mr. Mazelsky was a Senior Vice President and General Manager from 2010 to 2012 of Computed Tomography, Nuclear Medicine and Radiation Therapy Planning at Philips Healthcare, a subsidiary of Royal Philips Electronics (now named Royal Philips). Previously he held a series of other leadership roles with increasing responsibilities during his tenure at Philips beginning in 2001. Prior to joining Philips, Mr. Mazelsky was at Agilent Technologies, where he was an Executive in Charge from 2000 to 2002, leading the integration of Agilent’s Healthcare Group into Philips. He also served as a General Manager of the Medical Consumables Business Unit at Agilent Technologies from 1997 to 2000. From 1988 to 1996, Mr. Mazelsky held a number of roles at Hewlett Packard in finance, marketing and business planning. Mr. Mazelsky holds an undergraduate degree in Mathematics from the University of Rochester and an MBA from the University of Chicago.
Qualifications
As our President and CEO, Mr. Mazelsky brings demonstrated leadership, management and operational capabilities, a deep understanding of IDEXX, our industries and business sectors and our innovative products and services and a compelling strategic vision for continued long-term, sustainable growth at IDEXX. Mr. Mazelsky also has extensive leadership and management experience at other global enterprises in healthcare markets, providing valuable insights. In addition, as our CEO and a Board member, he effectively connects the Board with management and supports effective Board oversight that is informed by his understanding of IDEXX, as well as our employees, customers and other stakeholders.

Director and President and Chief Executive Officer Age: 61 Director since: October 2019 Committees: None

M. Anne Szostak

Ms. Szostak founded Szostak Partners, an executive coaching and human resources consulting firm, in 2004 and as President of Szostak Partners, she provides strategic advice and counsel to clients. Previously, Ms. Szostak had a 31-year career with Fleet/Boston Financial Group (now Bank of America), a diversified financial services company, until her retirement in 2004. She served as Board Chair and Chief Executive Officer of Fleet Bank-Rhode Island from 2001 to 2003, Corporate Executive Vice President and Chief Human Resources Officer of FleetBoston Financial Group from 1998 to 2004 and Board Chair, President and Chief Executive Officer of Fleet-Maine from 1991 to 1994. Ms. Szostak holds an undergraduate degree from Colby College, and she has completed several executive education programs at Harvard Business School.
Qualifications
Through her executive leadership roles at Fleet/Boston Financial Group, including serving as the Chief Executive Officer of two major bank subsidiaries and as Chief Human Resources Officer, Ms. Szostak brings extensive leadership, management, financial services and human resources experience to the Board. In particular, Ms. Szostak has deep expertise in human capital management, which is a key driver for our strategy of innovation. Ms. Szostak also leverages her substantial public company board experience, including in committee chair roles, in her service on our Board, including as Chair of the Compensation and Talent Committee.

Independent Director
Age: 71
Director since: July 2012
Committees:
Audit
Compensation and Talent (Chair)
Other current public company director service:
•Tupperware Brands Corporation (since 2000)
Former public company
director service:
•Belo Corporation (2004 to 2013)
•ChoicePoint Corporation (2005 to 2008)
•Dr. Pepper Snapple Group, Inc. (May 2008 to July 2018)
•SFN Group, Inc. (2005 to 2011)

2022 Proxy Statement | 21

Class I Directors Whose Terms Expire in 2024

Bruce L. Claflin

Mr. Claflin served as President, Chief Executive Officer and a member of the board of directors of 3Com Corporation from January 2001 until his retirement in 2006, and he served as President and Chief Operating Officer of 3Com from August 1998 to January 2001. Before joining 3Com, Mr. Claflin worked at Digital Equipment Corporation as Senior Vice President, Sales and Marketing from 1997 to 1998 and as Vice President and General Manager of the PC Business Unit from 1995 to 1997. Before joining Digital Equipment Corporation, Mr. Claflin worked at IBM for 22 years, where he held senior management positions in sales, marketing, research and development and manufacturing. Mr. Claflin holds an undergraduate degree in Political Science from Pennsylvania State University.
Qualifications
As the past Chairman and Chief Executive Officer of 3Com Corporation, a large international public technology company, Mr. Claflin brings extensive leadership, management and corporate strategy experience. Through Mr. Claflin’s various executive and senior management roles at IBM and Digital Equipment Corporation, he acquired significant experience in manufacturing, operations and international business transactions, as well as a deep understanding of advanced technology. Mr. Claflin’s service on other public company boards, including as the Non-Executive Chairman of the Board of Advanced Micro Devices, a global semiconductor company, offers valuable perspective.

Independent Director
Age: 70
Director since: July 2015
Committees:
Audit
Governance and Corporate Responsibility (Chair)
Other current public company director service:
•Ciena Corporation (since 2006)
Former public company
director service:
•Advanced Micro Devices, Inc. (August 2003 to April 2017) (Chairman March 2009 to May 2016)
•3Com Corporation (2001 to 2006)
•Time Warner Telecom (2000 to 2003)

Asha S. Collins, PhD

Dr. Collins has served as General Manager of Biobanks at DNAnexus, Inc. since August 2021. Previously, Dr. Collins served as the Head of U.S. Clinical Operations at Genentech, Inc., a subsidiary of Roche Holding A.G., from May 2018 to June 2021. Prior to joining Genentech, Dr. Collins held several senior leadership positions at McKesson Corporation between September 2014 and March 2018, including Vice President of Clinical Sourcing and Business Development from November 2015 to March 2018 and Senior Director, Corporate Strategy and Business Development from September 2014 to November 2015. She was previously Principal Consultant at Quintiles from 2011 to 2014 and Manager at Deloitte Consulting from 2008 to 2011. In July 2019, Dr. Collins was selected as a Health Innovators Fellow by The Aspen Institute. Dr. Collins holds an undergraduate degree in Biology from the University of Pittsburgh and a PhD in Cancer Biology and Microbiology from the University of Wisconsin-Madison.
Qualifications
As the General Manager of Biobanks at DNAnexus, Inc., Dr. Collins is a proven entrepreneur, innovator and values-based leader in the healthcare field. Dr. Collins brings a deep scientific understanding, as well as valuable strategic, operational and management experience at life science and healthcare companies.

Independent Director Age: 46 Director since: November 2020 Committees: Finance Governance and Corporate Responsibility

22 | 2022 Proxy Statement

CORPORATE GOVERNANCE

Sam Samad

Mr. Samad has served as the Senior Vice President and Chief Financial Officer of Illumina, Inc. since January 2017. Before joining Illumina, Mr. Samad held several senior leadership positions at Cardinal Health between November 2007 and January 2017, including Senior Vice President and Corporate Treasurer from February 2012 to January 2017, with leadership responsibility for Cardinal Health’s China business. He was previously Senior Vice President and Chief Financial Officer for the pharmaceutical segment of Cardinal from 2009 to 2012, and Vice President, Healthcare Supply Chain Services. He also previously held finance roles at Eli Lilly and Pepsico Inc. Mr. Samad received his undergraduate degree in Business Administration from the American University of Beirut in Lebanon and his MBA from McMaster University in Hamilton, Canada.
Qualifications
As the Chief Financial Officer of Illumina, Inc., a public biotechnology company, Mr. Samad brings substantial financial and leadership experience at an innovative, high-growth healthcare company, valuable perspectives regarding communications and engagement with the investment community and expertise in the review and preparation of financial statements. In addition, Mr. Samad has extensive international operational experience, providing him with important insights.

Independent Director Age: 52 Director since: July 2019 Committees: Audit Compensation and Talent

Class II Directors Whose Terms Expire in 2023

Daniel M. Junius

Mr. Junius served as President and Chief Executive Officer of ImmunoGen, Inc. from 2009 until his retirement in May 2016. Before that, he served as President and Chief Operating Officer and Acting Chief Financial Officer of ImmunoGen from July 2008 to December 2008, Executive Vice President and Chief Financial Officer from 2006 to July 2008 and Senior Vice President and Chief Financial Officer from 2005 to 2006. Before joining ImmunoGen, Mr. Junius was Executive Vice President and Chief Financial Officer of New England Business Service, Inc. from 2002 until its acquisition by Deluxe Corporation in 2004 and Senior Vice President and Chief Financial Officer of New England Business Services from 1998 to 2002. Before joining New England Business Services, Mr. Junius was Vice President and Chief Financial Officer of Nashua Corporation from 1996 to 1998. Mr. Junius joined Nashua Corporation in 1984 and held various financial management positions of increasing responsibility before becoming Chief Financial Officer. Mr. Junius holds an undergraduate degree in Political Science from Boston College and a master’s degree in Management from Northwestern University’s Kellogg School of Management.
Qualifications
As the former Chief Executive Officer and Chief Financial Officer of ImmunoGen, a public biotechnology company, Mr. Junius has extensive leadership, management, strategic planning and financial experience in the biotechnology field. Over the course of almost 20 years as the chief financial officer of various companies, Mr. Junius gained substantial expertise in the review and preparation of financial statements, which provides valuable perspective as the Chair of the Audit Committee. Mr. Junius’s service on other public company boards, including as audit committee chair, brings additional insight to his Board service and leadership.

Independent Director
Age: 69
Director since: March 2014
Committees:
Audit (Chair)
Finance
Other current public company director service:
•GlycoMimetics, Inc. (since March 2016)
Former public company
director service:
•ImmunoGen, Inc. (November 2008 to June 2018)
•Vitae Pharmaceuticals, Inc.
(July 2016 to October 2016)

2022 Proxy Statement | 23

Lawrence D. Kingsley

Mr. Kingsley has served as the independent Non-Executive Board Chair of IDEXX since November 2019, as the Chairman of the Board of Mirion Technologies, Inc. since October 2021 and as an Advisory Director to Berkshire Partners LLC, a Boston-based investment firm, since May 2016. Prior to that Mr. Kingsley served as Chairman of Pall Corporation from 2013 to 2015 and as Chief Executive Officer of Pall Corporation from 2011 to 2015. Before his experience at Pall, Mr. Kingsley was the Chief Executive Officer of IDEX Corporation, a company specializing in fluid and metering technologies, health and science technologies and fire, safety and other diversified products, from 2005 to 2011 and the Chief Operating Officer of IDEX from 2004 to 2005. From 1995 to 2004, he held various positions of increasing responsibility at Danaher Corporation, including Corporate Vice President and Group Executive from March 2004 to August 2004, President of Industrial Controls Group from 2002 to 2004 and President of Motion Group, Special Purpose Systems from 2001 to 2002. Mr. Kingsley holds an undergraduate degree in Industrial Engineering and Management from Clarkson University and an MBA from the College of William and Mary.
Qualifications
As the former Chief Executive Officer of Pall Corporation and IDEX Corporation, Mr. Kingsley successfully led high-technology, high-growth, multinational public companies and demonstrated his leadership and outstanding executive management and operational skills. Mr. Kingsley also brings strategic planning and financial expertise. Mr. Kingsley’s experience serving on other public company boards brings additional valuable perspectives to his Board service, including as our Independent Non-Executive Board Chair.

Independent Non-Executive Board Chair
Age: 59
Director since: October 2016
•Independent Non-Executive Board Chair (since November 2019)
•Lead Director (May 2018 – November 2019)
Committees:
Compensation and Talent
Governance and Corporate Responsibility
Other current public company director service:
•Polaris Industries Inc. (since January 2016)
•Mirion Technologies, Inc.
(since October 2021) (Non-Executive Chair)
Former public company
director service:
•Rockwell Automation, Inc.
( 2013 to December 2021)
•Cooper Industries plc
(formerly Cooper Industries Ltd.) (2007 to 2012)
•Pall Corporation (2011 to August 2015)
•IDEX Corporation (2005 to 2011)

24 | 2022 Proxy Statement

CORPORATE GOVERNANCE

Sophie V. Vandebroek, PhD

Dr. Vandebroek has served as founder and owner of Strategic Vision Ventures LLC since February 2021. Previously, Dr. Vandebroek was the inaugural visiting scholar at the Massachusetts Institute of Technology School of Engineering for the 2019-2020 academic year; Vice President, Emerging Technology Partnerships for International Business Machines, Inc. (IBM) from August 2018 to August 2019; and Chief Operating Officer - IBM Research from January 2017 to August 2018. Prior to joining IBM, she was an executive with Xerox Corporation, where she served as Chief Technology Officer and Corporate Vice President of Xerox Corporation and President of the Xerox Innovation Group from 2006 to 2016 and Chief Engineer of Xerox Corporation from 2002 to 2005. She was also responsible for overseeing Xerox’s global research centers, including the Palo Alto Research Center, or PARC Inc. In 2021, Dr. Vandebroek was appointed an honorary Professor at KU Leuven, Belgium. Dr. Vandebroek is a member of the Advisory Committee of the Flanders AI Research Program, the AI Innovation Board of the Norwegian Research Center for AI, a Fellow of the Institute of Electrical & Electronics Engineers, a Fulbright Fellow and a Fellow of the Belgian-American Educational Foundation. Dr. Vandebroek holds an undergraduate degree in Engineering and a master’s degree in Electro-mechanical Engineering from KU Leuven, Leuven, Belgium, and a PhD in Electrical Engineering from Cornell University.
Qualifications
Through her academic experiences, board service and prior executive global roles at IBM and Xerox, Dr. Vandebroek brings substantial knowledge and expertise in sustainability, technology, business processes and cybersecurity, as well as a long track record of innovation and managing balanced research and development portfolios and leading large, diverse and inclusive organizations for global enterprises. Dr. Vandebroek’s experience in research and development and innovation is particularly relevant for IDEXX in light of our commitment to innovation as a strategy and extensive investment in research and development.

Independent Director
Age: 60
Director since: July 2013
Committees:
Finance
Governance and Corporate Responsibility
Other current public company director service:
•Wolters Kluwer N.V. (Since April 2020)
Former public company
director service:
•Analogic Corporation (August 2008 to January 2016)

2022 Proxy Statement | 25

Our Corporate Governance Framework
We are proud of our commitment to sound corporate governance and high ethical standards, and we believe that this commitment has contributed to our success in building long-term value for our shareholders and other stakeholders by:
•Strengthening Board and management accountability and effectiveness;
•Promoting alignment with the long-term interests of our shareholders and other stakeholders; and
•Helping to maintain our shareholders’ and other stakeholders’ trust in our Company.
Our corporate governance framework includes our corporate governance policies and practices and provides the structure that enables our Board to provide effective oversight and counsel for the Company.

Visit the Corporate Governance section of our website (www.idexx.com) to learn more about, and access copies of, our corporate documents and corporate governance policies, including:
•Corporate Governance Guidelines
•Code of Ethics
•Certificate of Incorporation
•Amended and Restated By-Laws
•Charter for each of our Board Committees
Hard copies of these documents are available on request by contacting our Executive Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092.
Information on our website does not constitute part of this Proxy Statement.

Notable Corporate Governance Highlights
Our engaged and diverse Board has implemented and maintains strong corporate governance policies and practices, and it regularly reviews these policies and practices in light of the evolving landscape to identify and implement best practices for our Company that will enable us to fulfill our Purpose and support the creation of exceptional long-term value. We believe that our strong governance policies and practices summarized below and the Board’s effective stewardship have enabled IDEXX to achieve strong financial performance relative to its peers and the S&P 500 Index.

Board Independence	Board Effectiveness	Strategy, Risk Management and Succession Planning	Further Best Practices
 Independent Non-Executive Board Chair
 Independent Board except for our CEO and our former CEO
 Fully independent Audit, Compensation and Talent and Governance and Corporate Responsibility Committees
 Executive sessions of independent Directors held at each regularly scheduled Board meeting

 Commitment to Board refreshment with 8 new independent Directors joining the Board in the last 10 years
 Robust Director nominee selection process aligned with our long-term, strategic needs
 Actively seeking and including highly qualified, diverse Director candidates (including women and persons with racially or ethnically diverse backgrounds) in the pool of potential Director nominees
 Rigorous annual self-assessments of the Board, its Committees, the independent Board Chair and each Director
 Continuing education opportunities available for Directors on an ongoing basis
 Director retirement at the next Annual Meeting after the 73rd birthday, except as may be approved by the Board

 Annual corporate strategy review by the Board
 Risk management oversight by the Board and its Committees
 Board oversight of cybersecurity risk management
 Board oversight of overall strategy and management of material ESG risks and opportunities
 Active Board participation in and oversight over CEO and senior executive succession planning

 Majority vote standard in uncontested Director elections
 Proxy access rights
 No shareholder rights plan (poison pill)
 Robust stock ownership and retention guidelines for Directors and senior executives
 Pledging, hedging and short sales of stock prohibited
 Clawback policy for performance-based incentive compensation

26 | 2022 Proxy Statement

CORPORATE GOVERNANCE
Board of Directors and Its Oversight of IDEXX
Our Board currently has ten members. The Board meets throughout the year on a set schedule, and it also holds special meetings and acts by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to its four standing Committees: the Audit Committee; the Compensation and Talent Committee; the Governance and Corporate Responsibility Committee; and the Finance Committee. For more information regarding the Board Committees, refer to the discussion under “Board Committees” beginning on page 34.
The Board is responsible for monitoring the overall performance of IDEXX. Among other things, the Board, directly and through its Committees:
•Oversees our long-term strategy for creating enduring growth and value creation;
•Reviews and approves our key financial and other objectives, the annual budget and other significant actions and transactions;
•Oversees our processes for maintaining the integrity of our financial statements and other public disclosures and our compliance with law and high ethical standards;
•Oversees the prudent management of risk;
•Reviews plans for CEO succession and management’s succession planning for other key executive officers;
•Monitors shareholder engagement and communications;
•Oversees our overall ESG strategy and management of material ESG risks and opportunities;
•Oversees our executive compensation program, policies and practices; and
•Reviews the performance of the CEO, determines the CEO’s compensation and reviews and approves the CEO’s compensation recommendations for our other executive officers, making changes when deemed appropriate.
In accordance with general corporate legal principles applicable to corporations organized under the laws of Delaware, the Board does not manage the day-to-day operations of IDEXX.
Board Meetings and Attendance
Directors are responsible for attending Board and Committee meetings and for devoting the time needed to discharge their responsibilities properly. The Board held six meetings in 2021, and the Committees held a total of 20 meetings in 2021.
Each of our Directors attended at least 75% of the meetings of the Board and each Committee on which they served in 2021.
We schedule Board and Committee meetings to coincide with the Annual Meeting, and Directors are expected to attend the 2022 Annual Meeting. Last year, all of our Directors attended our 2021 Annual Meeting.
Director Independence
Under our Corporate Governance Guidelines, at least a majority of our Directors must be “independent” as defined by NASDAQ rules. The Finance Committee’s charter requires that at least a majority of its members be independent, and each other Committee’s charter requires all of its members to be independent. Audit Committee and Compensation and Talent Committee members must satisfy additional independence criteria, as follows:
•Under the Audit Committee charter, each Audit Committee member must also satisfy the independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (Exchange Act); and
•Under the Compensation and Talent Committee charter, each Compensation and Talent Committee member must also satisfy the heightened independence standard described in NASDAQ Rule 5605(d)(2)(A) and qualify as a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the Code).
The Board, in consultation with the Governance and Corporate Responsibility Committee, determines the independence of each Director. In February 2022, the Board determined that:
•Each of the Directors other than Mr. Mazelsky, our President and CEO, and Mr. Ayers, our former President and CEO, is independent under NASDAQ rules;
•Each Audit Committee member also satisfies the independence criteria of Rule 10A-3(b)(1) under the Exchange Act; and
•Each Compensation and Talent Committee member also satisfies the heightened independence criteria under NASDAQ rules and qualifies as a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code.
2022 Proxy Statement | 27

In determining Dr. Vandebroek’s independence, the Governance and Corporate Responsibility Committee considered one relationship involving Dr. Vandebroek. Specifically, the Governance and Corporate Responsibility Committee considered the fact that Dr. Vandebroek served as Vice President, Emerging Technologies of IBM, a provider of software licenses and software consulting and other related services for the Company, from August 2018 to August 2019 and previously served as Chief Operating Officer of IBM Research, the corporate research lab of IBM, from January 2017 to August 2018. The Governance and Corporate Responsibility Committee considered several factors, including the following:
•The Company’s relationship with IBM predated Dr. Vandebroek joining IBM;
•Dr. Vandebroek did not participate in the negotiation of the terms of any transactions between IBM and the Company;
•Services were provided by IBM on arm’s length terms and conditions and in the ordinary course of business; and
•The services provided by IBM are routine and limited in scope (the Company paid IBM approximately $3,080 in 2019, $0 in 2020 and $0 in 2021 for software licenses and related services).
Considering these and other factors, the Governance and Corporate Responsibility Committee concluded that these transactions would not affect Dr. Vandebroek’s independence.
In determining Mr. Samad’s independence, the Governance and Corporate Responsibility Committee considered Mr. Samad’s position as Senior Vice President and Chief Financial Officer of Illumina, which licenses certain intellectual property rights to the Company. The Governance and Corporate Responsibility Committee considered several factors, including the following:
•The Company’s relationship with Illumina predates Mr. Samad joining the Board;
•Mr. Samad did not participate in the negotiation of the intellectual property license agreement between the Company and Illumina;
•The license was provided by Illumina on arm’s length terms and conditions and in the ordinary course of business; and
•The license provided by Illumina is routine and limited in scope (the Company paid Illumina approximately $750,000 in 2019, $125,000 in 2020 and $175,000 in 2021 for certain licensed intellectual property rights).
Considering these and other factors, the Governance and Corporate Responsibility Committee concluded that these transactions would not affect Mr. Samad’s independence.
In determining Dr. Collins’ independence, the Governance and Corporate Responsibility Committee considered the fact that Dr. Collins served as Head of U.S. Clinical Operations at Genentech, Inc., a subsidiary of Roche Holding AG, from May 2018 to June 2021. The Company provides bioanalytic lab testing services to Genentech and sells certain lab products to Roche, while Roche has licensed certain intellectual property to the Company and sells diagnostic lab equipment and consumables to the Company. The Governance and Corporate Responsibility Committee considered several factors, including the following:
•The Company’s relationships with both Genentech and Roche predate Dr. Collins joining the Board;
•Dr. Collins did not participate in the negotiation of the terms of the transactions between the Company, on the one hand, and Genentech and Roche, on the other hand;
•The transactions between the Company, on the one hand, and Genentech and Roche, on the other hand, were conducted on arm’s length terms and conditions and in the ordinary course of business;
•The bioanalytic lab testing services provided by the Company to Genentech are routine and limited in scope (Genentech paid the Company approximately $467,000 in 2019, $440,000 in 2020 and $530,000 in 2021);
•The lab purchases by Roche from the Company are routine and limited in scope (Roche paid the Company approximately $434 in 2019, $3,500 in 2020 and a de minimis amount (less than $10) in 2021); and
•The license agreement and diagnostic lab equipment and consumables provided by Roche to the Company are routine and limited in scope (the Company paid Roche approximately $2.0 million in 2019, $1.7 million in 2020 and $6.4 million in 2021).
Considering these and other factors, the Governance and Corporate Responsibility Committee concluded that these transactions would not affect Dr. Collins’s independence.
28 | 2022 Proxy Statement

CORPORATE GOVERNANCE
Related Person Transactions
Our Board has adopted a written Related Person Transaction Policy under which the Audit Committee must review and approve any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. The Audit Committee may approve any such transaction only if it determines that, under all of the applicable circumstances, the transaction is not inconsistent with the best interests of the Company.
A related person under this policy is:
•Any executive officer;
•A Director, or nominee for Director;
•A holder of 5% or more of our common stock; or
•An immediate family member of any of those persons.
The policy provides that a “direct or indirect material interest” does not arise solely from the related person’s position as an executive officer of another entity involved in a transaction with the Company, where:
•The related person owns less than a 10% equity interest in such entity;
•The related person and their immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction;
•The amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the other entity involved in the transaction; and
•The amount involved in the transaction equals less than 2% of the consolidated gross revenues of the Company for its most recent fiscal year.
Since January 1, 2021, there has been one related person transaction requiring review and approval by the Audit Committee under the Related Person Transaction Policy: the provision of senior advisory services by Mr. Ayers, our former Board Chair, President and CEO and current Director, pursuant to a senior advisory agreement (Senior Advisory Agreement) with the Company, dated October 23, 2019, as amended on April 14, 2020. The aggregate amount of all advisory fees that were paid to Mr. Ayers pursuant to the Senior Advisory Agreement in 2021 was $132,261.
The parties entered into the Senior Advisory Agreement in connection with our CEO transition in the fourth quarter of 2019, when Mr. Ayers left IDEXX executive management and Mr. Mazelsky was appointed our President and CEO. Prior to IDEXX entering into this agreement, the Audit Committee reviewed certain key terms and provisions, including the advice and services to be provided by Mr. Ayers and the advisory fees, as well as the desirability of retaining Mr. Ayers’s experience, skills and capabilities as an external Senior Advisor following the CEO transition. Based on this review, the Audit Committee determined that this related person transaction, under the circumstances, was in the Company’s and the shareholders’ best interests and approved it. In February 2020 and February 2021, the Audit Committee reviewed this then-ongoing related person transaction and determined that, under the circumstances, it remained in the Company’s and the shareholders’ best interests.
Mr. Ayers ceased providing senior advisory services to the Company, and the Senior Advisory Agreement was terminated, effective July 13, 2021.
Compensation Committee Interlocks and Insider Participation
Ms. Szostak (Chair), Dr. Rebecca M. Henderson (a former Director who retired from the Board in May 2021), Mr. Kingsley and Mr. Samad served on the Compensation and Talent Committee during 2021. There were no Compensation and Talent Committee interlocks or insider (employee) participation during 2021.
Board Leadership Structure
Mr. Kingsley currently leads our Board as our independent Non-Executive Board Chair.
The Board believes one of its most important responsibilities is to determine the appropriate leadership structure for the Board at a given time that best enables it to provide effective, independent oversight of management and support long-term value creation for the Company and our stakeholders, considering the current, specific characteristics and circumstances of IDEXX at that time.
2022 Proxy Statement | 29

Accordingly, the Board does not have a predetermined policy as to whether or not the roles of the Board Chair and CEO should be combined or separate. Instead, the Board takes a flexible approach, enabling it to adapt its leadership structure to best meet the needs of the Board, IDEXX and our shareholders and other stakeholders as characteristics and circumstances of IDEXX change.
Each year, the Board, through the Governance and Corporate Responsibility Committee, assesses the Board’s leadership structure, including whether the roles of Board Chair and CEO should be combined or separate and what leadership structure is appropriate given the specific characteristics and circumstances of IDEXX at that time. The Board will also, from time to time, assess Board Chair and CEO succession and transition planning considerations in determining the appropriate leadership structure of the Board.
In February 2022, the Governance and Corporate Responsibility Committee, conducting its annual assessment, determined that separating the roles of Board Chair and CEO continues to best serve the current needs of the Board, IDEXX, our shareholders and other stakeholders and effectively allocates responsibility and oversight between management and the Board based on the current characteristics and circumstances of IDEXX.
Independent Non-Executive Board Chair
Our independent Non-Executive Board Chair has significant authority and responsibilities, including:

Board Leadership and Board Committee Service
Presides over all Board meetings, executive sessions of independent and/or non-employee Directors and shareholder meetings. Provides leadership to the Board by maintaining regular communication with, and facilitating communications among, the Directors. Serves as a member of the Governance and Corporate Responsibility Committee and such other Committees as may be assigned.

Advisor to CEO
Provides mentorship, support and advice to the CEO. Briefs the CEO on issues and concerns raised during executive sessions of independent and/or non-employee Directors. Serves as the principal liaison between the Board and the CEO.

Agendas	Works with the CEO in preparing the agenda for each Board meeting and liaises with Directors concerning Board agendas and materials.
Corporate Governance	Consults with and advises the CEO on matters relating to corporate governance and Board functions.
Board Oversight of Strategy and CEO and Officer Succession Planning
Coordinates Board review of and input regarding the strategic plan and other significant corporate strategy decisions. Supports the Compensation and Talent Committee’s oversight over succession planning for the CEO and other executive officers.

Stakeholder Communication	Works with the General Counsel to monitor communications from shareholders and other stakeholders.
Annual Board Self-Assessment
Our Board believes that a rigorous annual review of its performance is essential to ensuring its effectiveness.
To that end, each year, the Governance and Corporate Responsibility Committee determines the format and approach for and conducts an annual Board self-assessment. This self-assessment involves evaluating the performance of the Board, its Committees, the independent Board Chair and each Director and helps identify ways to enhance their effectiveness.
The annual self-assessment process uses questionnaires and interviews with each Director and selected executive officers to solicit candid feedback and gather suggestions for improvement. The process also provides opportunities for each Director to reflect on their own performance, as well as the performance of the other Directors. Results from the annual self-assessment are presented to the Governance and Corporate Responsibility Committee and the Board, as well as to each respective Committee, for discussion and action.
The information gathered through this process has informed Board and Committee meeting agenda topics, enhancements to our continuing education program for our Directors and the Governance and Corporate Responsibility Committee’s active planning for Board succession and refreshment throughout the year. In addition, based on feedback collected through this process in 2021, the Board amended our Committee charters and Corporate Governance Guidelines to clarify ESG oversight accountabilities and established an Innovation and Technology Advisory Committee, which acts in an advisory capacity and may make non-binding recommendations to the full Board regarding the Company’s innovation and technology strategies and research and development plans and goals.
30 | 2022 Proxy Statement

CORPORATE GOVERNANCE
Board’s Oversight of Our Strategy
Management annually presents the Company’s long-term business and financial strategic plan to the Board for review, discussion and approval. The plan identifies and assesses the strengths, weaknesses, opportunities and threats to the continuing creation of enduring growth and long-term stakeholder value, and management’s presentation to the Board includes overviews of the business and market trends, historical financial performance, assessments of opportunities for long-term growth and margin expansion and projected long-term financial performance.
This annual corporate strategy review is accompanied by a presentation on the results of management’s annual enterprise risk assessment (including an analysis of strategic risks), as described below under “Board’s Role in Risk Management Oversight.” The Board acts as a strategic partner in this process, offering insight and additional perspectives and challenging management’s plan as it deems appropriate.
In addition to this annual corporate strategy review, the Board is involved in strategic planning and review throughout the year:
•Management regularly presents information to the Board regarding the Company’s various business segments, their markets and strategic priorities, as well as trends expected to pose significant risks or strategic opportunities for IDEXX.
•The Board annually reviews and approves our key financial and other objectives and budget.
•Management regularly presents its capital allocation and deployment plans to the Finance Committee and the Board for review and discussion, and the Board (or the appropriate Committee) approves specific significant actions and transactions, to ensure that we deploy our capital to create long-term value for our shareholders and other stakeholders, including through capital and operating expenditures or strategic acquisitions that support future innovation or growth, as well as share repurchases that return cash to our shareholders.
Board’s Role in Risk Management Oversight
Management is responsible for our enterprise risk assessment and risk management on a day-to-day basis. The Board oversees our risk management activities directly and through its Committees, including by discussing with management the policies and practices used in assessing and managing risks and providing input on those policies and practices.
In general, the Board oversees risk management activities relating to business strategy, acquisitions, capital allocation and structure, cybersecurity, legal, compliance and regulatory risk and operational risks that are most relevant to our business. The entire Board also oversees our overall strategy and management of material ESG risks and opportunities as described below under “Board’s Oversight of Corporate Responsibility and ESG Matters.”

The Audit Committee oversees risk management activities relating to accounting, auditing, internal controls, information system controls, Code of Ethics compliance monitoring and insurance and tax matters.

The Compensation and Talent Committee
oversees risk management activities relating to the Company’s compensation policies and practices, organizational risk and human capital and talent matters (including effective management of executive succession).

The Governance and Corporate Responsibility Committee oversees risk management activities relating to Board composition, function and succession; other corporate governance matters; and corporate responsibility, environmental /sustainability and social matters.
The Finance Committee oversees risk management activities relating to capital allocation and structure, investment policy, foreign currency hedging activities and financial instruments.
Each Committee reports to the full Board on a regular basis, including with respect to its risk management oversight activities as appropriate.
We conduct an annual enterprise risk assessment as part of our annual strategic planning process. The risk assessment process involves identification and assessment by senior line-of-business and functional leaders of the particular risks relevant to their lines of business and functional areas (including legal, compliance and regulatory risks; cybersecurity risks; and ESG-related risks and opportunities), the materiality of those risks, our risk tolerances and our plans to mitigate the risks to the extent prudent and feasible. The identified risks are ranked based on probability of occurrence and severity of impact
2022 Proxy Statement | 31

and maturity of related controls. Management shares the result of this annual risk assessment with the full Board in conjunction with the Board’s annual review and discussion of the Company’s long-term business and financial strategic plan described above under “Board’s Oversight of Our Strategy.” Management also reviews specific risk areas, such as cybersecurity risk, on a regular basis with the Board. In addition, certain other risks and related mitigation plans are reviewed throughout the year either by the Board or its Committees as part of normal business discussions.
The Audit Committee reviews links between the critical risk findings, management preparedness or plans to address those risks, and the internal audit department’s tests of those plans. The Audit Committee seeks to ensure that our internal audit department can perform its function by reviewing the charter, plans, activities, staffing and organizational structure of the internal audit department, and approving the appointment, replacement, reassignment or dismissal of the Head of Internal Audit. The Head of Internal Audit reports directly to the Audit Committee (and administratively to the Chief Financial Officer), and the Audit Committee provides an open channel of communication between internal audit and the Board. The Audit Committee also meets independently with the Company’s internal auditors, independent auditors and management.
Board’s Oversight of Cybersecurity Risk Management
Our cybersecurity risk management program conforms with the National Institute of Standards and Technology (NIST) Cybersecurity Framework. Our Chief Information Security Officer leads a team of information security professionals who manage our cybersecurity risk management program and activities, and our Chief Information Security Officer reports directly to our Senior Vice President and Chief Information Officer. We have also adopted a robust cybersecurity risk governance model, including a senior management-level cybersecurity risk steering committee that includes our Head of Internal Audit and General Counsel.
Our cybersecurity risk management program includes regular cybersecurity risk assessments, detection and reporting of any cybersecurity events and a robust information security training program that provides tailored information security training to our employees twice per year, based on the specific results of their periodic information security assessments. This program also includes a cyber incident response plan that provides controls and procedures for timely and accurate reporting of any material cybersecurity incident to executive leadership and our Board. We assess our cybersecurity risk management program at least annually against the NIST Cybersecurity Framework, and external third parties conduct such annual assessments from time to time. In 2022, we refreshed our cyber incident response plan and completed a cybersecurity tabletop exercise with executive leadership.
Our entire Board oversees cybersecurity risk management at IDEXX. Our Chief Information Officer and Chief Information Security Officer review our cybersecurity risks and risk management program and activities at least annually with the Board and provide additional updates on changes in our cybersecurity risks and related risk management program and activities to the Board, as needed.
Board’s Oversight of Corporate Responsibility and ESG Matters
Our Director of Global Corporate Responsibility is responsible for advancing our Corporate Responsibility and ESG strategy and works in collaboration with a cross-functional team, including Legal, Investor Relations, Finance, Operations, Supply Chain, Human Resources and business leaders. Members of this cross-functional team periodically engage with external stakeholders, including some of our shareholders, on IDEXX’s ESG initiatives and disclosures. In addition, ESG-related risks and opportunities are identified and assessed as part of management’s annual enterprise risk assessment process described above under “Board’s Role in Risk Management Oversight.” A senior management-level ESG steering committee comprised of business and functional leaders provides strategic guidance to the cross-functional team and regularly reviews progress.
32 | 2022 Proxy Statement

CORPORATE GOVERNANCE
Our full Board oversees our overall strategy and management of material ESG risk and opportunities, and our Board committees provide support as follows:

Audit Committee	Compensation and Talent Committee	Governance and Corporate Responsibility Committee
•Beginning in 2022, reviews controls and procedures for disclosures relating to ESG matters •Reviews disclosures in Annual Reports on Form 10-K and other periodic reports
•Oversees human capital and talent, such as:
◦Diversity, equity and inclusion
◦Pay equity
◦Employee engagement
◦Talent recruitment, development and retention
◦Health and wellness
•Reviews executive compensation and human capital disclosures in proxy statements and Annual Reports on Form 10-K

•Oversees environmental sustainability and social matters (other than human capital and talent), such as:
◦Climate change and sustainability
◦Supply chain and human rights
◦Community and government relations
◦Charitable and political contributions
•Reviews significant ESG disclosures not addressed by other Board committees

Our senior management regularly reviews our material ESG activities and practices (including our ESG disclosures) with the Board and the Committees, including as part of the Board’s review of the results of our annual enterprise risk assessment.
Talent Management and Executive Succession Planning
Executive succession planning and talent development are an integral part of our long-term strategy for sustained shareholder value creation. The Compensation and Talent Committee is responsible for annually reviewing succession plans for the CEO and our other executive officers, and the Board is responsible for ensuring the existence of appropriate succession plans for these executive officers.
The CEO is responsible for preparing an annual report to the Board regarding succession planning for himself, and as part of this annual report, our CEO provides his evaluations and recommendation of potential future candidates for the position of CEO, including possible timing. In addition, the Board, both directly and through the Compensation and Talent Committee, reviews plans for identifying and developing potential future candidates for other senior leadership roles, and Board members interact with many of these candidates in formal and informal settings during the year.
Diversity, Equity and Inclusion
We believe that diversity among our employees and senior management, including but not limited to gender, racial and ethnic diversity, helps drive both innovation and a better understanding of our increasingly global customer base. We also believe that senior management with a variety of backgrounds, experiences, education, skills and business knowledge will contribute to our effectiveness.
Throughout IDEXX, we are focused on ensuring representation of a wide range of backgrounds and experiences, including broad representation of gender, ethnic and racial backgrounds in all levels of management. We actively seek out highly qualified, diverse candidates (including women and persons from racially and/or ethnically diverse backgrounds) to include in each pool of potential senior management, and we consider the value of diversity of all types when evaluating nominees and assessing senior-level management.
We have a global DEI strategy and roadmap, and the Compensation and Talent Committee periodically reviews our DEI strategy and progress against our roadmap. We have made good progress against our DEI strategy and roadmap in 2021 by continuing to increase the percentage of women in senior leadership positions and launching an enterprise-wide DEI Education Program, including required training for all managers globally. We also aim to advance DEI at IDEXX through our strengthened DEI practices in our human capital management and talent acquisition processes.
2022 Proxy Statement | 33

Board Committees
The Board has established four standing committees — an Audit Committee, a Compensation and Talent Committee, a Governance and Corporate Responsibility Committee and a Finance Committee — each of which is described briefly below. The Audit, Compensation and Talent and Governance and Corporate Responsibility Committees are composed entirely of independent Directors as determined under NASDAQ rules. Each Committee acts pursuant to a written charter that is approved by the Board and reviewed annually by the applicable Committee, the Governance and Corporate Responsibility Committee and the Board. Current copies of each Committee’s charter can be accessed on the Corporate Governance section of our website (www.idexx.com) or by contacting our Corporate Secretary at the Company’s principal executive offices.
Members of the Committees, as of March 31, 2022, are named below:

Board Member	Audit	Compensation & Talent	Governance & Corporate Responsibility	Finance
Jonathan W. Ayers
Bruce L. Claflin (1)
Asha S. Collins, PhD
Stuart M. Essig, PhD
Daniel M. Junius (1)
Lawrence D. Kingsley (2)
Jonathan J. Mazelsky
Sam Samad (1)
M. Anne Szostak (1)
Sophie V. Vandebroek, PhD
(1)    Audit Committee Financial Expert as defined under SEC rules
(2)    Independent Non-Executive Board Chair
Member
Chair
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CORPORATE GOVERNANCE

AUDIT COMMITTEE

Members	Meetings held in 2021: 9
Mr. Junius (chair) Mr. Claflin Mr. Samad Ms. Szostak

Key Committee Responsibilities
The Audit Committee oversees: accounting; internal control over financial reporting; information system controls relating to our financial reporting process; and our compliance and audit processes, including the selection, retention and oversight of our independent auditors. The Audit Committee also reviews and approves all related person transactions, and receives and reviews management reports relating to the treatment of potential or actual violations of our Code of Ethics in accordance with our applicable policies and procedures. The Audit Committee also periodically reviews our ESG disclosure controls and procedures. The Audit Committee meets from time to time with our financial personnel, other members of management, internal audit staff and independent auditors regarding these matters.
The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors, which are described on page 50. The Audit Committee has also adopted procedures for the receipt, retention and treatment of complaints received by IDEXX regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters.

The Audit Committee Report is included on page 48.

COMPENSATION AND TALENT COMMITTEE

Members	Meetings held in 2021: 5
Ms. Szostak (chair) Mr. Kingsley Mr. Samad

Key Committee Responsibilities
The Compensation and Talent Committee: oversees our executive compensation philosophy and practices; evaluates the performance of our CEO; determines the compensation of our CEO and approves the compensation of other executive officers; and annually reviews succession plans for our CEO and certain other executive officers.
The Compensation and Talent Committee also: has primary responsibility to oversee the administration of our incentive compensation plans for executive officers and equity compensation plans; reviews and approves stock ownership and retention guidelines applicable to our Directors and Officers and reviews compliance with those guidelines; reviews and makes recommendations to the Board regarding compensation-related policies applicable to executive officers; and reviews and makes recommendations to the Board regarding the compensation of non-employee Directors.
In addition, the Compensation and Talent Committee: oversees our key human capital and talent strategies and policies and management of material human capital and talent risk and opportunities, including those relating to diversity, equity and inclusion, employee engagement, talent recruitment, development and retention, and health and wellness; oversees our policies on structuring compensation programs to preserve tax deductibility; analyzes risks associated with our compensation policies and practices; reviews the Compensation Discussion and Analysis and prepares the Compensation and Talent Committee Report required to be included in our annual proxy statement; and may make or recommend changes to our executive compensation program and practices that it deems appropriate based on the results of the shareholder vote on the “say-on-pay” proposal set forth in our annual proxy statement.
The Compensation and Talent Committee charter does not provide for any delegation of these duties except to a sub-committee or individual members of the Committee as the Compensation and Talent Committee may determine.

The Compensation Committee Report is included on page 71.
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GOVERNANCE AND CORPORATE RESPONSIBILITY COMMITTEE

Members	Meetings held in 2021: 4
Mr. Claflin (chair) Dr. Collins Dr. Essig Mr. Kingsley Dr. Vandebroek

Key Committee Responsibilities
The Governance and Corporate Responsibility Committee advises and makes recommendations to the Board with respect to corporate governance matters, including: Board composition, organization, function, membership and performance; Board committee structure and membership; our Corporate Governance Guidelines; succession planning for the Board Chair; and matters of significance to shareholders and other stakeholders relating to corporate governance, corporate responsibility and environmental/sustainability and social matters.
The Governance and Corporate Responsibility Committee also: advises and makes recommendations to the Board on matters relating to Board oversight of the management of corporate responsibility, environmental/sustainability and social risks and opportunities; periodically reviews key strategies and policies relating to environmental/sustainability and social matters (other than human capital and talent maters); and periodically reviews our significant ESG disclosures not addressed by other Committee.
The Governance and Corporate Responsibility Committee also identifies, evaluates, recruits and makes recommendations to the Board regarding candidates to fill vacancies on the Board as described beginning on page 17.
The Governance and Corporate Responsibility Committee annually reviews the performance of the Board, its Committees, the independent Board Chair and each of the Directors, as described under “Annual Board Self-Assessment” on page 30. The Governance and Corporate Responsibility Committee is also responsible for annually reviewing with the Board the requisite skills and criteria for new Board members, as well as the composition of the Board as a whole, and annually assessing, for each Director or person nominated to become a Director, the specific experience, qualifications, attributes and skills, including those described on page 17, that lead the Governance and Corporate Responsibility Committee to conclude that such Director or nominee should serve as a Director in light of our business and structure.

FINANCE COMMITTEE

Members	Meetings held in 2021: 2
Dr. Essig (chair) Mr. Ayers Dr. Collins Mr. Junius Dr. Vandebroek

Key Committee Responsibilities
The Finance Committee advises the Board with respect to financial matters and capital allocation, including capital structure and strategies, financing strategies, investment policies and practices, major financial commitments, financial risk management, acquisitions and divestitures, stock repurchase strategies and activities and dividend policy.
The Finance Committee also, among other things: monitors our liquidity and financial condition; oversees our financial risk management activities (including foreign currency hedging and transactions involving derivatives); reviews and approves any proposed acquisition or divestiture having an aggregate value greater than $50 million but less than or equal to $100 million; makes recommendations to the Board regarding any other proposed acquisition or divestiture having an aggregate value greater than $100 million; and reviews and approves a variance in capital expenditures that in the aggregate exceeds 10% of the total budgeted amount in the applicable annual budget approved by the Board or the Finance Committee.

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Corporate Governance Guidelines and Code of Ethics
The Board has adopted Corporate Governance Guidelines and a Code of Ethics, both of which are accessible on the Corporate Governance section of our website (www.idexx.com). Hard copies are available on request by contacting our Executive Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092.
Our Code of Ethics applies to all our employees, officers and Directors. In addition, we intend to post on our website all disclosures required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics.
Anti-Hedging and Short Sale and Anti-Pledging Policies
Our Policy on Short Sales, Derivative Transactions and Hedging generally prohibits any Director, officer or employee, or any of their family members or affiliates, from engaging in (i) any short sales of IDEXX securities, (ii) purchases or sales of puts, calls or other derivative securities based upon IDEXX securities, or (iii) purchases of financial instruments that are designed to hedge or offset any decrease in the market value of IDEXX securities.
Our Policy on Pledging of Company Stock prohibits our Directors and executive officers from pledging or otherwise encumbering the equity securities they own in IDEXX as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls.
Shareholder Communication and Engagement
We believe transparent communication and engagement with our shareholders is critical for our continued success. It enables us to convey our strategy for long-term value creation and sustainable financial performance and to understand our shareholders’ perspectives and concerns.
In 2021, our senior management met with representatives of many of our top institutional shareholders at industry and investment community conferences and analyst meetings and conducted engagement meetings with a number of our shareholders. We also held our annual 2021 Investor Day as an entirely virtual event in August 2021.
Topics discussed during our engagement meetings included our business strategy, long-term financial potential model, financial performance, investment in R&D and innovation, capital allocation and deployment, human capital, the impact of the COVID-19 pandemic on our company and our customers and industry trends, DEI, sustainability issues and various other matters. Management shares with the Board any feedback provided by our shareholders.
We provide several additional ways for our shareholders and other interested parties to communicate with us. Written communications to any individual Director, the Board Chair or the full Board may be submitted by electronic mail to contactdirectors@idexx.com, by completing the online “Contact the Board” submission form available on our website at www.idexx.com/corporate/corporate-governance.html or by writing to the Office of the Corporate Secretary at One IDEXX Drive, Westbrook, Maine 04092.
Written communications addressed to any individual Director are forwarded to that Director. In addition, our Executive Vice President, General Counsel and Corporate Secretary or her delegate reviews all written communications addressed to any individual Director, the Board Chair or the Board. The Corporate Secretary will forward all such written communications to the Board Chair (if the Board Chair is an independent Director) or the Chair of the Governance and Corporate Responsibility Committee, as applicable, for review, except for items that could not reasonably be interpreted to implicate or otherwise relate to the duties and responsibilities of the Board.
Virtual Shareholder Meeting
We will conduct our 2022 Annual Meeting virtually through a live audio webcast, with related online shareholder tools available. We are implementing the virtual meeting format for our 2022 Annual Meeting to enable full and equal participation by all our shareholders from any location in the world at little to no cost. We believe this is the right choice for IDEXX because:
•We are a global company with shareholders all around the world;
•The virtual meeting format is cost-effective and convenient for our shareholders, as well as the Company, and enables IDEXX to reduce the environmental impact of our 2022 Annual Meeting;
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•Given the latest technology for holding virtual meetings and related online tools, we believe that the virtual meeting format will enhance shareholder access and participation in our 2022 Annual Meeting; and
•Conducting our 2022 Annual Meeting entirely virtually best protects the safety, health and well-being of our employees and shareholders during the ongoing COVID-19 pandemic.
We designed the format of our 2022 Annual Meeting to ensure shareholders who attend our 2022 Annual Meeting have the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. For example, the format of our 2022 Annual Meeting will include the following:
•An online pre-meeting forum will be available to our shareholders. Beneficial owners can enter at www.proxyvote.com and registered shareholders can enter at www.proxyvote.com/idxx. By accessing this online pre-meeting forum, our shareholders will be able to submit questions in writing in advance of our 2022 Annual Meeting, vote, view the 2022 Annual Meeting’s Rules of Conduct and Procedures and obtain copies of proxy materials and our annual report.
•By following instructions on the online pre-meeting forum or at www.virtualshareholdermeeting.com/IDXX2022, shareholders will have the ability to use their telephones to dial into a live audio webcast of the meeting and verbally ask questions during the meeting. In addition, shareholders accessing the audio webcast online will be able to submit questions in writing during the meeting. As part of the 2022 Annual Meeting, we will hold a live Q&A session, during which we will answer questions as they come in and address those asked in advance, as time permits. Please note, however, that the purpose of the meeting will be observed, and we will not address questions determined to be irrelevant or inappropriate.
•We will publish the answer to each question received following the 2022 Annual Meeting, including those not addressed during the meeting due to insufficient time, except for those questions determined to be irrelevant or inappropriate.
•Although the live audio webcast will be available only to shareholders at the time of the meeting, a replay of the meeting will be made publicly available at www.virtualshareholdermeeting.com/IDXX2022 after the meeting.
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Non-Employee Director Compensation
Our non-employee Director compensation program is designed to attract and retain qualified Directors, fairly compensate them and align their interests with our shareholders’ interests. The Compensation and Talent Committee reviews and makes recommendations regarding the form and amount of non-employee Director compensation, for discussion and approval by the Board. In 2021, Fredric W. Cook & Co., Inc. (FW Cook) provided director compensation program analysis, benchmarking and advice to the Compensation and Talent Committee.
Annual Non-Employee Director Compensation
Our non-employee Directors receive annual compensation for their Board service as described in the chart below:

Compensation Element	Non-Employee Director Compensation Program
Cash compensation (1)
Annual retainer	$80,000
Committee Chair retainer	$25,000 for the Audit Committee (2)
$25,000 for the Compensation and Talent Committee (2)
$25,000 for the Governance & Corporate Responsibility Committee (2)
$15,000 for the Finance Committee (2)
Other Audit Committee member retainer (3)	$7,500 (2)
Lead Director retainer (as applicable)	$25,000
Non-Executive Board Chair retainer (as applicable)	$80,000
Meeting fees	Not applicable; no fees are paid for meeting attendance
Equity compensation (4)
Full-value awards (5)	$115,000 in target value (2)(6)
Non-qualified stock options	$115,000 in value (2)(7)
Total	$230,000 (2)
Additional equity compensation for Non-Executive Board Chair (8)
Full-value awards (5)	$40,000 in target value (6)
Non-qualified stock options	$40,000 in value (7)
Total	$80,000
Director stock ownership guidelines (9)	Target ownership of our common stock (including vested deferred stock units credited to a Director’s investment account) equal to six times the Annual Retainer
(1)All retainers are paid in quarterly installments, and each non-employee Director may, at their option, defer all or any portion of any retainer in the form of fully vested deferred stock units under our Director Deferred Compensation Plan (Director Plan). A non-employee Director who joins the Board after the date of an Annual Meeting receives a pro rata amount of their quarterly installment of the retainer based on the number of days until the end of the quarter during which they were appointed. If a non-employee Director retires, resigns or otherwise ceases to be a Director before the expiration of their term, they will receive a pro rata amount of their quarterly installment of the retainer based on the number of days served, divided by the number of days in the applicable quarter.
(2)On May 12, 2021, the Board increased: (i) the amount of the annual Audit Committee Chair retainer from $20,000 to $25,000; (ii) the amount of the annual Compensation and Talent Committee Chair retainer from $20,000 to $25,000; (iii) the amount of the annual Governance and Corporate Responsibility Committee Chair retainer from $12,000 to $25,000; (iv) the amount of the annual Finance Committee Chair retainer from $12,000 to $15,000; (v) the amount of the annual other Audit Committee member retainer from $5,000 to $7,500; and (vi) the amount of the total annual equity award value from $210,000 to $230,000, with fifty percent of the value in the form of a non-qualified stock option and fifty percent of the value in the form of a full-value award.
(3)Paid to all Audit Committee members, except the Audit Committee Chair.
(4)We annually grant a full-value award and a non-qualified stock option to each non-employee Director on the date of the Annual Meeting. A non-employee Director who joins the Board after the date of an Annual Meeting receives a pro rata grant based on the number of months remaining until the next year’s grant. The maximum number of shares subject to equity awards granted under our 2018 Stock Incentive Plan (2018 Plan) during a single fiscal year to any non-employee Director, taken together with any cash fees paid during the fiscal year to the non-employee Director in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), will be limited to $650,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), provided that the non-employee Directors who are considered independent (under NASDAQ rules) may make exceptions to this limit for a non-executive Board Chair, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.
(5)Full-value awards in the form of restricted stock units (RSUs) or deferred stock units (DSUs) are granted to non-employee Directors. Prior to the 2022 Annual Meeting, DSUs were granted to non-employee Directors as the full-value award portion of their annual equity awards; however, if a non-employee Director’s stock ownership met or exceeded their target ownership level under the stock ownership guidelines, they were eligible to elect to receive the entire full-value award portion of the annual equity award in the form of RSUs.
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Beginning with the 2022 Annual Meeting, RSUs will be granted to non-employee Directors as the full-value award portion of their annual equity awards; however, a non-employee Director may, at their option, elect to defer the entire full-value award portion of the annual equity award in the form of DSUs under the Director Plan.
(6)The number of full-value award units granted equals the target value, divided by the price of our common stock on the grant date, rounded to the nearest whole share.
(7)The value of the granted non-qualified stock options is calculated using the Black-Scholes-Merton option pricing model. This model is consistent with the valuation approach used to value executive awards.
(8)In recognition of the additional responsibilities of the independent Non-Executive Board Chair, they receive an additional $80,000 in equity grants, as calculated in accordance with Notes 6 and 7 above.
(9)All non-employee Directors complied with the stock ownership guidelines as of December 31, 2021.
Equity Compensation
A full-value award — either in the form of RSUs or DSUs — and non-qualified stock options are granted to non-employee Directors annually on the date of the Annual Meeting. The most recent grant date was May 12, 2021, and the next scheduled grant date is May 11, 2022, the date of the 2022 Annual Meeting.
Full-Value Awards. The full-value awards granted to non-employee Directors, whether in the form of RSUs or DSUs, fully vest on the earlier of one year from the date of grant or the date of the next Annual Meeting. RSUs are granted under the 2018 Plan, and DSUs are granted under the Director Plan.
Prior to the 2022 Annual Meeting, DSUs were granted to non-employee Directors as the full-value award portion of their annual equity awards; however, if a non-employee Director’s stock ownership met or exceeded their target ownership level under the stock ownership guidelines, they were eligible to elect to receive the entire full-value award portion of the annual equity award in the form of RSUs.
Beginning with the 2022 Annual Meeting, RSUs will be granted to non-employee Directors as the full-value award portion of their annual equity awards; however, a non-employee Director may defer the entire full-value award portion of the annual equity award in the form of DSUs under the Director Plan.
When RSUs vest, an equivalent number of shares of our common stock is then issued and delivered to the non-employee Director. When DSUs vest, the vested DSUs are credited to a hypothetical investment account established in the non-employee Director’s name, and these vested DSUs will be distributed as an equal number of shares of our common stock in accordance with the Director Plan.
For more information regarding DSUs and the Director Plan, refer to the discussion below under “Director Plan.” For more information regarding the 2018 Plan, refer to the discussion under “Stock Incentive Plans” beginning on page 78.
Non-Qualified Stock Options. Non-qualified stock options are granted under the 2018 Plan and have the following terms:
•Exercise price equal to the last reported sales price for a share of our common stock on the grant date;
•Fully vest and are exercisable on the earlier of one year from the date of grant or the date of the next Annual Meeting;
•Expire on the day immediately prior to the tenth anniversary of the grant date; and
•Accelerate vesting upon a change in control of the Company as described in the discussion under “Stock Incentive Plans” beginning on page 78.
Director Plan
Each non-employee Director may defer all or any portion of any cash compensation in the form of fully vested DSUs, which are issued under the Director Plan and subject to the terms of the 2018 Plan. In addition, beginning with the 2022 Annual Meeting, each non-employee Director may defer the entire full-value award portion of the annual equity award in the form of DSUs, which fully vest on the earlier of one year from the date of grant or the date of the next Annual Meeting and are granted under the Director Plan and subject to the terms of the 2018 Plan. Compensation in the form of DSUs constitutes deferred compensation for federal income tax purposes.
A hypothetical investment account is established in the name of each non-employee Director, and vested DSUs are credited as follows:
•Any cash compensation the Director defers is credited to the account as the number of vested DSUs equal to the aggregate value of the deferred compensation divided by the price of a share of common stock on the date of the applicable deferral; and
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•When the grant of DSUs made on the date of an Annual Meeting (or any prorated grant of DSUs made when they join the Board) vests, those vested DSUs also are credited to this account.
Director Plan account balances are not subject to any interest or other investment returns, other than returns produced by fluctuations in the price of a share of common stock affecting the value of the DSUs in the account.
Vested DSUs are distributed in the form of an equal number of shares of our common stock as follows:

Type of DSU	Deferrals and Grants Prior to the 2022 Annual Meeting	Deferrals and Grants From and After the 2022 Annual Meeting
Deferred Cash Compensation
At the non-employee Director’s election:
•A single lump sum one year after the termination of Board service; or
•For deferrals made on or after January 1, 2011: (i) a single lump sum on a non-discretionary and objectively determinable fixed date; or (ii) four equal annual installments beginning as soon as practicable on or after such a fixed date.
If a non-employee Director fails to make a timely distribution election, the applicable DSUs will be distributed as a single lump sum one year after the termination of Board service.

At the non-employee Director’s election:
•A single lump sum as soon as practicable after the termination of Board service;
•A single lump sum on a non-discretionary and objectively determinable fixed date; or
•Four equal annual installments beginning as soon as practicable on or after such a fixed date.
If a non-employee Director fails to make a timely distribution election, the applicable DSUs will be distributed as soon as practicable after the termination of Board service.

Annual Full-Value Award	A single lump sum one year after the termination of Board service.
At the non-employee Director’s election:
•A single lump sum as soon as practicable after the termination of Board service;
•A single lump sum on a non-discretionary and objectively determinable fixed date; or
•Four equal annual installments beginning as soon as practicable on or after such a fixed date.
If a non-employee Director fails to make a timely distribution election, the applicable DSUs will be distributed as soon as practicable after the termination of Board service.

If the administrator of the Director Plan determines that a non-employee Director has suffered an unforeseeable emergency, the administrator may authorize the distribution of all or a portion of their vested DSUs.
Unvested DSUs will vest immediately upon:
•The non-employee Director’s death or disability.
•A change in control of the Company.
The shares of common stock credited to a non-employee Director’s hypothetical investment account will be distributed in a single lump sum as soon as practicable after a change in control.
A change in control under the Director Plan occurs when:
•Any person or group acquires direct or indirect beneficial ownership of stock possessing 35% or more of the total voting power of the Company’s stock; or
•A majority of the Board members is replaced during any twelve-month period by new Directors whose appointment or election is not approved by a majority of the Board members serving immediately before the appointment or election of any of these new directors; or
•A change in the ownership of a substantial portion of our assets occurs such that any person or group acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.
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Other Compensation
We reimburse Directors for their reasonable travel expenses incurred in connection with Board and Committee meetings and for their reasonable expenses (including travel expenses) incurred in connection with continuing education regarding their duties and responsibilities as Directors. We also extend coverage to them under our directors’ and officers’ indemnity insurance policies. We do not provide any other benefits, including retirement benefits or perquisites, to our independent non-employee Directors.
In the fourth quarter of 2019, Mr. Ayers, who is our former Board Chair, President and CEO, left IDEXX executive management, and Mr. Mazelsky was appointed our President and CEO. In connection with this CEO transition, Mr. Ayers and IDEXX entered into the Ayers Mutual Separation Agreement and Senior Advisory Agreement. The Ayers Mutual Separation Agreement provides that the Company will consider requests made by Mr. Ayers from time to time for administrative services to be provided by IDEXX employees during business hours. Under the Senior Advisory Agreement, Mr. Ayers provided senior advisory services to the Company in exchange for senior advisory fees until its termination effective as of July 13, 2021. For more information regarding the Senior Advisory Agreement, refer to the discussion under “Related Person Transactions” beginning on page 29.
Director Stock Ownership Guidelines
Our stock ownership guidelines set a target level of ownership of our common stock for each non-employee Director equal to six times the annual retainer, which is $480,000 in stock value, at the end of each calendar year.
Shares that are owned by, or held in trust for the benefit of, a non-employee Director or their immediate family members residing in the same household and vested DSUs credited to the Director’s investment account are included in calculating stock ownership.
Until the value of a non-employee Director’s common stock exceeds this target level at the end of a calendar year, the Director must retain:
•At least 75% of our common stock received upon the exercise of options or the vesting and release of RSUs or DSUs during the following year, after payment or withholding of any applicable exercise price and taxes; and
•All other shares of our common stock held by the Director.
A non-employee Director complies with these stock ownership guidelines if their stock ownership equals or exceeds the target level at the end of the year or if they has complied with the applicable retention requirements under the stock ownership guidelines.
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2021 Non-Employee Director Compensation Table
The table below shows 2021 compensation for each of our non-employee Directors. Mr. Mazelsky, who is an employee, receives no additional compensation for his Board service. For information regarding Mr. Mazelsky’s compensation, refer to the discussion under “How We Paid Our NEOs in 2021” beginning on page 63.

Name	Fees Earned or Paid in Cash ($)		Stock Awards (1) ($)	Option Awards (2) ($)	All other compensation $	Total Compensation ($)
Jonathan W. Ayers	80,000		114,757	114,937	132,261 (6)	441,955
Bruce L. Claflin	104,750		114,757	114,937	.	334,444
Asha S. Collins, PhD	80,000	(3)	114,757	114,937	—	309,694
Stuart M. Essig, PhD	87,500	(4)	114,757	114,937	—	317,194
Daniel M. Junius	102,500	(5)	114,757	114,937	—	332,194
Lawrence D. Kingsley	160,000		154,718	154,998	—	469,716
Sam Samad	86,250		114,757	114,937	—	315,944
M. Anne Szostak	108,750		114,757	114,937	—	338,444
Sophie V. Vandebroek, PhD	80,000		114,757	114,937	—	309,694
(1)Stock awards to non-employee Directors are issued either in the form of restricted stock units (RSUs) granted under the 2018 Plan or deferred stock units (DSUs) pursuant to the Company’s Director Plan. The amount shown excludes DSUs received in lieu of deferred compensation as described in footnotes 3, 4 and 5 and reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 ((calculated by rounding $115,000 (or $155,000 in the case of the independent Non-Executive Board Chair) to the nearest share on the date of grant)). Refer to Note 5 in the notes to the consolidated financial statements included in our 2021 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards. As discussed under “Equity Compensation” above on page 40, non-employee Directors receive only one full-value award grant and only one option grant during the fiscal year. As of December 31, 2021, the following are the aggregate number of DSUs accumulated in each non-employee Director’s deferral account for all years of service as a Director, including DSUs issued for deferred fees elected by the Directors as well as DSUs issued as annual grants to non-employee Directors: Mr. Ayers, 584; Mr. Claflin, 2,552; Dr. Collins, 470; Dr. Essig, 2,361; Mr. Junius, 4,293; Mr. Kingsley, 2,738, Mr. Samad, 887; Ms. Szostak, 4,515, and Dr. Vandebroek, 4,389. Refer to "Director Plan” above on page 40.
(2)Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Refer to Note 5 in the notes to consolidated financial statements included in our 2021 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our option awards. As of December 31, 2021, each non-employee Director had the following number of stock options outstanding: Mr. Ayers, 2,728; Mr. Claflin, 5,593; Dr. Collins, 1,081; Dr. Essig, 8,125; Mr. Junius, 8,639; Mr. Kingsley, 11,858; Mr. Samad, 3,027; Ms. Szostak 8,639, and Dr. Vandebroek, 5,593. Refer to "Stock Ownership of Directors and Officers" below.
(3)Includes compensation in the amount of $80,000 deferred and issued as 137 DSUs pursuant to the Director Plan.
(4)Includes compensation in the amount of $87,500 deferred and issued as 149 DSUs pursuant to the Director Plan.
(5)Includes compensation in the amount of $25,625 deferred and issued as 44 DSUs pursuant to the Director Plan.
(6)Mr. Ayers served as our President and CEO until June 28, 2019 and as our Board Chair until November 1, 2019. Following his separation, Mr. Ayers remains a member of the Board and served as a Senior Advisor to IDEXX until July 2021. Represents Mr. Ayers's advisory fees under his Senior Advisory Agreement. For information regarding Mr. Ayers's compensation as a Senior Advisor under the Senior Advisory Agreement, refer to the discussion under "Related Person Transactions" beginning on page 29.
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Stock Ownership Information
Stock Ownership of Directors and Officers
The table below shows the number of shares of our common stock beneficially owned as of March 8, 2022 by each of our Directors, each of our NEOs named in the Summary Compensation Table for 2021 and all of our Directors and executive officers as a group. The table below also includes information about stock options and vesting restricted stock units granted to our Directors and executive officers. Unless otherwise indicated, each person listed below has sole voting and investment power with respect to the shares and other securities listed.

Beneficial Owner	Shares Owned		Options Exercisable and RSUs Vesting (1)	Total Number of Shares Beneficially Owned (2)	Percentage of Common Stock Outstanding (3)
Jonathan W. Ayers	640,196	(4)	508,004	1,148,200	1.37%
Bruce L. Claflin	1,921	(5)	4,870	6,791	*
Asha S. Collins, PhD	—		358	358	*
Stuart M. Essig, PhD	—		7,402	7,402	*
Daniel M. Junius	2,075		7,916	9,991	*
Lawrence D. Kingsley	6,780		10,883	17,663	*
Sam Samad	—		2,304	2,304	*
M. Anne Szostak	7,217	(6)	7,916	15,133	*
Sophie V. Vandebroek, PhD	8,673	(7)	4,870	13,543	*
Jonathan J. Mazelsky	50,586		214,621	265,207	*
Brian P. McKeon	26,522	(8)	71,990	98,512	*
James F. Polewaczyk	15,374		25,342	40,716	*
Michael J. Lane	4,904	(9)	19,097	24,001	*
Tina Hunt, PhD	9,862	(10)	15,891	25,753	*
All Directors and executive officers as of March 8, 2022 as a group: (18 persons)	787,094		958,029	1,745,123	2.07%
*    Less than 1%
(1)Consists of options to purchase shares of common stock exercisable, and RSUs vesting, on or within 60 days after March 8, 2022.
(2)The number of shares beneficially owned by each person or group as of March 8, 2022 includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 8, 2022, including but not limited to, upon the exercise of stock options or vesting of RSUs, but excluding DSUs.
(3)For each individual and group included in the table, percentage of ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of 84,238,760 shares of common stock outstanding on March 8, 2022 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 8, 2022, including but not limited to, upon the exercise of stock options or vesting of RSUs, but excluding DSUs.
(4)Includes 10,000 shares held by the Ayers Family Trust.
(5)Includes 1,560 shares held by the Claflin Family Trust, where Mr. Claflin’s spouse is the trustee for the benefit of his spouse and children. Mr. Claflin disclaims beneficial ownership of the shares held in the Claflin Family Trust.
(6)Includes 660 shares held by the Trust of M. Anne Szostak and 6,557 shares held by the Szostak 2021 IDEXX GRAT.
(7)All shares are held by the Sophie Vandebroek Revocable Trust.
(8)Includes 18,050 shares held by the Estony McKeon Family LLC. Mr. McKeon is the sole manager of the limited liability company and has sole voting and dispositive power for the shares held by the limited liability company.
(9)Includes 592 shares held by Mr. Lane’s spouse in an IRA account. Mr. Lane disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(10)Includes 160 shares held jointly with her spouse.
44 | 2022 Proxy Statement

STOCK OWNERSHIP INFORMATION
We also grant deferred stock units to our non-employee Directors as annual equity grants or voluntary deferrals of annual fees or annual equity grants under the Director Plan. Deferred stock units are not included in the table above because they do not represent a right to acquire shares of our common stock within 60 days after March 8, 2022. Although deferred stock units carry no voting rights and individuals holding fully vested deferred stock units are at risk as to the price of our common stock in their investment accounts, vested deferred stock units are included for purposes of determining satisfaction of target stock ownership levels under our stock ownership guidelines. Accordingly, the table below shows the total numbers of shares and fully vested deferred stock units owned as of March 8, 2022 by each of our Directors, each of our NEOs and all our Directors and executive officers as a group.

Beneficial Owner	Shares Owned		DSUs (1)	Total Number of Shares and DSUs Owned
Jonathan W. Ayers	640,196	(2)	584	640,780
Bruce L. Claflin	1,921	(3)	2,328	4,249
Asha S. Collins, PhD	—		287	287
Stuart M. Essig, PhD	—		2,410	2,410
Daniel M. Junius	2,075		4,007	6,082
Lawrence D. Kingsley	6,780		2,738	9,518
Sam Samad	—		663	663
M. Anne Szostak	7,217	(4)	4,515	11,732
Sophie V. Vandebroek, PhD	8,673	(5)	4,389	13,062
Jonathan J. Mazelsky	50,586		—	50,586
Brian P. McKeon	26,522	(6)	34,708	61,230
James F. Polewaczyk	15,374		—	15,374
Michael J. Lane	4,904	(7)	—	4,904
Tina Hunt, PhD	9,862	(8)	—	9,862
All Directors and executive officers as of March 8, 2022 as a group: (18 persons)	787,094		56,629	843,723
(1)Consists of DSUs that are vested as of March 8, 2022.
(2)Includes 10,000 shares held by the Ayers Family Trust.
(3)Includes 1,560 shares held by the Claflin Family Trust, where Mr. Claflin’s spouse is the trustee for the benefit of his spouse and children. Mr. Claflin disclaims beneficial ownership of the shares held in the Claflin Family Trust.
(4)Includes 660 shares held by the Trust of M. Anne Szostak and 6,557 shares held by the Szostak 2021 IDEXX GRAT.
(5)Shares are held by the Sophie Vandebroek Revocable Trust.
(6)Includes 18,050 shares held by the Estony McKeon Family LLC. Mr. McKeon is the sole manager of the limited liability company and has sole voting and dispositive power for the shares held by the limited liability company.
(7)Includes 592 shares held by Mr. Lane’s spouse in an IRA account. Mr. Lane disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(8)Includes 160 shares held jointly with her spouse.
Director and Officer Stock Ownership Guidelines
We maintain stock ownership guidelines for our Directors and Officers. For more information regarding our Director stock ownership guidelines, refer to the discussion under “Director Stock Ownership Guidelines” on page 42, and for more information regarding our executive stock ownership guidelines, refer to the discussion under “Executive Stock Ownership and Retention” on page 70.
2022 Proxy Statement | 45

Stock Ownership of Certain Beneficial Owners
Based solely on our review of filings made under Sections 13(d) and 13(g) of the Exchange Act, the only persons or entities known to us to beneficially own more than 5% of our common stock as of December 31, 2021 were:

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding(1)
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	7,923,466	9.41%
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	8,990,586	10.67%
(1)For each group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such group on December 31, 2021, as reflected in the most recent filing by such group of statements of beneficial ownership with the SEC, by the 84,238,760 shares of common stock outstanding on March 8, 2022. Therefore, the percentage ownership may differ from the percentage ownership reported in such statements of beneficial ownership, which reflect ownership as of an earlier date.
(2)Based solely upon information derived from a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2022, it has the sole power to vote 0 shares, sole power to dispose of 7,571,455 shares, shared power to vote 143,795 shares, and shared power to dispose of 352,011 shares. The Vanguard Group provides recordkeeping, managed account and other services for our 401(k) plan and is an investment manager to mutual funds and investment trusts that are investment options in our 401(k) Plan. The selection of Vanguard to provide recordkeeping and other administrative services to our 401(k) plan and the selection of the Vanguard mutual funds or investment trusts as investment options for our 401(k) plan are unrelated to Vanguard’s common stock ownership. The recordkeeping and other administrative service fees resulted from arm’s-length negotiations, and we believe they are reasonable in amount and reflect market terms and conditions.
(3)Based solely upon information derived from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 27, 2022, it has sole power to vote 7,880,245 shares and sole power to dispose of 8,990,586 shares.
Delinquent Section 16(a) Reports
Under Section 16(a) of the Exchange Act, our Directors, executive officers and any person holding more than 10% of our outstanding common stock must report their initial ownership of common stock and any subsequent changes in their ownership to the SEC.
Based solely on our review of copies of Section 16(a) reporting forms that we received from reporting persons for transactions occurring during our 2021 fiscal year and written representations from our Directors and executive officers, we believe that no reporting person failed to timely file any report required by Section 16(a) during the 2021 fiscal year, except that a Form 3 relating to Dr. Martin Smith’s appointment as our Executive Vice President and Chief Technology Officer on August 16, 2021 was filed four days late on August 30, 2021 due to delays in receipt of EDGAR filing codes.
46 | 2022 Proxy Statement

AUDIT COMMITTEE MATTERS
Audit Committee Matters
Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for 2022, subject to ratification by shareholders. The Audit Committee has retained PwC as our independent registered public accounting firm continuously since 2002.
The Audit Committee annually evaluates the performance of our independent registered public accounting firm and determines whether to retain the current firm or consider other firms. In addition, in conjunction with the mandated rotation of our external auditor’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the external auditor’s new lead engagement partner.
In appointing PwC as our independent registered public accounting firm for 2022, the Audit Committee considered carefully PwC’s performance as the Company’s independent registered public accounting firm, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of the Company and our shareholders.
Because the members of the Audit Committee value the views of our shareholders on our independent auditors, even though ratification is not required by law, shareholders will have an opportunity to ratify this selection at the 2022 Annual Meeting. Representatives of PwC will be present at the 2022 Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If this proposal is not approved at the 2022 Annual Meeting, the Audit Committee may reconsider its selection of PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, can direct the appointment of a different firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and our shareholders’ best interests.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends that you vote “FOR” the ratification of PwC as our independent registered public accounting firm for 2022.

2022 Proxy Statement | 47

Audit Committee Report
The Audit Committee is responsible for overseeing IDEXX’s accounting, internal control and financial reporting processes and audit processes. As set forth in the Audit Committee’s charter, which is available on our website at www.idexx.com/corporate/corporate-governance.html, management is responsible for the preparation, presentation and integrity of IDEXX’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. IDEXX has a full-time internal audit department, and the Head of Internal Audit reports directly to the Audit Committee (and administratively to the Chief Financial Officer). Our internal audit department is responsible for, among other things, objectively reviewing and assessing the adequacy and effectiveness of our internal controls and procedures. The Audit Committee discusses our internal controls over financial reporting and management’s assessment of the effectiveness of those controls with management, the Head of Internal Audit and our independent registered public accounting firm.
Each Audit Committee member is an independent Director as determined by the Board of Directors, based on NASDAQ listing standards and our Corporate Governance Guidelines. Each Audit Committee member also satisfies the SEC’s additional independence requirement for members of audit committees. Our Board has determined that Mr. Junius, Mr. Claflin, Mr. Samad and Ms. Szostak each meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules.
At each of its nine regularly scheduled meetings in 2021, the Audit Committee met as a group with management, our independent registered public accounting firm, PwC, and the Head of Internal Audit. In addition, in performing its oversight function, the Audit Committee held separate private sessions with senior management and the independent auditors at each of its regularly scheduled meetings, and held separate private sessions with the Head of Internal Audit at each of its regularly scheduled meetings (other than those meetings scheduled to primarily review and discuss the Company’s quarterly earnings report), to assure that all were carrying out their respective responsibilities. Both PwC and the Head of Internal Audit had full access to the Audit Committee, including at regular meetings during which members of management were not present.
In addition, the Audit Committee:
•Reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2021 and discussed them with management and PwC;
•Discussed with PwC various communications that PwC is required to provide to the Audit Committee, including matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees; and
•Received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC their independence.
Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
Audit Committee
Daniel M. Junius, Chair
Bruce L. Claflin
Sam Samad
M. Anne Szostak

48 | 2022 Proxy Statement

AUDIT COMMITTEE MATTERS
Independent Auditors’ Fees
The following table summarizes the fees that PwC billed to us for each of the last two fiscal years for audit and other services.
For fiscal year 2021, audit fees also include an estimate of amounts not yet billed.

	Fiscal Years Ended December 31,
	2021 ($)	2020 ($)
Audit fees	$2,410,842	$2,116,625
Audit-related fees	—	—
Tax fees	2,284,402	997,592
All other fees	900	900
Total fees	$4,696,144	$3,115,117
Audit Fees. Consists of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in quarterly reports; the audit of the effectiveness of our internal controls over financial reporting; statutory audits or financial audits for our subsidiaries or affiliates; services associated with periodic reports and other documents filed with the SEC; and consultation concerning accounting or disclosure treatment of transactions or events and actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include due diligence services pertaining to potential acquisitions and services pertaining to the Company’s transition to new accounting standards.
Tax Fees. Consists of tax compliance fees of $131,234 and $134,700 in 2021 and 2020, respectively, and tax advice and consulting fees of $2,153,168 and $862,892 in 2021 and 2020, respectively. Included in tax advice and consulting fees are $2,035,300 and $660,000 in 2021 and 2020, respectively, related to an international restructuring in 2021 to align our global structure with our growth strategy and proposed and enacted changes in tax laws and regulations. The remaining tax compliance and tax advice and consulting fees were for services that included general U.S. federal, state and local tax consulting and compliance advice; general international tax consulting, structure and compliance advice; and review of federal, state, local and international income, franchise and other tax returns.
All Other Fees. Consists of fees for online research tools for accounting and financial reporting rules and guidance.
Out-of-Pocket Expenses and Value-Added Taxes. Included in the fee schedule above as components of each of Audit Fees, Tax Fees and All Other Fees are amounts billed by the independent auditors for out-of-pocket expenses ($5,326 and $0 in 2021 and 2020 respectively) and value-added taxes ($68,288 and $66,997 in 2021 and 2020, respectively).
2022 Proxy Statement | 49

Independent Auditor Fee Approval Policy
The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services performed by our independent auditor, and the fees paid by us for such services, in order to assure that the provision of such services does not impair the auditor’s independence. Under the policy, at the beginning of the fiscal year, the Audit Committee pre-approves the engagement terms and fees for the annual audit. Certain types of other audit services, audit-related services and tax services have been pre-approved by the Audit Committee under the policy. The Audit Committee is ultimately responsible for the audit fee negotiations associated with the retention of our independent auditor, and any services that have not been pre-approved by the Audit Committee as previously described must be separately approved by the Audit Committee prior to the performance of such services.
The Audit Committee periodically establishes pre-approved fee levels for all pre-approved services. The Audit Committee then periodically reviews actual and anticipated fees for the pre-approved services against the pre-approved fee levels. Any anticipated fees exceeding the pre-approved fee levels require further pre-approval by the Audit Committee. With respect to each service for which separate pre-approval is proposed, the independent auditor will provide a detailed description of the services to permit the Audit Committee to assess the impact of the services on the independence of the independent auditor.
The Audit Committee may delegate pre-approval authority to one or more of its members and has delegated such authority to its chair. The Audit Committee member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at the next scheduled meeting. The Audit Committee does not delegate its pre-approval responsibilities to management.
During the last two fiscal years, no services were provided by PwC that were approved by the Audit Committee pursuant to the de minimis exception to pre-approval contained in the SEC’s rules.
50 | 2022 Proxy Statement

EXECUTIVE COMPENSATION
Executive Compensation
Proposal Three – Advisory Vote to Approve Executive Compensation
We are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of our NEOs as described in this Proxy Statement at the 2022 Annual Meeting, as required pursuant to Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This proposal is commonly referred to as “say-on-pay.”
In recognition of the preference expressed by our shareholders regarding the frequency of “say-on-pay” advisory votes, we have submitted a “say-on-pay” proposal to our shareholders on an annual basis since our 2011 Annual Meeting. The next advisory vote on the frequency of “say-on-pay” advisory votes will be held at our 2023 Annual Meeting.
We have received overwhelming shareholder support of our “say-on-pay” proposal each year since our 2011 Annual Meeting. At the 2021 Annual Meeting, our shareholders approved our “say-on-pay” proposal with approximately 95% of the votes cast in favor of approving the compensation of our NEOs. The Board believes that this vote affirmed our shareholders’ support of our executive compensation program.
We encourage our shareholders, in deciding how to vote on this proposal, to read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis section, which discusses in detail our executive compensation program and how it implements our executive compensation philosophy, how our executive compensation program helps drive our business and other corporate strategies, the compensation decisions the Compensation and Talent Committee has made under our executive compensation program and some recent changes made to our compensation program.
Our Board recommends that our shareholders approve the following resolution:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement for the 2022 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.
As an advisory vote, it will not be binding. However, our Compensation and Talent Committee and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of this vote when making future compensation decisions for our NEOs.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends that you vote “FOR” the approval of the advisory resolution on executive compensation.

2022 Proxy Statement | 51

Executive Officers
Set forth below are the names, ages, current positions and biographical information of our executive officers as of March 31, 2022, other than Mr. Mazelsky, our President and CEO, whose biographical information is located on page 33:

Name	Age	Title
Brian P. McKeon	59	Executive Vice President, Chief Financial Officer and Treasurer
Tina Hunt, PhD	54	Executive Vice President and General Manager, Point of Care Diagnostics and Worldwide Operations
Michael J. Lane	54	Executive Vice President and General Manager, Global Reference Laboratories and Information Technology
James F. Polewaczyk	59	Executive Vice President and Chief Commercial Officer
Martin Smith, PhD	54	Executive Vice President and Chief Technology Officer
Sharon E. Underberg	60	Executive Vice President, General Counsel and Corporate Secretary
Michael P. Johnson	45	Senior Vice President and Chief Human Resources Officer
Kathy V. Turner	58	Senior Vice President and Chief Marketing Officer
Brian P. McKeon. Mr. McKeon has been Executive Vice President, Chief Financial Officer, and Treasurer since January 2014. He leads our finance, corporate development and investor relations functions, and since June 2019, he has had oversight responsibility for our Water and Livestock, Poultry and Dairy business segments and the business of OPTI Medical Systems, Inc. In addition, from January 2014 through March 2022, Mr. McKeon had oversight responsibility over our strategy function, and from June 2019 to January 2020, he had oversight responsibility over the Companion Animal Group business in Latin America. Mr. McKeon has served as a Director of Alkermes plc since December 2020, where he serves as Chair of the Financial Operating Committee and as a member of the Compensation Committee. Mr. McKeon served as a Director of IDEXX from July 2003 through December 2013, including serving as Chair of the Audit Committee and as a member of the Compensation Committee. He also served as a Director of athenahealth, Inc. from September 2017 to February 2019. Mr. McKeon was Executive Vice President of Iron Mountain Incorporated from April 2007 to December 2013 and Chief Financial Officer of Iron Mountain from April 2007 to October 2013. Mr. McKeon was also Executive Vice President and Chief Financial Officer of The Timberland Company from March 2000 to April 2007. From 1991 to 2000, Mr. McKeon held several finance and strategic planning positions with PepsiCo Inc., serving most recently as Vice President, Finance, at Pepsi-Cola, North America. Mr. McKeon holds an undergraduate degree in Accounting from the University of Connecticut and an MBA with high distinction from Harvard University.
Tina Hunt, PhD. Dr. Hunt has been an Executive Vice President of IDEXX and the General Manager of Point of Care Diagnostics, and Worldwide Operations since January 2020. Prior to that, she served as a Corporate Vice President at IDEXX from November 2016 to January 2020, with a portfolio that included the Company’s IDEXX VetLab, Diagnostic Imaging, and Telemedicine businesses. Dr. Hunt joined IDEXX in 2006 and served in various leadership roles in support of the Company’s robust innovation pipeline, most recently leading the IDEXX VetLab organization as General Manager. In this role, she led development of industry-leading veterinary diagnostic analyzers and assays for a growing and increasingly complex global sector. Prior to joining IDEXX, Dr. Hunt served as Vice President at Woodard Curran, where she led the firm's litigation support practice. Dr. Hunt has been a Director of Veeva Systems, Inc. since January 2022. She holds an undergraduate degree in Civil Engineering from Panjab Engineering College, a master’s degree in Environmental Engineering from Purdue University, an MBA from the University of Southern Maine and a PhD in Environmental Engineering from Purdue University.
Michael J. Lane. Mr. Lane has been an Executive Vice President of IDEXX since January 2020 and previously served as a Corporate Vice President from July 2015 to January 2020 and a Vice President from 2012 to July 2015. He has been the General Manager of IDEXX's Global Reference Laboratories business since November 2016, with a portfolio that also currently includes the Company's worldwide Information Technology, Telemedicine business and IDEXX BioAnalytics. Prior to becoming the General Manager of our Global Reference Laboratories business, he served as the General Manager of the Company's U.S. Reference Laboratories from June 2014 to November 2016. In addition to his responsibilities for the Reference Laboratories business, from July 2015 through December 2016, Mr. Lane provided strategic direction for the Company's SNAP Point-of-Care testing. In 1999, he joined the IDEXX VetLab organization, where he held various leadership positions with responsibilities in commercial marketing, product management, and new product development, and served as General Manager from 2012 to 2014. Mr. Lane joined IDEXX in 1997, supporting strategic planning and business development for diagnostic laboratory services as IDEXX entered the global reference laboratory market segment. Mr. Lane holds an undergraduate degree in International Politics and Economics from Middlebury College and an MBA from the Tuck School of Business at Dartmouth College.

52 | 2022 Proxy Statement

EXECUTIVE COMPENSATION
James F. Polewaczyk. Mr. Polewaczyk has been an Executive Vice President and the Chief Commercial Officer of IDEXX since January 2020. After joining IDEXX as a Corporate Vice President in February 2007, he served in various leadership roles. From June 2014 to January 2020, he led the Company’s North American Companion Animal Group Commercial Operations. Prior to this, from July 2012 to June 2014, he led the Company’s Companion Animal Group Reference Laboratories and Telemedicine lines of business, and from 2007 to 2012, he led the Company’s Rapid Assay, Digital Imaging and Telemedicine business lines. Prior to joining IDEXX, from 2001 to 2006, Mr. Polewaczyk was General Manager of the Medical Consumables and Sensors business at Philips Medical Systems, a subsidiary of Royal Philips Electronics (now named Royal Philips). Prior to that, Mr. Polewaczyk spent 15 years at Hewlett-Packard Corporation in a variety of senior marketing and medical technology product development roles. Mr. Polewaczyk holds an undergraduate degree in Electrical Engineering from Worcester Polytechnic Institute and an MBA from Boston University.
Martin Smith, PhD. Dr. Smith has been Executive Vice President and Chief Technology Officer since August 2021. Prior to joining IDEXX, he served as Vice President and Chief Technology Officer of Cytiva, which is part of Danaher Corporation, from August 2020 to July 2021. Previously, Dr. Smith held various leadership positions with increasing responsibilities at Pall Corporation, most recently serving as Pall’s Chief Technology Officer from September 2014 to August 2020. Dr. Smith’s prior roles at Pall included Senior Vice President, Pall R&D from 2010 to 2014, Vice President, Research & Development, Pall Medical from 2008 to 2010 and Senior Director, Pall Life Science R&D from 2006 to 2008. Dr. Smith received an undergraduate degree in biological sciences from University of Essex, a master’s degree in Biotechnology from Reading University and a PhD in Cell Biology from University College London. He is the holder of multiple U.S. issued patents in the area of separations science.
Sharon E. Underberg. Ms. Underberg serves as Executive Vice President, General Counsel and Corporate Secretary. In this capacity, she leads IDEXX’s global legal, corporate governance, compliance and corporate secretary functions. Ms. Underberg joined the Company in February 2019 as a Corporate Vice President and assumed the roles of General Counsel and Corporate Secretary in March 2019, and she was appointed a Senior Vice President effective January 1, 2021 and an Executive Vice President effective February 9, 2022. Prior to joining IDEXX, Ms. Underberg served as General Counsel, Secretary and Senior Vice President of Eastman Kodak Company (Kodak) from January 2015 to January 2019. Prior to that, she served as Kodak’s Deputy General Counsel and Vice President, Legal Department, from September 2014 to January 2015, Assistant General Counsel and Vice President, Legal Department, from June 2006 to September 2014, and as Assistant Secretary from June 2004 to June 2006. Prior to joining Kodak in October 1989, Ms. Underberg was an attorney in private practice. She holds an undergraduate degree in Political Science from Brandeis University and a JD from the University of Pennsylvania School of Law.
Michael P. Johnson. Mr. Johnson has been our Senior Vice President and Chief Human Resources Officer since March 2022 and leads worldwide human resources. Prior to joining us, Mr. Johnson began his career in 1999 at Abbott Laboratories, Inc., where he held various human resources positions of increasing seniority, including serving as Divisional Vice President of Diversity and Inclusion from July 2020 to March 2022, Divisional Vice President, Human Resources, for Abbott Diabetes Care from January 2017 to June 2020 and for Abbott Medical Optics from November 2013 to December 2016, and Regional Human Resources Director for a variety of international operations in Asia and Europe from 2009 to 2013. Mr. Johnson holds an undergraduate degree in Organizational Administration from the University of Illinois.
Kathy V. Turner. Ms. Turner serves as Senior Vice President and Chief Marketing Officer of IDEXX. In this capacity, she leads IDEXX’s Global Companion Animal Commercial Marketing and Global Medical organizations. Ms. Turner joined the Company in May 2014 as a Corporate Vice President, and she was appointed a Senior Vice President effective January 1, 2021. Since January 2020, she has served as our Chief Marketing Officer, and from May 2014 to December 2019, she led the Company’s Europe, Middle East and Africa (EMEA) Companion Animal Commercial Operations and the Company’s Asia Pacific Companion Animal, Water, Livestock, Poultry and Dairy Commercial Operations. Prior to joining IDEXX, from 1987 to May 2014, Ms. Turner held various leadership positions with increasing responsibilities at Abbott Laboratories, Inc., including serving as Divisional Vice President of European Commercial Operations for the Diagnostics Division from 2011 to 2014 and Divisional Vice President of Global Strategic Operations for the Diagnostics Division from 2007 to 2011. Ms. Turner holds an undergraduate degree in Marketing and Advertising from Syracuse University.

2022 Proxy Statement | 53

Compensation Discussion and Analysis
This section describes our executive compensation program, the oversight provided by the Compensation and Talent Committee and the 2021 compensation for our NEOs:

Name	Position
Jonathan J. Mazelsky	President and CEO
Brian P. McKeon	Executive Vice President, Chief Financial Officer and Treasurer
James F. Polewaczyk	Executive Vice President and Chief Commercial Officer
Michael J. Lane	Executive Vice President and General Manager, Global Reference Laboratories and Information Technology
Tina Hunt, PhD	Executive Vice President and General Manager, Point of Care Diagnostics and Worldwide Operations
To assist your review, note that the information provided in our Compensation Discussion and Analysis is organized in the following six subsections:
Executive Summary
Our Compensation Philosophy

Philosophy
Our compensation philosophy is to attract, motivate, focus and retain talented executives who are aligned with and passionate about our Purpose: to be a great company that creates exceptional long-term value for our customers, employees and shareholders by enhancing the health and well-being of pets, people and livestock.

Pay-for-Performance Framework
In furtherance of this philosophy, our executive compensation program is largely based on a pay-for-performance framework designed to achieve three key objectives:

	Objectives

1		2	3
Attract, motivate, focus and retain highly-skilled executives.		Create alignment between management and shareholder interests by establishing a strong connection between compensation, stock ownership and creation of shareholder value.
Reward executives for building a highly engaged, high-performance culture that values equity, diversity and inclusion and corresponds with our Guiding Principles:
•Sustaining market leadership;
•Exceeding the expectations of our customers;
•Empowering and rewarding our employees;
•Innovating with intelligence;
•Cultivating entrepreneurial spirit; and
•Contributing to our communities.

54 | 2022 Proxy Statement

EXECUTIVE COMPENSATION
2021 Performance Highlights
We delivered exceptional financial results in 2021 and exceeded all the financial goals used to determine the 2021 annual performance-based cash bonus paid to our NEOs.

Organic Revenue Growth[1]	Operating Profit	Earnings per Share	ROIC[1]
	($ in millions)	(Diluted)

1    Refer to Appendix A for a description and reconciliation of organic revenue growth and ROIC to their most directly comparable financial measures under GAAP.

Our delivery of consistent and strong financial results over time is reflected in our compound annual total shareholder return over the last one-, three- and five-year periods, which outperformed the S&P 500 Index and the average of our compensation peer group over the same periods.

1-, 3- and 5-Year Compound Annual Total Shareholder Return %*

*    Based on total return to shareholders, assuming dividend reinvestment for those companies issuing dividends. All three periods ended December 31, 2021.
**    Average of the compensation peer group identified beginning on page 61 and excludes IDEXX.
In addition, we delivered excellent results against the non-financial goals set by the Board for 2021, which were also used to determine the 2021 annual performance-based cash bonus paid to our NEOs. These non-financial goals focused on key strategic initiatives such as the enhancement of global commercial execution, delivery of memorable customer experiences, innovation for continued long-term growth, strengthening and engagement of our talent while building a more diverse and inclusive organization, and a continued commitment to corporate responsibility and sustainability.
For greater detail regarding our achievement against these non-financial goals in the context of our 2021 Executive Incentive Plan, refer to the discussion under “Non-Financial Performance Factor” beginning on page 66.
2022 Proxy Statement | 55

Total Direct Compensation Summary
The total direct compensation for each of our NEOs reflect their substantial contributions to our exceptional performance in 2021. Specifically, the Compensation and Talent Committee determined 2021 compensation for our NEOs in light of our consistently strong total shareholder return and achievement against other financial and non-financial goals geared toward sustaining our long-term growth and delivering shareholder value. In making these determinations, the Compensation and Talent Committee gives primary consideration to each NEO’s impact on our results in the context of our business model and their scope of responsibility, in addition to other relevant factors (such as prior experience and sustained high performance) and data on prevailing market compensation levels.
The following table provides an overview of total direct compensation paid to our NEOs for fiscal year 2021, including a breakdown of each of the three key elements of total direct compensation and the 2021 target annual performance-based cash bonus compared to the actual amount of the 2021 annual performance-based cash bonus.

		Annual Performance-Based Cash Bonus			Equity-Based Long-Term Incentives
	Base Pay ($)	Target Bonus (% of Base Pay)	Target Bonus ($)	Actual Bonus ($)	Grant Value (1) ($)	Total Direct Compensation ($)
Jonathan J. Mazelsky	1,000,000	125%	1,250,000	2,062,500	6,000,000	9,062,500
Brian P. McKeon	628,300	75%	471,225	777,521	2,200,000	3,605,821
James F. Polewaczyk	525,000	75%	393,750	649,688	1,400,000	2,574,688
Michael J. Lane	525,000	75%	393,750	649,688	1,400,000	2,574,688
Tina Hunt, PhD	525,000	75%	393,750	649,688	1,400,000	2,574,688
(1)Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Refer to Note 5 to our consolidated financial statements included in our 2021 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards and stock options.
For greater detail regarding the compensation determinations made by the Compensation and Talent Committee with respect to our NEOs, refer to the discussion under “How We Paid Our NEOs in 2021” beginning on page 63.
56 | 2022 Proxy Statement

EXECUTIVE COMPENSATION
Key Compensation Practices and Policies
We seek to promote the long-term interests of our shareholders through our prudent compensation practices and policies with respect to our NEOs and other senior executives:
Executive Compensation Program Design

What We Do	What We Don’t Do
 Align pay with our performance by having a weighted average of 84% of 2021 target total direct compensation for our NEOs consist of variable compensation
 Generally target aggregate total direct compensation for our NEOs within a competitive market range, taking into account the Company’s performance and relative growth trajectory; the individual’s performance and experience; and competitive market factors
 Focus, in part, on effectiveness of management to invest in the future of the business through its innovation, employees, systems and processes
No uncapped payouts under our Executive Incentive Plan
Equity-Award-Related Practices

What We Do	What We Don’t Do
 Apply a one-year minimum vesting period to equity awards granted to employees
 Minimum fair market value exercise price for options
 Include non-competition, non-solicitation and related forfeiture provisions in our equity award agreements for our executives
No dividends or the equivalents on unearned or unvested equity awards No backdating or “spring loading” of options, and no repricing or buyout of underwater stock options without shareholder approval
Compensation Governance and Risk Mitigation

What We Do	What We Don’t Do
 Review our peer group annually and engage in rigorous, annual benchmarking to align our executive compensation program with the market
 Review and verify annually the independence of the Compensation and Talent Committee’s independent compensation consultant
 Conduct an annual compensation program risk assessment
 Provide limited benefits and perquisites to our senior executives that are not otherwise made available to our other salaried employees
 Require our senior executives to satisfy robust stock ownership guidelines to strengthen the alignment with our shareholders’ interests
 Maintain a clawback policy that allows us to recover annual and long-term performance-based compensation if we are required to restate our financial results, other than a restatement due to changes in accounting principles or applicable law.
 Hold an advisory vote on executive compensation on an annual basis to provide our shareholders with an opportunity to give feedback on our executive compensation program
 Cap annual performance-based cash bonuses at 200% of target

 No employment contracts with our NEOs, other than with our CEO
 No tax gross-ups of perquisites or 280G excise taxes, except standard tax equalization measures for expatriates, relocation costs and de minimis amounts for spousal and partner travel expenses to our annual President’s Club events
 No supplemental executive retirement plan
 No single-trigger change-in-control bonus payments or vesting of equity awards (except for 25% vesting of equity awards upon a change-in-control)
 No stock options granted below fair market value
 Pledging our common stock by executive officers and Directors prohibited
 Hedging or selling short our common stock prohibited

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How We Determine Compensation
Compensation Elements and Objectives
In support of our executive compensation philosophy and pay-for-performance objectives, our executive compensation program consists of the following three key elements, which in total are within a competitive range for similar positions of our peer group and market survey compensation data, and are designed to emphasize annual and long-term performance-based compensation:

Compensation Key Elements

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Compensation Mix
We believe that variable compensation, such as performance-based cash bonuses and equity-based compensation with four-year vesting, should be a higher percentage of total compensation for our senior executives, including our NEOs, than for our other employees. We also believe that variable compensation relates most directly to creating long-term shareholder value by providing strong incentives to achieve strategic and financial objectives over time, and also serves to motivate and retain executives. In general, the total target direct compensation mix for our CEO and our other NEOs (as an average) for 2021 is as follows:

Components of CEO 2021 Pay	Base Salary 11% Annual Performance-Based Cash Bonus 23% Equity-Based Long-Term Incentives 66% At Risk 89%

Components of Other NEOs’ 2021 Pay (Average)

Base salary 19% Annual Performance-Based Cash Bonus 24% Equity-Based Long-term Incentives 57% At Risk 81%
When the Compensation and Talent Committee makes decisions with respect to each element of an executive’s compensation, it also considers the total compensation that may be awarded to the executive. Overall, the Committee’s goal is to award compensation that corresponds with our compensation philosophy and objectives when all elements of the compensation program are considered individually and in total.
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Roles and Responsibilities
The Compensation and Talent Committee engages an independent compensation consultant to inform and support its decisions on executive compensation. In October 2021, after overseeing a robust request-for-proposal process, the Committee selected and engaged Farient Advisors LLC (Farient) as its new independent compensation consultant, replacing its former independent compensation consultant FW Cook. The engagement of Farient and termination of FW Cook became effective on October 18, 2021. The Committee selected Farient after carefully considering its credentials, relevant experience and independence.
Our independent compensation consultant participated along with the Compensation and Talent Committee and senior management in a collaborative process to determine the compensation that our NEOs earned in 2021:

Responsible Party	Primary Role and Responsibilities Relating to Compensation Decisions
Compensation and Talent Committee (Composed solely of independent, non-employee Directors and reports to the Board)
•Oversees our executive compensation program, policies and practices, taking into account business goals and strategies, legal and regulatory developments and evolving best practices;
•Establishes performance goals for purposes of compensation decisions for our NEOs;
•Conducts an annual evaluation of the CEO’s performance in consultation with the full Board and determines his compensation;
•Reviews and approves the CEO’s recommendations for compensation for the other NEOs and senior executives, making changes when deemed appropriate;
•Approves all changes to the composition of the peer group; and
•Reviews and makes recommendations to the full Board with respect to Director compensation.

Independent Consultant to the Compensation and Talent Committee*
•Provides the Compensation and Talent Committee with analysis and advice pertaining to CEO, executive and Director compensation program design, including industry survey analysis, explanation of current and developing best practices and regulatory changes;
•Recommends a relevant group of peer companies against which to benchmark the competitiveness and appropriateness of our CEO, executive and Director compensation;
•Analyzes peer companies’ CEO and executive compensation annually, and Director compensation no less frequently then every two years, to assist the Compensation and Talent Committee in determining the appropriateness and competitiveness of our CEO, executive and Director compensation;
•Reviews any proposed changes to CEO, executive and Director compensation program design;
•Reviews compensation disclosure materials;
•Analyzes our compensation practices to assist the Compensation and Talent Committee in determining whether risks arising from such practices are reasonably likely to have a material adverse effect on IDEXX; and
•Provides specific analysis and advice periodically as requested by the Compensation and Talent Committee.

Senior Management
•Our CEO recommends to the Compensation and Talent Committee annual compensation for the other NEOs and senior executives reporting directly to the CEO based on his assessment of their performance;
•Our CEO; Executive Vice President, General Counsel and Corporate Secretary; and our Senior Vice President and Chief Human Resources Officer work with the Compensation and Talent Committee Chair to set agendas, prepare materials for Compensation and Talent Committee meetings, and generally attend meetings, as appropriate, and prepare meeting minutes;
•Our Executive Vice President, General Counsel and Corporate Secretary, with the assistance of internal legal counsel and external legal counsel, provides the Compensation and Talent Committee with legal advice and support on executive compensation and related matters from time to time; and
•Our Chief Financial Officer also works with the Senior Vice President and Chief Human Resources Officer in the preparation of some materials for Compensation and Talent Committee meetings.

No member of management is present in Compensation and Talent Committee meetings when matters related to their individual compensation are under discussion or when the Compensation and Talent Committee otherwise meets in executive session.

*    During 2021, the Compensation and Talent Committee was assisted by its independent compensation consultants FW Cook (until October 18, 2021) and Farient (beginning October 18, 2021). Other than the support that each provided to the Compensation and Talent Committee, neither FW Cook nor Farient provided any other services to the Company or management and each only received compensation from the Company for the services provided to the Compensation and Talent Committee. During the year, the Compensation and Talent Committee conducted evaluations of the independence of each of FW Cook and Farient considering the relevant regulations of the SEC and the NASDAQ listing standards. The Compensation and Talent Committee concluded that FW Cook and Farient were each independent of the Company and the services performed by, and the individual compensation advisors employed by, each of FW Cook and Farient raised no conflicts of interest.
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Results of the 2021 “Say-on-Pay” Advisory Vote
At our 2021 Annual Meeting, our shareholders voted approximately 95% (represented by 66,390,797 votes) in favor of approving the compensation of our NEOs and 5% (represented by 3,860,320 votes) against. Although the results of this vote are non-binding, the Compensation and Talent Committee considered these results in determining compensation policies and decisions and concluded that the compensation paid to our NEOs and our overall pay practices are strongly supported by our shareholders.
The chart below illustrates the results of our last three annual shareholder votes regarding the compensation of our NEOs:
Compensation Benchmarking and Peer Group
The Compensation and Talent Committee believes that market data, including compensation data from a peer group of comparable companies, is essential to determining compensation targets and actual awards that attract and retain highly talented senior executives. The Committee uses market data to assess the competitiveness of our compensation packages relative to similar companies and to ensure that our compensation program is consistent with our compensation philosophy. Annually (and more frequently, where appropriate), the Committee engages its independent compensation consultant to conduct a market benchmarking study for our senior executives, including our CEO and our other NEOs. The Committee’s objective is to provide executives with target total direct compensation that is generally within a competitive range, unless the circumstances warrant a different determination (e.g., prior experience, sustained high performance).
Our executive compensation program is benchmarked against a peer group of medical device, technology and healthcare services companies selected by our Compensation and Talent Committee. Our independent compensation consultant makes recommendations that the Committee takes into account in selecting our peer group, and reassesses our peer group composition annually to identify appropriate changes needed to ensure that the peer group continues to provide an appropriate benchmark for competitive pay analysis. All changes recommended by our independent compensation consultant are subject to the review and approval of the Committee.
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We view the peer group selection process as a critical aspect of our executive compensation program because benchmarking our pay practices against our market peers provides us with key information relevant to the attraction and retention of talent. The composition of our peer group is based upon a number of criteria, including the following:

Industry and Business Characteristics
Our peer companies are publicly-traded U.S. companies that operate in similar industries and, to the extent possible, have similar cost structures, business models and global reach. Generally speaking, we look to companies that fall within our industry classification, based on the Global Industry Classification Standard (GICS), and specifically companies that qualify as Healthcare Equipment and Supplies and Life Sciences Tools & Services companies under GICS.

Size
Based on the strong correlation between compensation opportunity levels and company size, we look for comparably sized companies as measured by metrics such as revenue, net income, market capitalization and number of employees.

Competition for Executive Talent	In selecting our peer group, we seek to identify companies with which we compete with respect to attracting or retaining executive talent.
Competition for Investor Capital	Because compensation expense is a factor in financial performance and resulting margins, it is important to consider companies that shareholders may consider as alternative investment opportunities.
Statistical Reliability
We believe that, to provide a statistically significant number of data points that will yield meaningful benchmarking opportunities, our peer group should be composed of at least twelve companies, with a target group of between fifteen and twenty.

Additional Factors	In addition to the foregoing, we consider certain other refining characteristics when selecting peers, including our ISS and Glass Lewis peer companies and companies that identify IDEXX as a peer for compensation purposes.
Overall Reasonableness
While individual peer companies may satisfy some but not all of the relevant criteria, we view the group as a whole and determine whether, in totality, the group is reasonable and defensible for benchmarking purposes and whether the resulting comparison data is rational.

In February 2021, when the Compensation and Talent Committee set 2021 base salaries and made 2021 equity awards, our peer group included the following firms:
IDEXX Compensation Peer Group (16 Companies in Total)

Agilent Technologies, Inc.	Illumina, Inc.
Align Technology, Inc.	PerkinElmer, Inc.
Bio-Rad Laboratories, Inc.	ResMed Inc.
The Cooper Companies, Inc.	STERIS plc
DexCom, Inc.	Teleflex Incorporated
Edwards Lifesciences Corporation	Varian Medical Systems, Inc.*
Elanco Animal Health Incorporated	Waters Corporation
Hologic, Inc.	Zoetis Inc.
*    On April 15, 2021, Varian Medical Systems, Inc. was acquired by, and merged with and into, Siemens Healthineers AG.
This peer group included the same companies that constituted the peer group referenced by the Compensation and Talent Committee when it determined 2020 compensation, except that:
•Integra LifeSciences Holdings Corporation was removed, due to differences in size metrics; and
•DexCom, Inc. was added because it has similar revenue, market capitalization and other business characteristics.
As part of our compensation benchmarking process, we utilize a blend of peer group data and survey data representing companies similar to IDEXX in size and business model.

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How We Paid Our NEOs in 2021
In making compensation determinations for our NEOs, the Compensation and Talent Committee gives primary consideration to their impact on our results in the context of our business model and their scope of responsibility, in addition to other relevant factors (such as prior experience and performance) and data on prevailing market compensation levels. The Committee also gives considerable weight to the CEO’s evaluation of the other NEOs because of his unique knowledge of their responsibilities, performance and contributions. Before making its final decisions regarding Mr. Mazelsky’s 2021 compensation, the Compensation and Talent Committee consulted with the Board and considered the Board members’ feedback and assessment of Mr. Mazelsky’s overall performance in 2021.
The Compensation and Talent Committee’s 2021 compensation decisions for each of our NEOs reflects their substantial contributions to our exceptional performance in 2021, as reflected by our strong results against the financial and non-financial goals included in our 2021 Executive Incentive Plan. The Compensation and Talent Committee’s compensation decisions for Mr. Mazelsky also reflect his outstanding performance and the exceptional leadership he continued to demonstrate as President and CEO while guiding the organization through the operational complexities posed by the ongoing COVID-19 pandemic. In deciding to increase Mr. Mazelsky’s base salary and annual equity award in 2021, the Compensation and Talent Committee also took into account that total direct compensation for the CEO in 2020 was below median compared to the benchmark group used for compensation purposes and had been determined, in part, to provide appropriate room for future increases assuming sustained performance and demonstrated leadership and to appropriately incentivize Mr. Mazelsky to drive our business performance in 2021 and beyond.
For each of our NEOs, including our CEO, the Compensation and Talent Committee determines each component of compensation — base salary, annual performance-based cash bonus and equity-based long-term incentive compensation — based on overall achievement of our financial and non-financial performance goals. We describe those components and how they are determined in more detail in the sections that follow.
Base Salary
The Compensation and Talent Committee reviews and approves base salary levels annually, typically in the first fiscal quarter, as part of our compensation planning process. The Committee targets base salary for the executives within a competitive market range, taking into account the sustained high performance of the Company. Individual executive base salary levels may vary at the high or low end of the competitive range when factoring in contributions to our overall financial performance, and an individual’s strengths, level and scope of responsibilities, skills, experience, past performance and potential.
The 2021 base salaries of our NEOs are included in the table under “Total Direct Compensation Summary” on page 62. In February 2021, the Compensation and Talent Committee approved 2021 base salary increases for our CEO and each of our other NEOs to more closely align these base salaries within the market range for these positions and to ensure they are internally equitable, where appropriate.
Annual Performance-Based Cash Bonus
Pursuant to the 2021 Executive Incentive Plan (Executive Incentive Plan) that the Compensation and Talent Committee adopted in February 2021, each of our NEOs and other participating senior executives received an annual performance-based cash bonus for 2021 calculated by multiplying the executive’s target bonus amount by an overall performance factor consisting of two weighted components:

Overall Performance Factor

Target Annual Performance- Based Cash Bonus Amount	x	Financial Performance Factor	+	Non- Financial Performance Factor	=	Actual Annual Performance- Based Cash Bonus Amount
		60% Weighting		40% Weighting

Each participating executive’s target bonus amount is equal to a certain percentage of their annual base salary, and their actual bonus is capped at 200% of this target bonus amount, mitigating the risk associated with this type of incentive compensation design. The Compensation and Talent Committee sets the target percentages to provide a suitable mix of
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fixed and variable compensation and to maintain an appropriate weighting of annual versus longer-term incentives, consistent with our compensation philosophy.

Base Salary	x	Target Incentive %	=	Target Annual Performance-Based Cash Bonus Amount
The overall performance factor used to calculate these bonuses consists of:
•a financial performance factor, determined by measuring against four specific financial metrics selected by the Compensation and Talent Committee (for more detail, refer to the discussion under “Financial Performance Factor” on page 64); and
•a non-financial performance factor, determined by measuring our achievement of non-financial performance goals approved by the Board that are focused on strengthening and positioning IDEXX for sustained future growth and profitability (for more detail, refer to the discussion under “Non-Financial Performance Factor” on page 66).
The Compensation and Talent Committee annually establishes the respective weightings of the financial and non-financial performance factors. For 2021, the Committee established weightings of 60% for the financial performance factor and 40% for the non-financial performance factor. These were the same as the weightings used for 2020.
Overall and Individual Performance Factors
In 2021, the overall performance factor was calculated as 165% for each of the NEOs based on strong results for both the financial and non-financial performance factors. Our exceptional financial performance in 2021 exceeded the targets for all four of the financial performance metrics and resulted in the maximum payout rating with respect to organic revenue growth, operating profit, and earnings per share (diluted), and payout between target and maximum with respect to ROIC. The Compensation and Talent Committee also considered the relative contributions made by each NEO to the achievement of our financial and non-financial goals, as well as other factors, such as their performance managing through the business and operational challenges related to the ongoing COVID-19 pandemic, and the scope of and tenure in their roles at IDEXX, in determining the final amount of each award. Based on these considerations, the Compensation and Talent Committee determined that it was appropriate to award each NEO a 2021 annual performance-based cash bonus that equaled 165% of their target.
Financial Performance Factor
The Compensation and Talent Committee annually establishes the financial metrics used to calculate the financial performance factor and their respective weightings. For 2021, the Executive Incentive Plan included four financial performance metrics: organic revenue growth, operating profit, earnings per share (diluted) and ROIC:

Organic Revenue Growth Rating	+	Operating Profit Rating	+	Earnings per Share (Diluted) Rating	+	ROIC Rating	=	Financial Performance Factor
40% Weighting		20% Weighting		20% Weighting		20% Weighting
These metrics relate to Company-wide performance that our participating senior executives directly influence, which ensures a connection between their annual performance and the actual performance-based cash bonus payment amounts. In addition, the Compensation and Talent Committee selected these financial metrics (and the applicable weighting) because
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the Committee believes that strong performance in these financial measures of growth, profitability and return will maximize shareholder value:

Financial Metric	Purpose
Organic Revenue Growth	•Drives our overall performance •Enables profitability and economic return
Operating Profit
•Reflects the profitability of our core business operations and demonstrates the efficiency with which we convert our top-line revenue into profits
•Drives focus on sustaining revenue growth that is profitable

Earnings per Share (Diluted)	•Measures our profitability to shareholders after financing costs and taxes •Supports alignment with our shareholders’ interests
ROIC	•Measures the efficiency with which we use our invested capital to generate returns •In balance with revenue growth, drives long-term shareholder value creation
The Committee established 2021 threshold, budget and maximum performance goals for each of these metrics, which are aligned with the goals included in the Company’s 2021 annual business plan approved by the Board:
•The threshold goal for each metric is the minimum level of performance required to achieve a payout rating for that metric. The payout rating for threshold performance is 50%, and below threshold performance will result in a 0% payout rating for that metric.
•The budget goals are aligned with our long-term financial goals, as reflected in our long-term financial potential model described under “Generating Long-Term Value” on page 9. Establishing these budget goals as performance targets incentivizes our participating senior executives to deliver on those financial goals, and achieving the budget goal will result in a 100% payout rating for the applicable metric.
•The maximum goal for each metric is set at a level that requires superior performance, and performance at or above the maximum goal will result in a maximum payout rating of 180% for that metric.
In the event performance of any metric is between the threshold and maximum goals, the payout rating for that metric is calculated on a sliding scale, ranging from 50% to 180%.
The table below illustrates our performance versus the budget goal with respect to each financial metric selected by the Compensation and Talent Committee for the Executive Incentive Plan for 2021, and the resulting calculation of the financial performance factor:

	Organic Revenue Growth (1)	Operating Profit ($ in millions)	Earnings per Share (Diluted)	ROIC (2)	2021 Financial Performance Factor (%)
2021 Actual	16.4%	$932.0	$8.60	59.4%
2021 Budget Goal (3) (4)	10.6%	$850.4	$7.83	53.8%
Variance to 2021 Budget Goal	5.8%	$81.7	$0.77	5.5%
Payout Rating (4)	180.0%	180.0%	180.0%	168.8%
Weighting	40%	20%	20%	20%
Weighted Average Percentage	72.0%	36.0%	36.0%	33.8%	178%
(1)Organic revenue growth is a non-GAAP financial measure. Information regarding organic revenue growth and its calculation is provided in Appendix A.
(2)ROIC is a non-GAAP financial measure. Information regarding ROIC and its calculation is provided in Appendix A.
(3)In evaluating financial performance, the Compensation and Talent Committee reviewed the 2021 goals as adjusted to eliminate, among other things, the effects of differences between actual foreign currency exchange rates during 2021, as compared to the rates assumed in setting the budget, as well as the effects of discrete items such as acquisitions and acquisition-related expenses and the tax effects of share-based compensation activity under ASU 2016-09, ”Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.”
(4)Achievement of the Company’s goal for each of the financial metrics equates to 100% payout for that metric, with separate pre-defined performance scales for each financial metric resulting in an increase or decrease in the percentage payout, as described above. The maximum payout rating for each financial metric is 180%, and we achieved the maximum payout rating for three financial metrics: organic revenue growth, operating profit and earnings per share (diluted).
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Non-Financial Performance Factor
The Compensation and Talent Committee determines the non-financial performance factor, representing 40% of the overall performance factor under the Executive Incentive Plan, by considering achievement against the annual goals approved by the Board and intended to strengthen the business to support long-term performance as summarized below.
The non-financial goals for 2021 for the Executive Incentive Plan were focused on five strategic priorities set at the beginning of the year: enhance global commercial execution, deliver memorable customer experiences, innovate for continued long-term growth, strengthen and engage our talent while building a more diverse and inclusive organization, and continue our commitment to corporate responsibility and sustainability. Additionally, in 2021, we continued to execute on our long-term strategic and investment plans to support future growth and our long-term financial goals, including continued investments in research and development, capital expenditures, and targeted business development.
•Enhance global commercial execution
◦Successfully broadened our global CAG sector presence to enhance commercial execution capabilities with significant expansions in key countries, including Germany, South Korea and France, with post-expansion performance exceeding expectations.
◦Made significant progress in our Center of Excellence approach to these expansions, with advancements made in the areas of sales operations, commercial systems, shared services and commercial training and education.
◦Contributed to accelerated adoption of higher standards of care by IDEXX customers, aligned with our long-term growth goals, through high customer engagement, a performance culture and organizational tenure.
•Deliver memorable customer experiences
◦Maintained a strong focus on customer experience and continuously adapted to COVID-19 related challenges.
◦Advanced several initiatives and met significant milestones in deploying key customer experience enabling technologies, including Salesforce Service Cloud for the CAG business in North America.
◦Achieved a world-class Net Promoter Score in the U.S. and industry leading customer satisfaction survey results in the U.S. on several key dimensions: overall company performance; bringing innovative services and technologies; ease of doing business; acting as a partner to the practice; and overall support provided during the COVID-19 pandemic.
◦Maintained quality of service level promises and reliable global product availability to meet accelerated customer demand despite COVID-19-related challenges and continued industry-wide supply chain disruptions.
◦Implemented a broad set of initiatives to strengthen operations and increase supply chain agility and capacity to ensure continued frictionless customer experience, including securing supply protection measures, increasing inventory holdings and expanding distribution footprint and capacity, as well as achieving reference lab network optimization goals.
•Innovate for continued long-term growth
◦Completed the successful launch and commercialization of our new ProCyte One hematology analyzer, exceeding a set of business, quality and customer experience goals with over 2,500 analyzers delivered globally.
◦Expanded our software portfolio with the successful acquisition of ezyVet, a cloud-native industry-leading PIMS to support growing customer needs for cloud-based solutions, with integration efforts and performance exceeding initial targets.
◦Completed final development stages for a series of new products and services launched in early 2022, with a focus on practice efficiency, insights, and clinical decision-making aids to help customers deliver a higher standard of patient care. These innovations included:
▪Improved SNAP 4Dx® Plus with enhanced parameter performance for Anaplasma and clinical decision support.
▪Expanded oncology offering building on our expertise in cancer pathology aiming to provide veterinarians with comprehensive cancer diagnostics and support services.
◦Developed and implemented an overarching framework and strategy to strengthen capabilities in protecting our intellectual rights to new, innovative and differentiated products and services.
•Strengthen and engage our talent while building a more diverse and inclusive organization
◦Achieved high employee engagement and expanded overall workforce by over 1,000 employees to support organizational capacity and execution needs despite a highly volatile labor market.
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◦Enhanced workplace policies, with employee health and safety a top priority, including evolving our approach to addressing diverse employee needs from frontline employees to hybrid and remote working arrangements.
◦Rolled out education, awareness and engagement initiatives around DEI for all employees, and established Juneteenth as a paid holiday for U.S. employees starting in 2022.
◦Increased global representation of women in senior leadership to 34% in 2021 and enhanced diversity disclosures by publishing our U.S. EEO-1 Workforce Compliance Report.
•Continued commitment to corporate responsibility and sustainability
◦Advanced progress against our ESG milestones as part of a multi-year roadmap aligned with objectives communicated in our prior Corporate Responsibility Report.
◦Initiated nearly 40 global initiatives supporting access to clean water and climate adaptation, veterinary care in underserved communities, disaster response, mental health and DEI in the veterinary field.
◦Transitioned to environmentally-friendly insulated packaging when shipping cold consumables in the U.S..; as a result, we estimate that we will avoid using approximately 330,000 pounds of polystyrene foam during 2022.
◦Clarified ESG oversight responsibilities for our Board and its Committees by amending our Corporate Governance Guidelines and the charters of our Board Committees.
◦For additional accomplishments, refer to “ESG” beginning on page 8.
The Compensation and Talent Committee evaluated our performance against these goals and based upon that evaluation and level of achievement of the non-financial goals described above, the Compensation and Talent Committee determined that the non-financial performance factor for the senior executives was 147% of target. The Committee believes that this funding level recognizes IDEXX’s delivery of strong performance, especially in light of continued business challenges posed by the COVID-19 pandemic. Under our 2021 Executive Incentive Plan, based upon the 178% financial performance factor described above (weighted at 60%) and this 147% non-financial performance factor (weighted at 40%), each of our NEOs received an annual performance-based cash bonus that equaled 165% of their target.
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Equity-Based Long-Term Incentive Compensation
We believe that granting equity-based awards is important in recruiting and retaining the key talent necessary to ensure our continued success. We also believe that granting annual equity-based awards, with a high percentage of those awards made in the form of stock options that vest over multiple years, provides our executives a strong financial incentive to maximize shareholder returns over the long term.
The following table summarizes the key aspects of the annual equity compensation awards made to our senior executives (including our NEOs):

Aspect of Equity Awards	Description
Types of Equity Awards
Annual equity awards may consist of stock options, RSUs or a combination of both.
Because stock options have value only to the extent our stock price increases in comparison to the stock price on the date of the grant, and vest ratably over four years (or, for awards granted prior to February 2020, five years) with ten-year terms, they directly reward creation of long-term shareholder value after the grant date. For these reasons, we view options as an effective means of implementing our compensation philosophy that emphasizes pay-for-performance and seeks to align the interests of our executives and shareholders.
RSUs, which also vest ratably over four years (or, for awards granted prior to February 2020, five years), vary in value depending on the stock price of our common stock prior to vesting, but will have some value in the long term, which encourages retention and rewards the creation of shareholder value over time.
The design of our annual equity awards is easy to understand, communicate and administer and empowers and incentivizes our senior executives to identify and achieve the most strategically important objectives in their respective areas of responsibility to create long-term shareholder value.

Ten-Year Term and Expiration
Stock option awards generally expire on the day immediately prior to the tenth anniversary of their grant date.
Generally, our stock option awards granted to our employees are exercisable only while employed by IDEXX or within three months after ceasing to be an IDEXX employee. However, our option awards include post-retirement provisions (described below).

Post-Retirement Vesting and Exercisability Provisions
Generally, unvested RSUs and stock options are forfeited when employment at IDEXX ends, and stock option awards granted to our employees are exercisable only while employed by IDEXX or within three months after ceasing to be an IDEXX employee. However, our equity awards include certain post-retirement provisions aimed to enhance our ability to attract and retain talent and facilitate succession and transition planning for key positions:
•Although our equity awards granted prior to 2018 and in 2020 and 2021 do not provide for post-retirement vesting, vested stock option awards granted in these years remain exercisable for two years following the retirement date (or the tenth anniversary of their grant dates, if earlier), provided that the employee retires at the age of 60 years or older and was employed by IDEXX or any of its subsidiaries for at least ten years.
•Our equity awards granted in 2018 and 2019 provide for continued vesting for an additional two vesting periods after retirement for eligible employees, and these awards remain exercisable by eligible employees until the 90th day following the second, post-retirement vesting date (or the tenth anniversary of their grant dates, if earlier).*
•Our equity awards granted in 2022 and later provide for: (i) continued vesting for an additional two vesting periods after retirement for eligible employees, provided that the retirement date is after the first anniversary of the grant date; and (ii) to the extent vested, continued exercisability for three years following the retirement date (or the tenth anniversary of their grant dates, if earlier),*

Mix of Equity Incentive Compensation
Given the different risk/reward characteristics of stock options and RSUs and alignment with our executive compensation philosophy, the Compensation and Talent Committee believes that equity awards granted to executives should have a greater proportion of stock options relative to RSUs:
•Executives have the most direct impact on our performance and should bear the highest risk, and realize the highest potential reward, associated with that performance.
•Senior executives generally receive 75% of their equity award value in the form of stock options and 25% of their equity award value in the form of RSUs.
We believe that these higher percentages of options, which only have value to the extent our stock price increases, combined with the multi-year vesting schedule described above, serve as effective incentives to create long-term shareholder value for our CEO and other NEOs, which is evidenced by our strong stock price performance over the last several years.

*     Eligibility criteria for post-retirement vesting and exercisability for our equity awards granted in 2018, 2019 and 2022 and later include having been employed by IDEXX or any of its subsidiaries for at least ten years, retiring from IDEXX at the age of 60 years or older and providing notice to IDEXX at least six months prior to retirement.
In determining the value of annual equity awards granted to each NEO, the Compensation and Talent Committee evaluates a number of factors, including a competitive assessment of the market, each executive’s responsibilities, performance, long-term leadership potential and equity holdings. The Committee also considers the impact of equity award values in total on shareholder dilution and shareholder value transfer in relation to the average of such totals for the Company’s peers.
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EXECUTIVE COMPENSATION
The Compensation and Talent Committee does not target any particular pay positioning percentile for equity awards. The Committee also reviews compensation summaries for each NEO that set forth the value of outstanding vested and unvested stock options and RSUs and the cumulative value realized by the executives upon exercise of stock options and vesting of RSUs since commencement of employment.
In February 2021, the Compensation and Talent Committee granted the following equity awards to all our NEOs given these considerations:

	Stock Option Award Value ($) (1)	Premium-Priced Stock Option Award Value ($) (2)	Restricted Stock Unit Award Value ($) (3)	Total Equity Award Value ($)
Jonathan J. Mazelsky (4)	3,000,000	1,500,000	1,500,000	6,000,000
Brian P. McKeon	1,650,000	—	550,000	2,200,000
James F. Polewaczyk	1,050,000	—	350,000	1,400,000
Michael J. Lane	1,050,000	—	350,000	1,400,000
Tina Hunt, PhD	1,050,000	—	350,000	1,400,000
(1)     Stock options awards vest ratably over four years and have a term of 10 years.
(2)     Premium-priced stock option awards vest ratably over four years, have a term of 10 years, and have an exercise price equal to 110% of the closing sale price of our common stock on the NASDAQ Global Select Market on the grant date.
(3)    Restricted stock units vest ratably over four years.
(4)     The 2021 annual equity awards granted to Mr. Mazelsky will continue to vest so long as he remains an IDEXX employee, Board member or consultant.
Minimal Executive Benefits and Perquisites
We provide health and welfare benefits to our employees, including our NEOs. This includes health insurance, affordable access to physical fitness facilities, life insurance and disability insurance. In addition, all U.S. employees may participate in our 401(k) retirement plan, for which we provide a 5% matching contribution to each participant, and all full-time U.S. employees who have been employed for at least one month have an opportunity to purchase shares of our common stock through payroll deductions pursuant to our 1997 Employee Stock Purchase Plan, as amended. We also provide reimbursement to our employees for reasonable relocation costs when necessary based on business needs.
In 2021, the benefits available exclusively to our senior executives were Company-funded supplemental disability coverage, annual executive physical examinations and wellness coaching, and tax return preparation and financial planning services, which have a combined value of under $15,000 per executive. In addition, we have fractional interests in aircraft available, as needed, to provide efficient business travel for our CEO, other senior executives and Board members, subject to compliance with our policies. Personal use of these aircraft is prohibited, unless a special exception is approved by the Board Chair or Audit Committee Chair in the case of the CEO, and by the CEO in all other cases. There was no personal use of these aircraft in 2021. The supplemental disability coverage is provided for additional financial security in the case of disability. Annual physical examinations and wellness coaching are provided because the health of our executives is critical to their performance. The tax preparation and financial planning service is provided to maximize the amount of time that our senior executives are able to spend on Company business rather than personal financial matters. In addition, some of our senior executives and their spouses and partners may be invited to participate in our annual President’s Club event recognizing our highest performing sales employees, and we reimburse them for their reasonable travel expenses, including the expenses of their spouses and partners.
We do not gross up our senior executives’ perquisites and benefits to compensate for any taxes due on the value of these perquisites and benefits, with the exception of typical tax equalization benefits for executives on expatriate assignments and gross-up payments for reasonable relocation costs. In addition, de minimis tax gross-up payments on the reimbursed expenses for spousal or partner travel to our President’s Club events are provided to all employees who attend these events — not just our senior executives.
Tax Considerations Under Section 162(m)
Under Section 162(m) of the Code, as amended, compensation paid to any “covered employee,” including, among others, our NEOs, in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Since compensation design objectives may not always be consistent with
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the requirements for tax deductibility, the Compensation and Talent Committee will in its discretion and when it deems appropriate, enter into compensation arrangements under which payments will not be deductible under Section 162(m).
How We Manage Risk and Governance
Executive Stock Ownership and Retention
We maintain stock ownership guidelines intended to further align the financial interests of our senior executives with those of our shareholders. These guidelines set target levels of ownership of our common stock for our NEOs and other senior executives (including all of our Senior Vice Presidents):

Target Multiple of Annual Base Salary
CEO	10X
Executive Vice Presidents	4X
Senior Vice Presidents	1X
These target levels determine whether the senior executive must retain additional stock acquired upon the vesting and release of RSUs or the exercise of options. Specifically, unless and until the value of our common stock held by a senior executive equals or exceeds their target level as of March 31 (or their hire date or date of promotion during the year they were hired or so promoted), this executive must retain:
•At least 75% of our common stock received upon the exercise of options or the vesting and release of RSUs during the following year, after payment or withholding of any applicable exercise price and taxes; and
•All other shares of our common stock held by the senior executive.
We do not apply the value of unexercised stock options (whether or not vested) or unvested RSUs towards satisfying these guidelines, as we believe that these guidelines are meant to encourage outright ownership of our common stock and to further align the financial interests of our senior executives with those of our shareholders. Each senior executive’s compliance with the guidelines is measured annually as of December 31 and reviewed by the Compensation and Talent Committee.
All NEOs were in compliance with the guidelines as of December 31, 2021. For more information regarding the stock ownership guidelines applicable to our non-employee Directors, refer to “Director Stock Ownership Guidelines” beginning on page 42.
Recovery of Incentive Compensation (Clawback Policy)
Under our Amended and Restated Clawback Policy, we may seek to recover certain performance-based incentive compensation (including performance-based equity compensation) granted to our senior executives in the event we are required to restate our financial results for any of the three most recent fiscal years, other than a restatement due to changes in accounting principles or applicable law.
Policy on Short-Sales, Derivatives and Hedging
Pursuant to our Policy on Short Sales, Derivative Transactions and Hedging, no Director or employee of IDEXX may engage in short sales of our securities; purchases or sales of puts, calls or other derivative securities based on our securities; or purchases of financial instruments that are designed to hedge or offset any decrease in the market value of our securities.
Anti-Pledging Policy
We maintain a Policy on Pledging of Company Stock that prohibits our Directors and senior executives from pledging or otherwise encumbering our equity securities as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls.
Executive Agreements
In connection with Mr. Mazelsky’s appointment as our President and CEO in October 2019, IDEXX and Mr. Mazelsky entered into the Mazelsky Employment Agreement. Among other things, the Mazelsky Employment Agreement provides Mr. Mazelsky with certain severance benefits if he were to be terminated by IDEXX other than for cause (as defined in the
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Mazelsky Employment Agreement) or in connection with a change in control (as described below). For more information regarding these severance benefits, refer to the discussion under “Potential Payments Upon Termination or Change in Control” beginning on page 80.
In addition, each of the NEOs and certain other senior executives has a change in control agreement with IDEXX. With respect to Mr. Mazelsky, the terms of this change in control agreement are included in the Mazelsky Employment Agreement. The purpose of these agreements is to provide strong incentives for these senior executives to act in the best interest of our stakeholders before, during and after any change in control transaction by providing them with certain payments, benefits and accelerated vesting of equity awards in the event their employment is terminated or materially changed following a change in control. The agreements do not provide for any 280G excise tax gross-ups. The change in control agreements (other than the Mazelsky Employment Agreement) renew annually unless we provide notice of our intent not to renew. The Compensation and Talent Committee believes these terms are reasonable and consistent with market practice. The Committee periodically reviews the change in control agreements and obtains updated industry benchmarking advice from its independent compensation consultant to assist in determining whether any modifications to the agreements are necessary or whether we should permit renewal. For more information regarding these change in control agreements and the payments and benefits provided thereunder, refer to the discussion under “Potential Payments Upon Termination or Change in Control” beginning on page 80.
Equity Award Grant Policy
We have an equity award grant policy that determines when and how we grant equity awards. This policy provides for fixed award dates that occur outside the quarterly quiet periods during which our executives and Directors are precluded from trading in our securities, but the Compensation and Talent Committee may grant an equity award on other dates if determined to be advisable. However, our equity award grant policy does not permit the timing of stock option grants or other equity awards in coordination with the public release of material non-public information, and we do not time the public release of material non-public information with the intent of benefiting any equity award grantee.
Most equity awards, including all annual awards to the NEOs, are made on or about February 14 of each year, which shortly follows both our earnings announcement for the fourth quarter of the prior year and the Compensation and Talent Committee meeting at which annual compensation determinations are made. All annual equity awards to our NEOs require the approval of the Compensation and Talent Committee. Pursuant to the equity award grant policy, the Compensation and Talent Committee has delegated to the Compensation and Talent Committee Chair the power and authority to grant certain new hire equity awards for executive officers, subject to certain limitations set forth in the equity award grant policy.
Risk Analysis
The Compensation and Talent Committee engaged Farient to conduct an analysis of our compensation practices to assist the Committee in determining whether those practices created risks that were reasonably likely to have a material adverse effect on IDEXX. The results of this analysis were presented by Farient to the Compensation and Talent Committee in February 2022. Based on this analysis, the Committee determined that our compensation practices were not reasonably likely to have a material adverse effect on IDEXX. This conclusion was based on the use of a reasonably balanced pay mix; multiple performance metrics used for the cash bonus plan, including non-financial goals; capped cash bonus payouts; multi-year equity compensation vesting periods; stock ownership guidelines; a clawback policy; and a prohibition against pledging and hedging activity.
Compensation Committee Report
The Compensation and Talent Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement for the year ended December 31, 2021. Based on this review and discussion, the Compensation and Talent Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.
Compensation and Talent Committee
M. Anne Szostak, Chair
Lawrence D. Kingsley
Sam Samad
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Executive Compensation Tables
Summary Compensation Table for 2021
The following table sets forth the compensation earned during 2021, 2020 and 2019 by our CEO, Chief Financial Officer and the three other highest-paid executives for the Company’s 2021 fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation ($)		Total ($)
Jonathan J. Mazelsky	2021	976,923	—	1,500,029	4,499,229	2,062,500	26,340	(3)	9,065,021
President and Chief Executive Officer	2020	814,039	—	1,125,087	3,375,000	1,700,000	24,049		7,038,175
	2019	631,561	—	950,209	4,849,078	962,522	25,965		7,419,335
Brian P. McKeon	2021	625,485	—	550,065	1,649,731	777,521	22,233	(4)	3,625,035
Executive Vice President, Chief Financial Officer and Treasurer	2020	597,202	—	499,878	1,500,047	732,000	21,058		3,350,185
	2019	588,933	—	700,022	2,099,590	533,025	18,736		3,940,306
James F. Polewaczyk	2021	521,154	—	349,843	1,049,814	649,688	22,476	(5)	2,592,975
Executive Vice President and Chief Commercial Officer	2020	486,461	—	250,083	749,981	600,000	19,175		2,105,700
	2019	—	—	—	—	—	—		—
Michael J. Lane	2021	521,154	—	349,843	1,049,814	649,688	22,159	(6)	2,592,658
Executive Vice President and General Manager, Global Reference Laboratories and Information Technology	2020	485,539	—	200,125	600,002	600,000	23,339		1,909,005
	2019	404,885	—	187,488	562,374	296,640	22,493		1,473,880
Tina Hunt, PhD	2021	513,462	—	349,843	1,049,814	649,688	20,298	(7)	2,583,105
Executive Vice President, and General Manager, Point of Care Diagnostics and Worldwide Operations	2020	—	—	—	—	—	—		—
	2019	—	—	—	—	—	—		—
(1)Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Refer to Note 5 to our consolidated financial statements included in our 2021 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards and stock options.
(2)Amounts shown reflect the NEOs' annual, performance-based cash bonus amounts under our Executive Incentive Plan. Refer to the discussion under "Annual Performance-Based Cash Bonus” on page 63 above.
(3)Amount shown includes $14,500 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, company-issued apparel, reimbursements for executive physical examinations and premiums paid on behalf of Mr. Mazelsky under the Company’s disability and life insurance plans.
(4)Amount shown includes $14,500 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Mr. McKeon under the Company’s disability and life insurance plans.
(5)Amount shown includes $14,500 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Mr. Polewaczyk under the Company’s disability and life insurance plans.
(6)Amount shown includes $14,500 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, company-issued apparel, reimbursements for executive physical examinations and premiums paid on behalf of Mr. Lane under the Company’s disability and life insurance plans.
(7)Amount shown includes $14,500 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, company-issued apparel, reimbursements for executive physical examinations and premiums paid on behalf of Dr. Hunt under the Company’s disability and life insurance plans.
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2021 Grants of Plan-Based Awards
The following table sets forth each grant of an award made to the NEOs during the Company’s 2021 fiscal year. All equity awards were made under the Company’s 2018 Stock Incentive Plan (the 2018 Plan) described below.

			Estimated Possible Pay-outs under Non-Equity Incentive Plan Awards (2)		Estimated Possible Pay-outs under Equity Incentive Plan Awards (5)(7) (#)	All Other Option Awards: Number of Securities Underlying Options (6)(7) (#)	Exercise /Base Price of Option Awards (1) ($)	Grant Date Fair Value of Stock Option Awards (8) ($)
Name	Grant Date	Action Date (1)	Target (3) ($)	Maximum (4) ($)
Jonathan J. Mazelsky (9)	2/14/21	2/09/21	—	—	2,757	—	—	1,500,029
	2/14/21	2/09/21	—	—	—	17,674	544.08	2,999,419
	2/14/21	2/09/21	—	—	—	9,900	598.49	1,499,809
	—	—	1,250,000	2,500,000	—	—	—	—
Brian P. McKeon	2/14/21	2/09/21	—	—	1,011	—	—	550,065
	2/14/21	2/09/21	—	—	—	9,721	544.08	1,649,731
	—	—	471,225	942,450	—	—	—	—
James F. Polewaczyk	2/14/21	2/09/21	—	—	643	—	—	349,843
	2/14/21	2/09/21	—	—	—	6,186	544.08	1,049,814
	—	—	393,750	787,500	—	—	—	—
Michael J. Lane	2/14/21	2/09/21	—	—	643	—	—	349,843
	2/14/21	2/09/21	—	—		6,186	544.08	1,049,814
	—	—	393,750	787,500	—	—	—	—
Tina Hunt, PhD	2/14/21	2/09/21	—	—	643	—	—	349,843
	2/14/21	2/09/21	—	—	—	6,186	544.08	1,049,814
	—	—	393,750	787,500	—	—	—	—
(1)On each of the action dates reflected, the Compensation Committee approved the grant of the above stock options and RSUs to the NEOs at the closing sale price of the common stock on the NASDAQ Global Select Market on the applicable grant date. Refer to the discussion under "Equity Award Grant Policy'" on page 71 above
(2)The non-equity incentive plan awards reported under this caption represent the possible annual, performance-based cash bonus amounts under our Executive Incentive Plan, the material terms of which are discussed under "Annual Performance-Based Cash Bonus” on page 63 above. The actual award payments under the Executive Incentive Plan, as determined by the Compensation Committee on February 8, 2022, are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2021 above. The Executive Incentive Plan does not provide for a threshold payout, and if minimum performance goals are not met, no annual performance-based cash bonus is earned under the plan.
(3)Annual performance-based cash bonus amounts for 2021 awarded under the Executive Incentive Plan are determined by multiplying a target bonus, represented as a percentage of annual base salary, by a factor calculated by combining two weighted measures: (1) Company financial performance against budget with respect to pre-determined financial metrics (60% weight), and (2) achievement of non-financial performance goals, and in consideration of individual performance (40% weight). For a discussion of the 2021 financial metrics and performance goals under the Executive Incentive Plan, refer to the discussion under "Annual Performance-Based Cash Bonus" on page 63 above. For 2021, Mr. Mazelsky had a target bonus of 125% of base salary, and each of Mr. McKeon, Mr. Polewaczyk, Mr. Lane and Dr. Hunt had a target bonus of 75% of base salary. The “Target” amount set forth above represents an assumption that the financial and non-financial performance goal ratings for each of the NEOs participating in the Executive Incentive Plan is 100%.
(4)The maximum annual performance-based cash bonus for fiscal year 2021 was determined under the Executive Incentive Plan as 200% of target bonus.
(5)Granted under our 2018 Plan as RSUs that vest in equal annual installments over a four-year period commencing on the first anniversary of the date of grant (subject to the executive's continued employment). For more information regarding these RSUs, refer to the information under "Equity-Based Long Term Incentive Compensation" beginning on page 68.
(6)Options become exercisable in equal annual installments over a four-year period commencing on the first anniversary of the date of grant (subject to the executive's continued employment).
(7)Pursuant to the 2018 Plan, upon a change in control of IDEXX, each outstanding stock option or RSU award held by all employees of IDEXX, including executives, is subject to the vesting provisions described below under “Stock Incentive Plans” beginning on page 78. Under the change in control agreements between the Company and each of its executives, vesting of options and RSUs held by each executive may accelerate in full in the event of a change in control of the Company followed by a qualifying termination of the executive’s employment, as described below under "Change in Control Agreements" beginning on page 81 below.
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(8)Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Refer to Note 5 in the notes to our consolidated financial statements included in our 2021 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock option awards.
(9)Mr. Mazelsky’s stock options and RSUs granted in February 2021 will continue to vest so long as he is an employee of the Company, a member of the Board or a consultant of the Company. In the event of termination of Mr. Mazelsky's employment by the Company other than for cause (except following a change in control), even if he is not a member of the Board or a consultant of the Company, his stock options and RSUs granted in February 2021 will continue to vest in accordance with their terms for two years. Refer to “Mazelsky Employment Agreement” on page 80 below.
In addition to the footnotes to the Summary Compensation Table for 2021 and 2021 Grants of Plan-Based Awards table above, the following sections of this Proxy Statement further describe other material factors of the compensation and awards described in those tables. For a description of the material terms of Mr. Mazelsky’s employment agreement, refer to the discussion under “Mazelsky Employment Agreement” beginning on page 80 below. For a discussion of the change in control agreements we have in place with each of our NEOs, refer to the discussion under "Change in Control Agreements" beginning on page 81 below. For a description of the material terms of the 2018 Plan, refer to the discussion under "Stock Incentive Plans" on page 78 below. For an explanation of the amount of salary and bonus in proportion to total compensation, and a description of the criteria applied in determining grants of plan-based awards, refer to the “Compensation Discussion and Analysis” beginning on page 54 above.
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2021 Outstanding Equity Awards at 2021 Fiscal Year End
The table below sets forth information with respect to unexercised options and stock awards that have not vested for each of the NEOs as of the end of the Company’s 2021 fiscal year.

		Option Awards(1)				Stock Awards(1)
Name	Grant Date (2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (3)	Number of Shares/ Units of Stock Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (4) ($)
Jonathan J. Mazelsky (5)	12/5/2013	24,002	—	52.000	12/4/2023	—	—
	2/14/2014	18,998	—	62.000	2/13/2024	—	—
	2/14/2015	26,848	—	79.540	2/13/2025	—	—
	2/14/2016	41,260	—	67.850	2/13/2026	—	—
	2/14/2017	19,226	4,806	141.600	2/13/2027	459	302,233
	2/14/2018	15,420	10,280	178.260	2/13/2028	1,009	664,386
	2/14/2019	8,495	12,741	206.940	2/13/2029	1,305	859,290
	8/5/2019	8,047	12,069	260.070	8/4/2029	1,153	759,204
	11/4/2019	11,198	16,794	306.526	11/3/2029	—	—
	2/14/2020	10,020	30,058	288.780	2/13/2030	2,922	1,924,020
	2/14/2021	—	17,674	544.080	2/13/2031	2,757	1,815,374
	2/14/2021	—	9,900	598.480	2/13/2031	—	—
Brian P. McKeon (6)	2/14/2017	19,226	4,806	141.600	2/13/2027	459	302,233
	2/14/2018	15,420	10,280	178.260	2/13/2028	1,009	664,386
	2/14/2019	8,495	12,741	206.940	2/13/2029	1,305	859,290
	8/5/2019	4,024	6,034	260.070	8/4/2029	576	379,273
	2/14/2020	4,454	13,359	288.780	2/13/2030	1,298	854,681
	2/14/2021	—	9,721	544.080	2/13/2031	1,011	665,703
James F. Polewaczyk	2/14/2016	2,627	—	67.850	2/13/2026	—	—
	2/14/2017	6,286	1,571	141.600	2/13/2027	150	98,769
	2/14/2018	3,855	2,570	178.260	2/13/2028	252	165,932
	2/14/2019	2,478	3,716	206.940	2/13/2029	380	250,215
	2/14/2020	2,227	6,679	288.780	2/13/2030	649	427,341
	2/14/2021	—	6,186	544.080	2/13/2031	643	423,390
Michael J. Lane	2/14/2016	462	—	67.850	2/13/2026	—	—
	2/14/2017	—	2,218	141.600	2/13/2027	211	138,935
	2/14/2018	3,998	3,997	178.260	2/13/2028	392	258,116
	2/14/2019	3,540	5,309	206.940	2/13/2029	543	357,544
	2/14/2020	1,782	5,343	288.780	2/13/2030	519	341,741
	2/14/2021	—	6,186	544.080	2/13/2031	643	423,390
Tina Hunt, PhD	2/14/2017	1,000	924	141.600	2/13/2027	88	57,944
	2/14/2018	3,855	2,570	178.260	2/13/2028	252	165,932
	2/14/2019	2,478	3,716	206.940	2/13/2029	380	250,215
	2/14/2020	1,782	5,343	288.780	2/13/2030	519	341,741
	2/14/2021	—	6,186	544.080	2/13/2031	643	423,390
(1) Upon a change in control of IDEXX, each outstanding stock option or RSU award held by all employees of IDEXX, including executives, is subject to the vesting provisions described below under “Stock Incentive Plans” beginning on page 78. Under the change in control agreements between the Company and each of its executives, vesting of options and RSUs held by each executive may accelerate in full in the event of a change in control of the Company followed by a qualifying termination of the executive’s employment. Refer to “Change in Control Agreements” beginning on page 81.
(2)Option grants made in or after 2020 become exercisable in equal annual installments over a four-year period commencing on the first anniversary of the date of grant. Option grants made prior to 2020 become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant. RSU grants made in or after 2020 vest in equal installments over a four-year
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period commencing on the first anniversary of the date of grant. RSU grants made prior to 2020, vest in equal installments over a five-year period commencing on the first anniversary of the date of grant.
(3)Options expire on the day immediately prior to the tenth anniversary of the date of grant.
(4)Market value of unvested stock awards is determined by multiplying the number of unvested shares by $658.46, the closing sale price of the Company’s common stock at December 31, 2021.
(5)Mr. Mazelsky was granted a one-time Interim CEO equity award on August 5, 2019 in connection with his appointment as our Interim President and CEO and a one-time promotion equity award on November 4, 2019 in connection with his appointment as our President and CEO. Mr. Mazelsky’s stock options and RSUs granted in February 2021 will continue to vest so long as he is an employee of the Company, a member of the Board or a consultant of the Company. In the event of termination of Mr. Mazelsky's employment by the Company other than for cause (except following a change in control), his stock options and RSUs will continue to vest in accordance with their terms for two years. Refer to "Mazelsky Employment Agreement" beginning on page 80 below.
(6)Mr. McKeon was granted a one-time additional equity award on August 5, 2019 in recognition of his assumption of additional responsibilities following Mr. Mazelsky's appointment as our Interim President and CEO.
2021 Option Exercises and Stock Vested
The table below sets forth information with respect to exercises of stock options and vesting of RSUs for the NEOs during the 2021 fiscal year.

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jonathan J. Mazelsky	26,475	12,857,009	3,495	1,963,806
Brian P. McKeon	47,009	26,109,960	2,834	1,572,965
James F. Polewaczyk	11,476	5,605,392	863	469,541
Michael J. Lane	6,999	4,047,859	984	535,375
Tina Hunt, PhD	1,644	946,841	714	388,473
(1)Reflects the gross number of shares acquired and value realized upon exercise by each NEO, without reduction for shares that were used to pay the exercise price or to satisfy tax obligations.
(2)Reflects the number of shares acquired and value of such shares upon vesting prior to the withholding of the following number of shares for each NEO to satisfy their tax obligations: Mazelsky (1,626), McKeon (1,431), Polewaczyk (257), Lane (294) and Hunt (216).
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CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide annual disclosure of the ratio of (i) the median of annual total compensation of all of our employees other than our CEO, to (ii) the total annual compensation of our CEO.
For fiscal year 2021, Mr. Mazelsky’s total annual compensation was $9,065,020 (as reported in the “Total Compensation” column of the Summary Compensation Table above). Based on the methodology described in the footnote below, and the adjustments and estimates described below, the estimated annual total compensation for the employee identified at the median of our Company (other than our CEO) was calculated as $67,638. Based on this information, the ratio of our CEO’s annual total compensation to that of our median employee for fiscal year 2021 was estimated to be 134 to 1.*
The foregoing pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules, which permit the use of estimates, assumptions and adjustments in connection with the identification of our median employee. Because the applicable SEC rules permit companies to adopt a variety of methodologies and exclusions and to make reasonable estimates and assumptions based on the particular compensation practices of such companies, the pay ratio reported by other companies may not be comparable to the one we report above.
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*     In calculating this ratio, we used the same median employee that we identified for fiscal year 2020, as permitted by the applicable SEC rules, because there has been no change in our employee population or employee compensation arrangements that we believe could significantly affect our pay ratio calculations. We identified our median employee, who is a salaried employee located in the United States, by examining the total gross earnings (i.e., base salary plus bonus or commission, income from vesting equity, if applicable, overtime paid and other income and allowances) for all individuals, excluding our CEO, employed by us on December 31, 2020 (whether employed on a full-time, part-time, seasonal or temporary basis). As of this date, we estimate that we had a total of 9,285 such employees, of whom 5,917 are U.S. employees and 3,368 are non-U.S. employees. For purposes of identifying the median employee, we excluded, as the SEC rules allow, certain non-U.S. employees, as depicted in the following table:

Total U.S. Employees	5,917
Total Non-U.S. Employees (no exclusions)	3,368
Total Employees (as of December 31, 2020)	9,285
Exclusions (by jurisdiction):
Belgium	11
Brazil	178
Czech Republic	11
Denmark	7
Finland	11
India	10
Ireland	2
Korea	32
Mexico	13
Norway	5
Poland	19
Russia	20
Singapore	18
Slovakia	4
Sweden	18
Taiwan	31
Thailand	27
Ukraine	33
United Arab Emirates	4
Total Exclusions:	454
Total U.S. Employees	5,917
Total Non-U.S. Employees (minus exclusions)	2,914
Total Employees for Median Determination	8,831
For these employees, we calculated total gross earnings for fiscal year 2020 using available payroll data for such period. We converted amounts paid in foreign currencies to U.S. dollars using the applicable average exchange rate for fiscal year 2020. Except for this
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currency conversion, we did not make any assumptions, adjustments or estimates with respect to total gross earnings, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2020. After identifying our median employee using the methodology described above, we calculated annual total compensation for this employee using the same methodology we use for our NEOs in the Summary Compensation Table for 2021 set forth in this Proxy Statement under the heading “Executive Compensation Tables.” The compensation for our hourly employees is variable based on, among other things, the amount of overtime worked. For purposes of the pay ratio calculation, a significant portion of our CEO’s annual total compensation includes annual equity awards that are not widely distributed to our employees, including our median employee.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,012,921	(2)	188.4732	7,560,422	(3)
Equity compensation plans not approved by security holders	—		—	—
(1)Only stock option awards were used in computing the weighted-average exercise price.
(2)Consists of shares of common stock subject to outstanding options, restricted stock units and deferred stock units under the 2009 Plan (1,202,462 shares) and 2018 Plan (810,459 shares). As of December 31, 2021, the Company had 1,756,796 options outstanding with a weighted average exercise price of $188.4732 and a weighted average term of 5.76 years, and 256,125 full value shares outstanding and granted under equity compensation plans (164,031 restricted stock units granted to employees, 1,198 restricted stock units granted to directors, 588 deferred stock units issued to employees, and 90,308 deferred stock units issued to directors). Excludes 1,078,761 shares issuable under the Company’s 1997 Employee Stock Purchase Plan (the 1997 Plan) in connection with the current and future offering periods. Refer to Note 5 to the consolidated financial statements included in our 2021 Annual Report on Form 10-K for a description of our equity compensation plans.
(3)Includes 6,481,661 shares available for issuance under the 2018 Plan. The 2018 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock unit awards and other stock unit awards. Also includes 1,078,761 shares issuable under the 1997 Plan in connection with the current and future offering periods. Refer to Note 5 to the consolidated financial statements for the year ended December 31, 2021 included in our 2021 Annual Report on Form 10-K for a description of our equity compensation plans.
Stock Incentive Plans
In February 2018, the Board adopted the 2018 Plan, which was approved by the shareholders at our 2018 Annual Meeting. Prior to the 2018 Plan, options and other equity awards were granted under the 2009 Plan and prior stock incentive plans, each of which were approved by our shareholders. The vesting, change in control, transferability and other relevant provisions for grants under the 2018 Plan are generally the same as for grants under the 2009 Plan.
Upon a “change in control” (as defined in the 2018 Plan), options and awards granted to all participants, including our executives and Directors, are subject to the following vesting provisions: 25% of the unvested options and stock appreciation rights vest and become exercisable, and the restrictions and deferral limitations and other conditions applicable to any restricted stock or other stock unit award shall lapse as to 25% of the remaining number of shares subject to the award, unless the successor company in a corporate transaction does not assume or substitute awards, in which case all awards granted under the 2018 Plan become fully vested and exercisable. In addition, if a participant is terminated by the successor company without cause, as defined in the 2018 Plan (unless otherwise provided in the applicable award agreement or employment agreement between the participant and the Company), within two years following a change in control, then all awards held by such participant become fully vested and exercisable.
In general, options granted under the 2018 Plan and 2009 Plan are not transferable, except by will or the laws of descent and distribution, and are exercisable during the lifetime of the grantee only while they are serving as an employee or Director of the Company or, except as described below, within three months after they cease to serve as an employee or Director of the Company; provided, however, that the Board has the discretion to allow a grantee to designate a beneficiary to exercise the options upon the grantee’s death.
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If a grantee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) while serving as an employee or Director, or dies within three months after ceasing to serve as an employee or Director, options are exercisable within one year following the date of death or disability. In addition, options granted to Directors and employees since February 2016 will vest immediately upon the grantee’s death or disability. Options expire on the day immediately prior to the tenth anniversary of the date of grant.
When RSUs granted under the 2009 Plan and the 2018 Plan vest, an equivalent number of shares of our common stock is then issued and delivered to the grantee. Generally, if a grantee ceases to be an employee or Director, then the balance of each RSU award that has not yet vested will be forfeited, except that unvested RSUs from awards granted since February 2016 will vest immediately upon the grantee’s death or disability.
Our currently outstanding options and RSUs include the following post-retirement provisions:

Equity Award	Post-Retirement Vesting	Post-Retirement Exercisability (Options Only) (1)
Stock Options Granted to Directors Prior to 2022	None	Two years following retirement date, provided the Director has served on the Board for at least five years.
Stock Options Granted to Directors in 2022 or Later	None	Three years following retirement date, provided the Director has served on the Board for at least five years.
Stock Options and RSUs Granted to Employees Prior to 2018 or in 2020 or 2021	None	Two years following retirement date, provided the employee retires from IDEXX at or after age 60 and has been employed by IDEXX or any of its subsidiaries for at least ten years.
Stock Options and RSUs Granted to Employees in 2018 or 2019
Continued vesting for an additional two vesting periods after retirement, provided the employee retires from IDEXX at or after age 60, has been employed by IDEXX or any of its subsidiaries for at least ten years and provides notice to IDEXX at least six months prior to retirement.

Until the 90th day following the second, post-retirement vesting date, provided the employee retires from IDEXX at or after age 60, has been employed by IDEXX or any of its subsidiaries for at least ten years and provides notice to IDEXX at least six months prior to retirement.

Stock Options and RSUs Granted to Employees in 2022 or Later
Continued vesting for an additional two vesting periods after retirement, provided the retirement date is after the first anniversary of the grant date, and the employee retires from IDEXX at or after age 60, has been an IDEXX employee for at least ten years and provides notice to IDEXX at least six months prior to retirement.

Three years following retirement date, provided the employee retires from IDEXX at or after age 60, has been an IDEXX employee for at least ten years and provides notice to IDEXX at least six months prior to retirement.

(1)    Notwithstanding any post-retirement exercisability period, no stock option is exercisable on or after the tenth anniversary of its grant date.
Deferred stock units are granted to our Directors pursuant to the Director Plan, and for information regarding deferred stock units, refer to the discussion under “Director Plan” beginning on page 40.
Executive Bonus Recovery Policy (Clawback Policy)
Effective March 3, 2010, the Board adopted a Policy on Recovery of Incentive Compensation in Event of Certain Financial Restatements, also known as a “clawback policy,” that applies to annual performance-based cash incentive compensation granted to all officers of the Company subject to reporting under Section 16 of the Exchange Act on or after March 3, 2010. For purposes of the policy as originally adopted, “incentive compensation” meant bonuses and other cash incentive payouts, whether paid or unpaid, vested or unvested. In March 2014, the policy was amended to include stock options, restricted stock units and other similar equity awards within the definition of “incentive compensation” subject to the policy.
In December 2020, the policy was amended and restated to remove the fraud or willful misconduct requirement for seeking to recover incentive compensation granted or awarded to an executive on or after December 2, 2020 and to expand its application with respect to such incentive compensation to all officers subject to reporting under Section 16 of the Exchange Act and current or former direct reports to our CEO.
Under the clawback policy, if the Company is required to restate its financial results for any of the three most recent fiscal years, other than a restatement due to changes in accounting principles or applicable law, and the Board or the Compensation and Talent Committee determines that an executive subject to the policy has received more incentive compensation for the relevant fiscal year than would have been paid had the incentive compensation been based on the restated financial results, the Board or Compensation and Talent Committee will take such action in its discretion that it
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determines appropriate to recover or recoup the incentive compensation that would not have been paid or awarded to the executive.
A required condition to the recovery or recoupment of incentive compensation granted or awarded prior to December 2, 2020 under the clawback policy is that the Board or Compensation and Talent Committee determine that the executive engaged in fraud or willful misconduct that caused or partially caused the restatement. The Board or Compensation and Talent Committee has the sole discretion to determine whether an executive has engaged in such conduct.
Potential Payments Upon Termination or Change in Control
Mazelsky Employment Agreement
In connection with the promotion of Mr. Mazelsky to our President and CEO in October 2019, the Company and Mr. Mazelsky entered into the Mazelsky Employment Agreement. This agreement provides, among other things, that if Mr. Mazelsky were to be terminated by IDEXX other than for cause (except within two years following a change in control), he will be entitled to the following severance benefits: (i) base salary continuation for two years following termination, (ii) a lump sum cash payment equal to two years of the employer portion of medical coverage for Mr. Mazelsky and his covered dependents to the same extent as was paid immediately prior to termination, and (iii) continued vesting of any outstanding equity incentive awards that otherwise would have vested during the two-year period following termination, which awards, if stock options, would remain exercisable for a period of 90 days following the end of such two-year period. In addition, any options that were vested immediately prior to such termination date will remain exercisable for a period of 90 days following his termination (or, if Mr. Mazelsky is retirement-eligible (as defined in the applicable equity award agreement) as of such termination date, for a period of 24 months following such termination date).
Under the Mazelsky Employment Agreement, “cause” with respect to Mr. Mazelsky is defined as: (i) willful misconduct or gross negligence in the performance of his duties; (ii) willful failure or refusal to perform reasonably assigned directives of, or internal investigations conducted by or at the direction of, the Board; (iii) an indictment or conviction for a felony or any other crimes (whether or not a felony) involving fraud, theft, breach of trust, or similar acts; (iv) willful or continued failure to comply with Company rules, regulations, policies or procedures; or (v) abuse of alcohol or another controlled substance that would reasonably be expected to result in a material adverse effect on the business, financial condition or reputation of the Company.
As a condition of receipt of any payments or benefits under the Mazelsky Employment Agreement, Mr. Mazelsky will be required to sign a release in the form attached as an exhibit to the Mazelsky Employment Agreement and to abide by the provisions thereof. The release contains a release and waiver of certain claims Mr. Mazelsky or his heirs and assigns may have against the Company (or its successor) and its officers, Directors, affiliates and/or representatives, and will release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims. In addition, Mr. Mazelsky’s entitlement to the severance benefits described above are subject to his ongoing compliance with standard non-competition, non-solicitation and other restrictive covenants for a period of two years following termination of Mr. Mazelsky’s employment for any reason.
The Mazelsky Employment Agreement also includes change in control provisions pursuant to which, if the employment of Mr. Mazelsky is terminated either by the Company other than for cause or by Mr. Mazelsky for good reason (as defined in the Mazelsky Employment Agreement) within two years following a change in control, he will receive certain payments and benefits, as described below under the heading “Change in Control Agreements.”
The following table describes potential payments to Mr. Mazelsky under the Mazelsky Employment Agreement described above, assuming he was terminated without cause on December 31, 2021 and not in connection with or after a change in control. The actual amounts to be paid out can only be determined in the event of and at the time of its actual termination.
Potential Termination Payments

Name	Salary (1) ($)	Benefits (2) ($)	Continued Vesting of Equity Awards (3) ($)	Total ($)
Jonathan J. Mazelsky	2,000,000	42,549	31,353,697	33,396,246
(1)Mr. Mazelsky's salary will be paid by the Company for two years following termination. Amount shown is calculated by multiplying by two, the annual base salary in effect of December 31, 2021.
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(2)Amount shown represents the aggregate estimated amount of the employer portion of the costs of continued health benefits for Mr. Mazelsky and his covered dependents for the 24-month period following termination, based on the level of coverage in effect as of December 21, 2021, consisting of the following: (a) medical and dental coverage ($33,359), and (b) premiums paid on behalf of Mr. Mazelsky under the Company’s accidental death and dismemberment, disability and life insurance plans ($9,190).
(3)Mr. Mazelsky's stock options and RSUs would continue to vest in accordance with their terms for two years following termination. This amount represents the intrinsic value of unvested stock options and RSUs as of December 31, 2021 that would continue to vest for two years following termination on December 31, 2021 using the closing sale price of the Company’s common stock as of December 31, 2021 to illustrate the potential value at termination.
Except as described above with respect to Mr. Mazelsky and the change in control agreements described below, the Company does not have any contracts, agreements, plans or arrangements with any other NEOs providing for the payment of severance or other benefits to such NEOs upon a termination of employment with the Company for any reason, other than arrangements that are generally available to all salaried employees.
Change in Control Agreements
The Company has entered into executive employment agreements (or change in control agreements) with its executives, including each of the NEOs. With respect to Mr. Mazelsky, the terms of his change in control agreement are included in the Mazelsky Employment Agreement.
The existing change in control agreements for all of the NEOs are identical except as described below.
Each change in control agreement, other than the Mazelsky Employment Agreement, has an initial term that automatically renews for successive periods of one year, unless the Company provides notice of nonrenewal to the executive within 120 days prior to the renewal date.
The change in control agreements provide for the Company to make certain payments and provide certain benefits to the NEOs upon a qualifying termination of employment that follows a change in control of the Company, as described further below. For a further discussion of the Company’s reasons for having change in control agreements, refer to the discussion of change in control agreements under “How We Manage Risk and Governance” beginning on page 70.
The change in control agreements define a change in control of the Company as any of the following events (provided, in each case, that with respect to any payments or benefits subject to Section 409A of the Code, the following events must constitute a “change in control event” within the meaning of the applicable Treasury regulation):
•The acquisition by any person of 35% or more of the shares of common stock or combined voting power of the Company’s outstanding securities;
•A change in the composition of the Company’s Board such that a majority of the Board no longer consists of incumbent directors, or directors nominated or elected by incumbent directors, who had been directors of the Company during the 24 months prior to the change in composition;
•A reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (business combination), unless immediately following such business combination:
•The shareholders of the Company immediately prior to such business combination own more than a majority of the outstanding shares of common stock and the combined voting power of the Company’s outstanding voting securities of the corporation resulting in the business combination in substantially the same proportion as their ownership immediately prior to the transaction;
•No person owns 20% or more of the stock of the corporation resulting from the business combination; and
•At least half of the members of the board of the corporation resulting from the business combination were members of the Board at the time of the agreement providing for such business combination; and
•Approval by the shareholders of a complete liquidation or dissolution of the Company or sale of substantially all of the assets of the Company.
Under each of the change in control agreements (other than the Mazelsky Employment Agreement), for a period of two years following a change in control, the Company may not generally reduce the executive’s annual base salary or target bonus, or the aggregate benefits to which the executive is entitled under incentive plans and welfare benefit plans, below the level to which the executive was entitled prior to the change in control.
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If the employment of an executive is terminated either by the Company without “cause,” as defined below, or by the executive for “good reason,” as defined below, within the period of two years following a change in control, then the Company shall provide the following payments and benefits to the executive:
•For each executive other than Mr. Mazelsky, a prorated payment of the executive’s target bonus for the portion of the year of termination prior to the date of termination;
•An amount equal to two times (or three times in the case of Mr. Mazelsky) the sum of the executive’s annual base salary plus the average bonus received by the executive for the three full fiscal years preceding the change in control;
•The continuation of all benefits under welfare, benefit, savings and retirement plans (including, without limitation, medical, dental and life insurance plans) for a period of two years, or, in the case of Mr. Mazelsky, a lump sum cash payment equal to three years of the employer portion of medical coverage for Mr. Mazelsky and his covered dependents to the same extent as was paid immediately prior to termination; and
•Any other amounts or benefits required to be paid to the executive under any plan, program, policy or practice or contract or agreement of the Company.
The Company will also reimburse the executive up to $12,500 per year (an aggregate of $25,000) for expenses incurred in connection with outplacement services and relocation costs in connection with obtaining new employment outside the State of Maine until the earlier of two years from termination of the executive’s employment or the date they secure full-time employment.
Upon a change in control, each outstanding stock option, RSU or other equity award (each of which is referred to as an equity award) held by an executive shall become immediately exercisable or vested with respect to 25% of the number of shares as to which such equity award otherwise would not then be exercisable or vested. If the executive’s employment is terminated without cause, or by the executive for good reason, within two years following a change in control, all equity awards held by the executive shall become fully vested and exercisable. In addition, the 2018 Plan provides that all equity awards become fully vested and exercisable in the event a successor company in a corporate transaction does not assume or substitute the outstanding awards.
Under the change in control agreements (other than the Mazelsky Employment Agreement), “cause” is defined as the willful failure of the executive to substantially perform the executive’s duties with the Company, or the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. The Mazelsky Employment Agreement defines “cause” as (i) willful misconduct or gross negligence in the performance of his duties; (ii) willful failure or refusal to perform reasonably assigned directives of, or internal investigations conducted by or at the direction of, the Board; (iii) an indictment or conviction for a felony or any other crimes (whether or not a felony) involving fraud, theft, breach of trust, or similar acts; (iv) willful or continued failure to comply with Company rules, regulations, policies or procedures; or (v) abuse of alcohol or another controlled substance that would reasonably be expected to result in a material adverse effect on the business, financial condition or reputation of the Company.
Under the change in control agreements, “good reason” is defined as one or more of the following conditions arising without the consent of the executive:
•Any material reduction of the executive’s annual base salary (or, with respect to Mr. Mazelsky, any material reduction of Mr. Mazelsky’s annual bonus opportunity);
•Any material reduction of the executive’s authority, duties or responsibilities;
•Any material reduction of the budget over which the executive has authority;
•A material change in the geographic location at which the executive is employed; or
•Certain breaches by the Company of the agreement.
Under the change in control agreements with Mr. Mazelsky, Mr. McKeon and Ms. Underberg, if the executive does not hold the same position with the entity surviving any change in control as they hold with the Company, then good reason will be deemed to exist. In addition, good reason will be deemed to exist under the change in control agreement with Mr. Mazelsky if Mr. Mazelsky is required to report to a corporate officer or employee instead of directly to the Board.
Any notice of termination for good reason must be given to the Company (or its successor) within 60 days of the initial existence of one or more of the conditions described above. The Company (or its successor) will then be entitled to a period of 30 days during which it may remedy the condition(s) and not be required to pay benefits under the change in control agreement.
Under the change in control agreements, there is no tax “gross-up” provision and the Company is not required to reimburse the executives for any tax liabilities resulting from payments received by them under their change in control agreements.
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As a condition of receipt of any payments or benefits under the change in control agreements, the executives will be required to sign a customary release prepared and provided by the Company (or its successor) and to abide by the provisions thereof. The release will contain a release and waiver of any claims the executive or their representatives may have against the Company (or its successor) and its officers, Directors, affiliates and/or representatives, and will release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims.
The Company has also entered into standard Confidential Information, Work Product and Restrictive Covenant Agreements with its executives, including each of the NEOs. Each agreement provides that for a period of two years (or one year for any executive located outside the United States) after termination of employment, the executive may not perform the same or similar responsibilities performed for the Company in any business enterprise that competes with the Company or recruit, solicit or induce any customer or employee of the Company to terminate their relationship or employment with the Company. Each of these agreements further includes standard provisions that all developments made or conceived by the executive during their employment by the Company shall be the sole property of the Company and that the executive will not disclose or use the Company’s proprietary information for their own benefit or the benefit of others.
If an executive violates any provision of the Confidential Information, Work Product and Restrictive Covenant Agreement, unexercised stock options and unvested stock options and RSUs granted to this executive will be terminated, canceled and/or forfeited in accordance with the terms of the applicable equity award agreements. Additionally, the Company may seek injunctive or other equitable relief.
The following table describes potential payments to each of our NEOs under the change in control agreements that were in effect as of December 31, 2021. The table assumes a change in control occurred and the officer’s employment was terminated either by the Company without cause or by the officer for good reason on December 31, 2021. The actual amounts to be paid out can only be determined in the event of and at the time of a change in control and a qualifying termination of each NEO.
Potential Change in Control Payments

Name	Salary (1) ($)	Multiple Average of Bonus (1) ($)	Pro-Rated Bonus (1) ($)	Benefits ($)		Outplacement ($)	Accelerated Vesting of Equity Awards (2) ($)	Total ($)
Jonathan J. Mazelsky	3,000,000	3,180,022	—	63,823	(3)	25,000	43,943,474	50,212,319
Brian P. McKeon	1,256,600	1,188,350	471,225	31,906	(4)	25,000	25,353,197	28,326,278
James F. Polewaczyk	1,050,000	804,342	393,750	40,938	(5)	25,000	8,266,243	10,580,273
Michael J. Lane	1,050,000	777,760	393,750	40,986	(6)	25,000	9,665,355	11,952,851
Tina Hunt, PhD	1,050,000	627,375	393,750	40,778	(7)	25,000	7,311,518	9,448,421
(1)Amounts for Mr. Mazelsky are three times his salary and three times his average annual bonus for the prior three years. Amounts shown for all other NEOs represent two years of such payments. In addition, The NEOs other than Mr. Mazelsky would be entitled to a pro-rated amount of their target bonus for the then-current fiscal year. Salary and bonus payments shall generally be paid in a lump sum on the 90th day following the date of termination, (or, in the case of Mr. Mazelsky, on the 60th day following the date of termination), provided that the executive has signed the required release and the statutory period during which the executive is entitled to revoke the release has expired on or before that day. Benefits shall be paid by the Company as stated in notes (3) though (7) below.
(2)Represents the intrinsic value of accelerated equity awards (stock options and RSUs), calculated based on the exercise price of the underlying awards and the closing sale price of the Company’s common stock as of December 31, 2021.
(3)Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. Mazelsky for a period of three years following termination, consisting of the following: (a) medical and dental coverage ($50,038), and (b) premiums paid on behalf of Mr. Mazelsky under the Company’s accidental death and dismemberment, disability and life insurance plans ($13,785).
(4)Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. McKeon for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($29,359), and (b) premiums paid on behalf of Mr. McKeon under the Company’s accidental death and dismemberment, disability and life insurance plans ($2,547).
(5)Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. Polewaczyk for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($33,359), and (b) premiums paid on behalf of Mr. Polewaczyk under the Company’s accidental death and dismemberment, disability and life insurance plans ($7,579).
(6)Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. Lane for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($33,359), and (b) premiums paid on behalf of Mr. Lane under the Company’s accidental death and dismemberment, disability and life insurance plans ($7,627).
(7)Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Dr. Hunt for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($33,359), and (b) premiums paid on behalf of Dr. Hunt under the Company’s accidental death and dismemberment, disability and life insurance plans ($7,419).
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General Information about the 2022 Annual Meeting and Voting
This Proxy Statement and How Proxies Work
As an IDEXX shareholder as of the close of business on March 14, 2022 (Record Date), you are entitled to vote at the 2022 Annual Meeting. Our Board is asking for your proxy to vote at the 2022 Annual Meeting and any adjournment or postponement of the 2022 Annual Meeting. You are receiving this Proxy Statement and accompanying materials in connection with that proxy solicitation.
Giving us your proxy means that you authorize us to vote your shares at the 2022 Annual Meeting in the manner that you direct, or if you do not direct us, in the manner recommended by the Board in this Proxy Statement. You can vote for or against one or all of the Director nominees or abstain from voting for one or all nominees. You also can vote for or against the other proposals or abstain from voting. If you request a proxy card, and return your signed proxy card, but do not give voting instructions, the shares represented by that proxy will be voted “FOR” each proposal as recommended by the Board of Directors.
Who Can Vote
As of the Record Date, there were 84,218,260 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the 2022 Annual Meeting.
Most of our shareholders hold their shares through a stockbroker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those beneficially owned in street name:
•Shareholder of Record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record of those shares and these proxy materials are being made available directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2022 Annual Meeting.
•Beneficial Owner of Shares Held in Street Name: If your shares are held in a brokerage account through a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being made available to you through your bank, broker, trustee or nominee. As the beneficial owner of shares held in street name, you have the right to direct your bank, broker, trustee or nominee on how to vote and are also invited to attend the 2022 Annual Meeting. Your bank, broker, trustee or nominee is obligated to provide you with voting instructions for use in instructing the bank, broker, trustee or nominee how to vote these shares. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you have obtained a legal proxy from your bank, broker, trustee or nominee entitling you to vote your shares at the 2022 Annual Meeting.
Notice of Internet Availability (Notice and Access)
Instead of mailing printed copies of our proxy materials to each shareholder, we are furnishing our proxy materials via the Internet. This reduces the costs and environmental impact of distributing these materials. If you received a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice of Internet Availability instructs you how to access and review the proxy materials, how to submit your proxy on the Internet and how to vote by telephone.
If you would like a printed or emailed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability. In addition, if you received a printed copy of our proxy materials and wish to receive all future proxy materials, proxy cards and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of our annual shareholder meetings.
The Notice of Internet Availability is first being sent to shareholders on or about March 31, 2022. Also on or about March 31, 2022, we will first make available to our shareholders this Proxy Statement and the form of proxy relating to the 2022 Annual Meeting, as well as our 2021 Annual Report on Form 10-K filed with the SEC on February 16, 2022.
84 | 2022 Proxy Statement

ANNUAL MEETING AND VOTING
How to Vote
You can vote online at the virtual 2022 Annual Meeting or by proxy. We recommend that you submit a proxy even if you plan to attend the virtual 2022 Annual Meeting. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual meeting. You can revoke your proxy and change your vote at the 2022 Annual Meeting in one of the ways described below. All shares represented by proxies that have been properly voted and not revoked will be voted at the 2022 Annual Meeting.
We are offering shareholders four methods of voting:
•You may vote over the Internet;
•You may vote by telephone;
•If you are a registered holder of our shares, you may request a paper proxy card from us, and indicate your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the prepaid envelope accompanying the paper proxy card; or
•You may vote online at the virtual 2022 Annual Meeting. If you attend the 2022 Annual Meeting over the Internet, you will be able to vote your shares online, even if you already voted by Internet, telephone or mail. You will need to enter your control number (included in your Notice of Internet Availability, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the 2022 Annual Meeting.
Refer to the bottom of the “Notice of 2022 Annual Meeting of Shareholders” on page 2 to determine how to vote your shares by mail, telephone or Internet.
Revoking a Proxy
You can revoke your proxy, whether it was given by Internet, telephone or mail, before it is voted by:
•Submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;
•Providing written notice to our Executive Vice President, General Counsel and Corporate Secretary before or at the 2022 Annual Meeting prior to the voting on any proposal, if you are a registered holder of our shares; or
•Voting online at the virtual 2022 Annual Meeting.
The last vote you submit chronologically (by any means) will supersede your prior vote(s). Your attendance at the virtual 2022 Annual Meeting over the Internet will not, by itself, revoke your proxy.
Quorum
We need a quorum to transact business at the 2022 Annual Meeting. This means that at least a majority of the issued and outstanding shares entitled to vote as of the Record Date must be represented at the 2022 Annual Meeting, either by proxy or in person. Abstentions and broker non-votes (which are described below) are counted as present and entitled to vote for purposes of determining a quorum. Treasury shares, which are shares owned by us, are not voted and do not count towards establishing a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
Votes Needed
Approval of each proposal requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count as votes cast. Abstentions and broker non-votes (which are described below) are not counted as votes cast and so have no effect on the outcome of the proposal.
An independent inspector of elections appointed for the 2022 Annual Meeting will tabulate affirmative and negative votes, abstentions and broker non-votes. Preliminary voting results will be announced at the 2022 Annual Meeting. Final voting results will be tallied by the inspector of elections and reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the 2022 Annual Meeting.
2022 Proxy Statement | 85

Broker Non-Votes
If you are a beneficial owner of shares held in “street name” and do not give voting instructions to your bank or brokerage firm, your bank or brokerage firm will be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The following are non-discretionary items on which your bank or brokerage firm may not vote without voting instructions from you:
•Election of Directors (Proposal One)
•The Advisory Vote to Approve Executive Compensation (Proposal Three)
For these non-discretionary items, if your bank or brokerage firm does not have voting instructions, the bank or brokerage firm must indicate on its proxy that it does not have authority to vote on these matters on your behalf, and your shares will be treated as “broker non-votes” with respect to these proposals. Ratification of the appointment of our independent registered public accounting firm (Proposal Two) is considered to be a discretionary item on which banks and brokerage firms may vote.
Conduct of the 2022 Annual Meeting
Pursuant to our Amended and Restated By-Laws, the independent Non-Executive Board Chair adopted rules and procedures that he believes are appropriate to ensure that the 2022 Annual Meeting is conducted properly. These Rules of Conduct and Procedures are currently available at our online pre-meeting forum that beneficial owners can enter at www.proxyvote.com and registered shareholders can enter at www.proxyvote.com/idxx. In addition, these Rules of Conduct and Procedures will also be available at the 2022 Annual Meeting at www.virtualshareholdermeeting.com/IDXX2022.
Pre-Meeting Forum and Submitting Questions
The virtual format for our 2022 Annual Meeting will allow us to implement a pre-meeting forum to communicate more effectively with you. You can access the pre-meeting forum and submit written questions in advance of our 2022 Annual Meeting, vote, and also access copies of the 2022 Annual Meeting’s Rules of Conduct and Procedures, as well as our proxy statement and annual report, by visiting www.proxyvote.com for beneficial owners and www.proxyvote.com/idxx for registered shareholders.
Virtual 2022 Annual Meeting
We are pleased to embrace the latest technology to provide ease of access, real-time communication and cost savings for our shareholders and the Company. Hosting our 2022 Annual Meeting as a completely virtual meeting will provide easy access for shareholders, facilitate shareholder participation and reduce the environmental impact of our 2022 Annual Meeting. For more information regarding the virtual format, refer to the discussion under “Virtual Shareholder Meeting” beginning on page 37.

The 2022 Annual Meeting will be conducted over the Internet via live audio webcast at 10:00 a.m., Eastern Time, on Wednesday, May 11, 2022. Shareholders of record as of March 14, 2022, may attend, vote and submit questions during the virtual 2022 Annual Meeting by visiting www.virtualshareholdermeeting.com/IDXX2022. To participate in the virtual annual meeting, you will need the control number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials. The audio webcast will begin promptly at 10:00 a.m., Eastern Time. Online check-in will begin at 9:30 a.m., Eastern Time, and you should allow ample time for the online check-in procedures.

Technical Difficulties Accessing the Virtual Meeting
If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:
1-855-449-0991 (Toll-free)
1-720-378-5962 (Toll line)

The audio webcast will include consideration of the proposals and a live question-and-answer session. During the live question-and-answer session, we will answer questions as they come in and address those submitted in advance at the pre-meeting forum, as time permits. Shareholders accessing the audio webcast will be able to submit questions in writing or, by following instructions on our online pre-meeting forum or at www.virtualshareholdermeeting.com/IDXX2022, dial in to a toll-free number and verbally ask live questions during the meeting.
86 | 2022 Proxy Statement

ANNUAL MEETING AND VOTING
Voting on Other Matters
If other matters are properly presented for consideration at the 2022 Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we do not know of any other matters to be raised at the 2022 Annual Meeting and the dates by which other matters to be voted on at the 2022 Annual Meeting must have been submitted by our shareholders pursuant to Rule 14a-8 of the Exchange Act or our Amended and Restated By-Laws have passed.
Solicitation of Proxies
We will pay the expenses of the solicitation of proxies by our Board. Proxies can be solicited on our behalf by Directors, officers or employees, without additional remuneration, in person or by telephone, by mail, electronic transmission and facsimile transmission. We have hired MacKenzie Partners, Inc. to distribute and solicit proxies and will pay MacKenzie Partners, Inc. a fee of approximately $15,000, plus reasonable out-of-pocket expenses, for its services.
Brokers, banks, trustees and other nominees will be requested to make available proxy-soliciting material to the owners of our common stock held in their names and, as required by law, we will reimburse them for their reasonable out-of-pocket expenses for this service.
Householding of Annual Meeting Materials
Some of our shareholders may be participating in the practice of “householding” proxy statements, annual reports and the Notice of Internet Availability. This means that only one copy of such documents may have been sent to multiple shareholders in your household. This reduces printing costs, postage fees and environmental impact. We will promptly deliver a separate copy of the Notice of Internet Availability, proxy statement or annual report if you call or write us at the following address or telephone number:
Investor Relations
IDEXX Laboratories, Inc.
One IDEXX Drive
Westbrook, Maine, 04092
Telephone: 207-556-8155
If you want to receive separate copies of the Notice of Internet Availability, proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.
2022 Proxy Statement | 87

Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders
Proposals Submitted Under Rule 14a-8
The deadline to submit a proposal for inclusion in our proxy materials for the 2022 Annual Meeting has passed.
To be considered for inclusion in next year’s proxy materials, shareholder proposals submitted pursuant to Rule 14a-8 must be submitted in writing to our Executive Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092 and received by December 1, 2022.
Proposals Submitted Outside of Rule 14a-8
Our Amended and Restated By-Laws establish advance notice procedures, summarized below, that shareholders must follow to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting outside of the process under Rule 14a-8.
Nominations for Director and/or an item of business to be introduced at an Annual Meeting must be submitted in writing to our Executive Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092 and received by the applicable deadline indicated below.
Shareholder nominations or other proposals must include certain information regarding:
•The shareholder submitting the nomination or proposal;
•Any nominee for Director; and/or
•The item of business.
Proxy Access Nominations. For your nomination of one or more Director candidates to be properly brought before the 2023 Annual Meeting and included in our proxy statement and ballot pursuant to Section 2.8 of our Amended and Restated By-Laws (proxy access nomination), we must receive written notice in writing of your intention to introduce a proxy access nomination at our 2023 Annual Meeting, and all supporting information required by our Amended and Restated By-Laws, no earlier than November 1, 2022 and no later than December 1, 2022 (i.e., not less than 120 days or more than 150 days before the first anniversary of the date this Proxy Statement was first released to shareholders in connection with the 2023 Annual Meeting). The adjournment or postponement of the 2023 Annual Meeting (or the public notice thereof) shall not affect the time period required to give notice of a proxy access nomination with respect to the 2023 Annual Meeting.
Other Nominations or Items of Business. For your nomination of one or more Director candidates or any other item of business (excluding proxy access nominations and proposals submitted under Rule 14a-8) to be properly brought before the 2023 Annual Meeting, we must receive written notice of your intention to introduce such nomination or proposed item of business at our 2023 Annual Meeting, and all supporting information required by our Amended and Restated By-Laws, not less than 90 days or more than 120 days before the first anniversary of the 2023 Annual Meeting. However, if the date of our 2023 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the date of the 2023 Annual Meeting, then we must receive such notice at the address noted above not earlier than the 120th day before such Annual Meeting; and not later than the close of business on the later of the 90th day before such Annual Meeting or the 10th day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that our 2023 Annual Meeting is held between April 21, 2023 and July 10, 2023, as is currently expected, we must receive the written notice of your intention to introduce a nomination or proposed item of business at our 2023 Annual Meeting, and all supporting information, no earlier than January 11, 2023 and no later than February 10, 2023.
88 | 2022 Proxy Statement

Forward-Looking Statements
This Proxy Statement and the accompanying materials contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly the matters described under the headings “Business,” “Risk Factors,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in our 2021 Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, if any, which we incorporate herein by reference.
Other Matters
The Board knows of no other matters to be presented for shareholder action at the 2022 Annual Meeting. If, however, other matters do properly come before the 2022 Annual Meeting or any adjournments or postponements of the 2022 Annual Meeting, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.
The Board hopes you will attend the 2022 Annual Meeting. Whether or not you plan to attend the 2022 Annual Meeting, you are urged to vote at your earliest convenience in the manner and method described at the bottom of the “Notice of 2022 Annual Meeting of Shareholders” on page 2.
By order of the Board of Directors,
Sharon E. Underberg
Executive Vice President,
General Counsel and Corporate Secretary
March 31, 2022
2022 Proxy Statement | 89

Appendix A – Reconciliation of Non-GAAP Financial Measures
We report our results in conformity with U.S. GAAP. We use certain non-GAAP financial measures in this Proxy Statement to supplement our consolidated results presented in accordance with GAAP or as part of our executive compensation program. Our reconciliation of these non-GAAP financial measures is included in this Appendix.
While we believe that these non-GAAP financial measures are useful, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.
After-Tax Return on Invested Capital, Excluding Cash and Investments (ROIC)
After-tax return on invested capital, excluding cash and investments (ROIC), represents our after-tax income from operations for the year ended December 31, 2021, divided by our average invested capital, excluding cash and investments, using the beginning and ending balance sheet values. ROIC, after-tax income from operations and average invested capital, excluding cash and investments, are not measures of financial performance under GAAP and should be considered in addition to, and not as replacements of or superior measures to, return on assets, net income, total assets or other financial measures reported in accordance with GAAP. We believe that reporting ROIC provides useful information to investors for evaluating the efficiency and effectiveness of our use of capital.
In this Proxy Statement, we report our ROIC for 2021. The reconciliation of this non-GAAP financial measure is as follows:

Numerator (amounts in thousands)	For the Year Ended December 31, 2021
Income from operations (as reported)	$932,028
After-tax income from operations (1)	$769,083

Denominator (dollar amounts in thousands)	As of December 31, 2021	As of December 31, 2020
Total shareholders’ equity	$689,992	$632,088
Noncontrolling interest	—	707
Line of credit	73,500	—
Long-term debt, current and long-term	850,201	908,480
Deferred income tax assets	(24,784)	(31,549)
Deferred income tax liabilities	8,935	11,707
Total invested capital	$1,597,844	$1,521,433
Less cash and cash equivalents	144,454	383,928
Total invested capital, excluding cash and investments	$1,453,390	$1,137,505
Average invested capital, excluding cash and investments (2)	$1,295,448
After-tax return on invested capital, excluding cash and investments (ROIC)	59.4%
(1)After-tax income from operations represents income from operations reduced by our reported effective tax rate of 17.5% for the year ended December 31, 2021 excluding the impact of non-recurring tax items. Refer to Note 13 to our consolidated financial statements included in our 2021 Annual Report on Form 10-K for information on the impact of these items on our effective tax rate.
(2)Average invested capital, excluding cash and investments, represents the average of the amount of total invested capital, excluding cash and investments, as of December 31, 2020 and December 31, 2021.
90 | 2022 Proxy Statement

APPENDIX A
Comparable EPS Growth
Comparable EPS growth represents the percentage change in earnings per share (diluted), as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates and excluding the tax benefits of share-based compensation activity under ASU 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (ASU 2016-09) and non-recurring or unusual items (if any). Comparable EPS growth should be considered in addition to, and not as a replacement of or a superior measure to, earnings per share (diluted) growth reported in accordance with GAAP. We believe that reporting comparable EPS growth provides useful information to investors by facilitating better period-over-period comparisons of our fundamental earnings per share performance by excluding items that vary independent of performance and providing greater transparency regarding a key metric used by management.
In this Proxy Statement, we report the comparable EPS growth for 2021, which excludes the impact of tax benefits of share-based compensation activity under ASU 2016-09, an ongoing litigation matter, Swiss tax reform and changes in foreign currency exchange rates. We estimate the net impact of changes in foreign currency exchange rates on adjusted EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates.
The reconciliation of this non-GAAP financial measure is as follows:

	For the Year Ended December 31, 2021 ($)	For the Year Ended December 31, 2020 ($)	Year-over-Year Growth
Earnings per share (diluted)	8.60	6.71	28%
Less: comparability adjustments
Share-based compensation activity	0.38	0.45
Ongoing litigation mater (1)	—	(0.24)
Swiss tax reform impact (2)	—	0.25
Change from currency	0.16	—
Comparable EPS Growth	8.06	6.25	29%
(1)The Company established an accrual of $27.5 million in the third quarter of 2020 related to an ongoing matter involving an alleged break of contract for underpayment of royalty payments made from 2004 through 2017 under an expired patent license agreement. The accrual amount represents the amount of a possible loss that we have determined to be probable and estimable, and the actual cost of resolving this matter may be higher or lower than the amount accrued.
(2)Swiss tax reform refers to a one-time positive income tax impact related to the enactment of tax reform in Switzerland reflected in the fourth quarter of 2020, when the Company recorded an approximately $22 million deferred tax asset related to transitional benefits.
2022 Proxy Statement | 91

Comparable Operating Margin Improvement
Comparable operating margin improvement represents the percentage change in operating margin, as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates, and excluding non-recurring or unusual items. Comparable operating margin improvement should be considered in addition to, and not as a replacement of or a superior measure to, operating margin improvement reported in accordance with GAAP. We believe that reporting comparable operating margin improvement provides useful information to investors by facilitating better period-over-period comparisons of our fundamental operating margin performance by excluding items that vary independent of performance and providing greater transparency regarding a key metric used by management.
In this Proxy Statement, we report the comparable operating margin improvement for 2021, which excludes the impact of an ongoing litigation matter and changes in foreign currency exchange rates. We estimate the net impact of changes in foreign currency exchange rates on operating margin results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates.
The reconciliation of this non-GAAP financial measure is as follows:

Dollar amounts in thousands	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020	Year-over-Year Change (basis points)
Income from operations	$932,028	$694,524
Operating margin	29.0%	25.7%	330 bps
Less: comparability adjustments
Ongoing litigation matter (1)	$—	$(27,500)
Change from currency	17,801	—
Comparable income from operations	$914,227	$722,024
Comparable operating margin (2)	28.8%	26.7%	220 bps
(1)The Company established an accrual of $27.5 million in the third quarter of 2020 related to an ongoing matter involving an alleged break of contract for underpayment of royalty payments made from 2004 through 2017 under an expired patent license agreement. The accrual amount represents the amount of a possible loss that we have determined to be probable and estimable, and the actual cost of resolving this matter may be higher or lower than the amount accrued.
(2)Amounts presented may not recalculate to constant currency operating margin or constant currency margin improvement due to rounding.
Free Cash Flow and the Ratio of Free Cash Flow to Net Income
Free cash flow means, with respect to a measurement period, the cash generated from operations during that period, including tax benefits attributable to share-based compensation, reduced by the Company’s investments in property and equipment. Free cash flow should be considered in addition to, and not as a replacement of or a superior measure to, net cash provided by operating activities. We believe that reporting free cash flow provides useful information to investors because free cash flow indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business.
In this Proxy Statement, we report our free cash flow and the ratio of free cash flow to net income for 2021. The reconciliation of these non-GAAP financial measures is as follows:

Dollar amounts in thousands	For the Year Ended December 31, 2021
Net cash provided by operating activities	$755,546
Investing cash flows attributable to purchases of property and equipment	(119,549)
Free cash flow	$635,997
Net income	$744,844
Ratio of free cash flow to net income (expressed as a percentage)	85%

92 | 2022 Proxy Statement

APPENDIX A
Organic Revenue Growth
Organic revenue growth represents the percentage change in revenue, as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates, acquisitions and divestitures. Organic revenue growth should be considered in addition to, and not as a replacement of or a superior measure to, revenue growth reported in accordance with GAAP. We believe that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to the performance of our peers.
We exclude from organic revenue growth the effect of changes in foreign currency exchange rates because these changes are not under management’s control, are subject to volatility and can obscure underlying business trends. We calculate the impact on revenue resulting from changes in foreign currency exchange rates by applying the difference between weighted average exchange rates dung 2021 and 2020 to foreign-currency-denominated revenues for 2020.
We also exclude from organic revenue growth the effect of certain business acquisitions and divestitures because the nature, size and number of these transactions can vary dramatically from period to period, and because they either require or generate cash as an inherent consequence of the transaction, and therefore can also obscure underlying business and operating trends. Prior to January 1, 2021, we excluded all acquisitions from organic revenue growth. Effective January 1, 2021, we exclude only acquisitions that are considered to be a business from organic revenue growth. We consider acquisitions to be a business when all three elements of inputs, processes and outputs are present, consistent with ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” In a business combination, if substantially all the fair value of the assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, we do not consider these assets to be a business, and effective January 1, 2021, we include these acquisitions in organic revenue growth. A typical acquisition that we do not consider a business is a customer list asset acquisition, which does not have all elements necessary to operate a business, such as employees or infrastructure. We believe that the efforts required to convert and retain these acquired customers are similar in nature to our existing customer base and therefore are included in organic revenue growth. This change did not have a material impact on organic revenue growth during 2021.
In this Proxy Statement, we report the Company’s organic revenue growth and CAG Diagnostics recurring revenue organic growth in 2021. The reconciliation of these non-GAAP financial measures is as follows:

Dollar amounts in thousands	Net Revenue For the Year Ended December 31, 2021 ($)	Net Revenue For the Year Ended December 31, 2020 ($)	Dollar Change ($)	Percentage Change	Change from Currency	Change from Acquisitions	Organic Revenue Growth(1)
Total Company	3,215,360	2,706,655	508,705	18.8%	1.6%	0.8%	16.4%
CAG Diagnostics recurring revenue	2,534,562	2,113,839	420,723	19.9%	1.6%	0.2%	18.1%
(1)Amounts presented may not recalculate due to rounding.

2022 Proxy Statement | 93

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com
IDEXX LABORATORIES, INC. ONE IDEXX DRIVE WESTBROOK, ME 04092

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/IDXX2022
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E58088-P19475	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IDEXX LABORATORIES, INC.
The Board of Directors recommends you vote FOR each of the following nominees listed in Proposal One below:
1.	Election of Directors (Proposal One).
	Nominees		For	Against	Abstain
	1a.	Jonathan W. Ayers	☐	☐	☐

	1b.	Stuart M. Essig, PhD	☐	☐	☐

	1c.	Jonathan J. Mazelsky	☐	☐	☐

	1d.	M. Anne Szostak	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year (Proposal Two).					☐	☐	☐

3.	Advisory Vote on Executive Compensation. To approve a nonbinding advisory resolution on the Company’s executive compensation (Proposal Three).					☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.idexxproxymaterials.com.

E58088-P19475

IDEXX LABORATORIES, INC. Proxy for the 2022 Annual Meeting of Shareholders To Be Held on May 11, 2022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Lawrence D. Kingsley and Sharon E. Underberg, and each of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse side of this ballot, all shares of Common Stock of IDEXX Laboratories, Inc. (the “Company”) which the undersigned would be entitled to vote at the 2022 Annual Meeting to be held at 10:00 AM EDT on Wednesday, May 11, 2022 at www.virtualshareholdermeeting.com/IDXX2022.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side